As filed with the Securities and Exchange Commission on December 28, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Stem Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	6500	61-1794883
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2201 NW Corporate Blvd, Suite 205

Boca Raton, FL 33431

(561) 237-2931

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam Berk

President, Chief Executive Officer

2201 NW Corporate Blvd, Suite 205

Boca Raton, FL 33431

(561) 237-2931

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert Diener, Esq. Law Offices of Robert Diener 41 Ulua Place Haiku, HI 96708	Andrew Lee, Esq Driven Deliveries, Inc, 134 Penn Street El Segundo, CA 90245

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	[ ]
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	[ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee(3)
Common stock, par value $0.001 per share	100,000,000	$0.50	$50,000,000	$5,455.00

(1)

Represents the maximum number of shares of common stock of Stem Holdings, Inc., a Nevada corporation (“Stem”), estimated to be issuable to holders of common stock of Driven Deliveries, Inc., a Delaware corporation (“Driven”), upon completion of the proposed merger of Stem Driven Acquisition, Inc., a Nevada corporation and a direct, wholly owned subsidiary of Stem, with and into Driven, with Driven continuing as a wholly owned subsidiary of Stem and the surviving corporation in the merger. The maximum number of shares of Stem common stock to be registered is based upon the exchange rate of one share of Stem Common Stock for each one share of Common Stock of Driven, which is estimated to be at least 100,000,000 shares, as set forth in the merger agreement described herein.

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed in accordance with Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of the Stem common stock to be registered is based on the product of (a) the average of the high and low prices of the Stem common stock, as reported on the OTCQX Exchange on December 4, 2020 ($0.515), multiplied by (b) the maximum number of shares of Stem common stock estimated to be issuable upon completion of the merger described herein (100,000,000).
(3)	Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED DECEMBER __, 2020

PROSPECTUS

PROPOSED MERGER OF STEM HOLDINGS, INC. AND

DRIVEN DELIVERIES, INC.

Stem Holdings, Inc., a Nevada corporation (“Stem”), Driven Deliveries, Inc., a Delaware corporation (“Driven”) and Stem Driven Acquisition, Inc., a Nevada corporation (“SDA”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), on October 13, 2020, wherein Driven would merge with and into SDA, with Driven being the surviving entity and, following closing of the merger transaction (“Merger Transaction”), would become a wholly-owned subsidiary of Stem. Pursuant to the Merger Agreement, Stem will exchange one newly-issued share of Stem common stock for each issued and outstanding share of Driven. Management believes that the merger transaction will close prior to the end of calendar year 2020, subject to satisfaction of all terms and conditions of the Merger Agreement and completion of due diligence by all entities. Stem, together with Driven following the Merger, is referred to herein as the combined company.

Stem currently estimates that it will issue approximately 100,000,000 shares of common stock to the stockholders of Driven (excluding Stem) for 100% of the outstanding equity of Driven. The shares of Stem common stock to be issued to Driven stockholders pursuant to the Merger Agreement (the “Merger Consideration”) will be calculated using the exchange ratio of one share of Stem common stock for each one share of Driven common stock (the “Exchange Ratio”).

At the effective time of the Merger (the “Effective Time”), each share of Driven common stock that is issued and outstanding immediately prior to the Effective Time (other than shares held by Stem and shares held by Driven in treasury (if any), which will be cancelled for no consideration and other than dissenting shares (if any), holders of which will not be entitled to the Merger Consideration and will only be entitled to such rights as may be granted under the Nevada Revised Statutes) will be converted into the right to receive a number of shares of Stem common stock equal to the number of Driven shares held by such holder at the Effective Date.

Furthermore, (i) at the Effective Time, each outstanding Driven stock option that has not been exercised and that is held by an employee or independent contractor of Driven who is providing services to Driven at the Effective Time, or a Driven director who will be appointed to the Stem board of directors (the “Stem Board”) following the consummation of the Merger each such option (each, a “Driven Option”), will be automatically converted into an option to purchase a number of shares of Stem common stock based upon the same terms and conditions as the original stock option.

Additionally, at the Effective Time, Stem will assume each existing Driven warrant to purchase Driven common stock, and such warrant will become a warrant to purchase shares of Stem common stock.

Stem does not currently hold any of Driven’s outstanding common shares. Immediately after the Merger, Stem stockholders as of immediately prior to the Merger are expected to own approximately 52.6% of the outstanding shares of the combined company on a fully-diluted basis and former Driven stockholders, other than Stem, are expected to own approximately 47.4% of the outstanding shares of the combined company on a primary basis. Following the completion of the Merger, Stem will also assume Driven’s outstanding net indebtedness.

Shares of Stem common stock are currently listed on the OTCQX Market (the “OTCQX”), under the symbol “STMH and the Canadian Stock Exchange under the symbol STEM. On December 18, 2020, the closing sale price of Stem common stock was $0.4810 per share.

On or about October 5, 2020, Driven obtained the consent of approximately 60% of its shareholders approving entering into that certain Agreement and Plan of Merger and thereafter Driven mailed a Schedule 14C Information Statement to each of its shareholders on or about October 23, 2020.

Thereafter, on or about December 24, 2020, the sole shareholder of Stem Driven Acquisition (“SDA”) consented and approved entry into the Agreement and Plan of Merger. At the same time, the board of directors of Stem approved the transaction.

After careful consideration, the Boards of Stem, Driven and SDA unanimously approved the Merger Agreement and determined that it is fair, advisable and in the best interests of each of the constituent parties and their stockholders to consummate the Merger. In this regard, the Boards have considered the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and have unanimously determined that (i) the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of each party. Thereupon, the Driven Board unanimously declared that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Driven and its stockholders, approved the Merger Agreement and recommended that Driven stockholders adopt the Merger Agreement. Also, the Boards of Stem and SDA unanimously declared that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Stem and SDA, respectively, and their stockholders, approved the Merger Agreement and recommended that Stem and SDA stockholders adopt the Merger Agreement.

More information about Stem, Driven, the Merger Agreement and transactions contemplated thereby and the foregoing proposals is contained in the accompanying materials. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED IN THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 42 OF THE ACCOMPANYING MATERIALS.

Stem and Driven are excited about the opportunities the Merger bring to Stem and Driven stockholders and thank you for your consideration and continued support.

Sincerely,

Adam Berk	Brian Hayek
President and Chief Executive Officer Stem Holdings, Inc.	Chief Financial Officer Driven Deliveries, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the accompanying Prospectus. Any representation to the contrary is a criminal offense.

REFERENCES TO ADDITIONAL INFORMATION

This Prospectus incorporates important business and financial information about Stem from other documents that Stem has filed with the SEC and that is contained in or incorporated by reference into this Prospectus. You may obtain this information without charge through the Securities and Exchange Commission website (www.sec.gov) or upon your written request to Stem Holdings, Inc., Attention: President, 2201 NW Corporate Blvd, Suite 205, Boca Raton, FL 33431.

The contents of the websites of the SEC, Stem, Driven or any other entity are not incorporated into this Prospectus. The information about how you can obtain certain documents that are incorporated by reference into this Prospectus at these websites is being provided only for your convenience.

For additional details about where you can find information about Stem, please see the section titled “Where You Can Find More Information” beginning on page 93 of this Prospectus.

ABOUT THIS PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Stem, constitutes a prospectus of Stem under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of common stock of Stem to be issued to Driven stockholders pursuant to the Merger Agreement.

Stem has supplied all information contained in this Prospectus relating to Stem and Driven has supplied all information contained in this Prospectus relating to Driven. You should rely only on the information contained in or incorporated by reference into this document. Stem and Driven have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this document. This document is dated December 28, 2020, and you should not assume that the information contained in this document is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of the incorporated document.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following sections provide answers to frequently asked questions about the Merger.

General Information

What is the Merger?

Stem and Driven (together with SDA) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 13, 2020, a copy of which is attached as Annex A. The Merger Agreement contains the terms and conditions of the proposed business combination of Stem and Driven. Pursuant to the Merger Agreement, SDA, a direct, wholly owned subsidiary of Stem, will merge with and into Driven, with Driven surviving the merger as a wholly owned subsidiary of Stem (the “Merger”). Stem, together with Driven following the Merger, is referred to herein as the combined company.

Stem currently holds none of Driven’s outstanding shares. Immediately after the Merger, Stem stockholders as of immediately prior to the Merger are expected to own approximately 47.4% of the outstanding shares of the combined company on a fully-diluted basis and former Driven stockholders, other than Stem, are expected to own approximately 52.6% of the outstanding shares of the combined company on a fully-diluted basis, subject to certain assumptions. Following the completion of the Merger, Stem will also assume Driven’s outstanding net indebtedness.

Why are the two companies proposing to merge?

Each of Stem and Driven believes that combining the two companies represents a transformative opportunity to combine STEM’s vertically-integrated cannabis and hemp branded products company with state-of-the-art cultivation, processing, extraction, retail, and distribution operations throughout the United States with Driven’s e-commerce and DaaS (delivery-as-a-service) provider with proprietary logistics and omnichannel UX/CX technology.

What was the process to approve the Merger?

Driven.

With respect to the Merger, the affirmative vote of a majority of the votes entitled to be cast on the Merger was required for approval of the Merger. In this regard, certain of Driven’s shareholders have delivered written consents to Driven in favor of the Merger and these shareholders represented approximately sixty percent (60%) of the votes entitled to be cast on the Merger proposal. These shareholders were entitled to cast approximately sixty percent (60%) of the votes eligible to be cast on the Merger. Accordingly, these shareholders had sufficient voting shares to approve the Merger. The Record Date for determination of the shareholders entitled to vote was October 22, 2020.

Driven’s Board of Directors approved the Merger Proposal on October 5, 2020.

Stem.

Stem, as sole shareholder of SDA, approved the Merger Transaction on December 18, 2020. The Board of Directors of SDA approved the Merger transaction on December 22, 2020.

What will Driven stockholders and option holders receive in the Merger?

Stem currently estimates that it will issue approximately 100 million shares of common stock to the stockholders of Driven (excluding Stem) for 100% of the outstanding equity of Driven. The shares of Stem common stock to be issued to Driven stockholders pursuant to the Merger Agreement (the “Merger Consideration”) will be calculated on the basis of a fixed exchange ratio of one share of Stem common stock for each common share of Driven.

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At the effective time of the Merger (the “Effective Time”), each share of Driven common stock that is issued and outstanding immediately prior to the Effective Time (other than shares held by Stem and shares held by Driven in treasury (if any), which will be cancelled for no consideration and other than dissenting shares (if any), holders of which will not be entitled to the Merger Consideration and will only be entitled to such rights as may be granted under the General Corporation Law of the State of Delaware (the “DGCL”)), will be converted into the right to receive a number of shares of Stem common stock equal to its pro rata portion of the Merger Consideration (such number of shares of Stem common stock to be received for each share of Driven common stock, the “per share common stock consideration”). No fractional shares of Stem common stock will be issued in the Merger, and Driven stockholders will receive cash in lieu of any fractional shares. The consideration is further subject to any applicable withholding.

Furthermore, (i) at the Effective Time, each outstanding Driven stock option that has not been exercised will be automatically converted into an option to purchase a like number of shares of Stem common stock. Further, at the Effective Time, each outstanding share of Driven restricted stock, to the extent then unvested, will be entitled to receive the per share common stock consideration, subject to the same terms and conditions as were applicable to such share of Driven restricted stock immediately prior to the Effective Time, including applicable vesting conditions.

Stem currently holds none of Driven’s outstanding shares. Immediately after the Merger, Stem stockholders as of immediately prior to the Merger are expected to own approximately 47.4% of the outstanding shares of the combined company on a primary basis and former Driven stockholders, other than Stem, are expected to own approximately 52.6% of the outstanding shares of the combined company on a fully-diluted basis, subject to certain assumptions.

What will be the effect on Stem stockholders and option holders?

Each share of Stem common stock, option to purchase Stem common stock and restricted stock unit that is issued and outstanding at the Effective Time will remain issued and outstanding and such shares will be unaffected by the Merger.

Will the common stock of the combined company trade on an exchange?

Shares of Stem common stock are currently listed on the OTCQX market (the “OTCQX”) under the symbol “STMH” and on the Canadian Stock Exchange under the symbol “STEM”. Shares of Stem common stock issued to Driven stockholders will trade on the OTCQX after completion of the Merger. On December 18, 2020, the last trading day before the date of this Prospectus, the closing sale price of Stem common stock was $0.481 per share.

Who will be the directors of the combined company following the Merger?

Immediately following the Merger, the combined company’s board of directors is expected to be composed of seven (7) members, each with a term to expire at the 2021 annual meeting of stockholders. The combined company’s board of directors is expected to consist of the following:

Director	Current Principal Affiliation
Adam Berk	Nominated by Stem Holdings, Inc.
Garrett Bender	Nominated by Stem Holdings, Inc.
Lindy Snider	Nominated by Stem Holdings, Inc.
Dennis Suskind	Nominated by Stem Holdings, Inc.
Brian Hayek	Nominated by Driven Deliveries, Inc.
Salvador Villanueva III	Nominated by Driven Deliveries, Inc
Director #7	Nominated by Driven Deliveries, Inc

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Who will be the executive officers of the combined company immediately following the Merger?

Upon consummation of the Merger, the executive management team of Stem is expected to comprise the following:

Name	Title
Adam Berk	Chairman and Chief Executive Officer
Salvador Villanueva III	President
Steve Hubbard	Chief Financial Officer
Ellen Deutsch	Executive Vice President and Chief Operating Officer
Brian Hayek	Chief Compliance Officer and Special Projects

Do any of the Stem directors or officers have interests in the Merger that may differ from or be in addition to the interests of Stem stockholders?

The Stem executive officers have interests in the Merger that are different from, or in addition to, those of Stem’s stockholders generally. In particular, Adam Berk, President and Chief Executive Officer of Stem, is a member of the Driven Board.

Stem’s directors (other than Mr. Berk) do not have interests in the Merger that are different from, or in addition to, the interests of Stem stockholders generally.

What risks are involved in the Merger.

Shareholders should carefully review “Risk Factors” beginning on page 42 of this Prospectus and the documents incorporated by reference herein, which set forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of Stem and Driven, as independent companies, are subject.

When do you expect the Merger to be consummated?

The Merger is anticipated to close prior to the end of calendar year 2020. to Completion of the Merger” beginning on page 150 of this Prospectus.

What are the conditions to the completion of the Merger?

The respective obligations of each party to consummate the Merger are subject to the satisfaction of each of the following conditions, any and all of which may be waived (if legally permitted) in writing by each of Stem, SDA and Driven:

●	the absence of any law, or ruling, order, judgment, injunction, edict, decree, writ, stipulation, assessment, determination or award, in each case, entered by or with a governmental authority, enacted or promulgated in the United States or other specified jurisdiction enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

●	the filing of a registration statement on Form S-4 and no stop order suspending its effectiveness may be issued and in effect;

The obligations of Stem and SDA to consummate the Merger will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in writing by Stem and SDA:

●	the accuracy of the representations and warranties made in the Merger Agreement by Driven as of the date of the Merger Agreement and as of the closing date, subject to certain materiality thresholds;

●	performance in all material respects by Driven of the covenants required to be performed by it as of or prior to the closing date;

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●	since the date of the Merger Agreement, there must not have been any material adverse effect with respect to Driven that is continuing; and

●	the receipt by Stem of each of the agreements, instruments, certificates and other documents required to be delivered by Driven at or prior to the closing pursuant to the Merger Agreement;

The obligations of Driven to consummate the Merger will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in writing by Driven:

●	the accuracy of the representations and warranties made in the Merger Agreement by Stem as of the date of the Merger Agreement and as of the closing date, subject to certain materiality thresholds;

●	performance in all material respects by Stem of the covenants required to be performed by it as of or prior to the closing date;

●	since the date of the Merger Agreement, there must not have been any material adverse effect with respect to Stem that is continuing;

●	the receipt by Driven of each of the agreements, instruments, certificates and other documents required to be delivered by Stem at or prior to the closing pursuant to the Merger Agreement; and

Who can help answer my questions?

If you are a Stem stockholder and would like additional copies of this Prospectus without charge or if you have questions about the Merger, including the procedures for voting your shares, you should contact:

Stem Holdings, Inc.
Attention: Investor Relations
2201 NW Corporate Blvd., Suite 205
Boca Raton, FL 33431

Telephone (561) 948-5410

QUESTIONS AND ANSWERS ABOUT DRIVEN

The following sections provide answers to frequently asked questions about Driven. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

What approval is required by Driven stockholders to adopt the Merger Agreement?

The Merger cannot be completed unless stockholders of Driven adopt the Merger Agreement. Adoption of the Merger Agreement requires the approval of the holders of a majority of the outstanding shares of Driven common stock voting together as a single class.

Do any of Driven’s directors or officers have interests in the Merger that may differ from or be in addition to the interests of Driven stockholders?

No.

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I am an employee of Driven who holds equity awards of Driven. How will my equity awards be treated in the Merger?

At the Effective Time, each Driven Option will be automatically converted into an option to purchase a number of shares of Stem common stock to be determined by multiplying the number of shares of Driven common stock subject to such Option by the applicable exchange ratio of one-for-one.

I am a Driven stockholder. Can I dissent and require appraisal of my shares?

If you are a Driven stockholder who does not deliver a written consent approving the Driven Merger Proposal, you will, if you comply with Section 262 of the DGCL, be entitled to appraisal rights. Section 262 of the DGCL is attached as Annex B to this Prospectus. Failure to follow any of the statutory procedures set forth in Annex B will result in the loss or waiver of appraisal rights under Delaware law. Delaware law requires that, among other things, you send a written demand for appraisal to Driven after receiving a notice that appraisal rights are available to you, which notice will be sent to non-consenting Driven stockholders in the future. This Prospectus is not intended to constitute such a notice. Do not send in your demand before the date of such notice because a demand for appraisal made prior to the date of giving of such notice may not be effective to perfect your rights.

What are the material United States federal income tax consequences of the Merger to Driven stockholders?

It is intended that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the Merger qualifies for such intended tax treatment, a U.S. Holder (as defined below in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”) of Driven stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of such holder’s shares of Driven stock for shares of Stem common stock in the Merger, except that such holder of Driven stock generally may recognize gain or loss with respect to cash received in lieu of a fractional share of Stem common stock.

Should Driven stockholders send in their stock certificates now?

No. Driven stockholders SHOULD NOT send in any stock certificates now. If the Merger is consummated, transmittal materials, with instructions for their completion, will be provided under separate cover to Driven stockholders who hold physical stock certificates and the stock certificates should be sent at that time in accordance with such instructions.

Who should I contact if I have any questions about the consent solicitation?

If you have any questions about the Merger or how to return your written consent or letter of transmittal, or if you need additional copies of this Prospectus or a replacement written consent or letter of transmittal, you should contact Driven at:

DRIVEN DELIVERIES, INC.

134 Penn Street

El Segundo, CA 90245

(833) 378-6420

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PROSPECTUS SUMMARY

This summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. To better understand the Merger and the proposals being considered at the Special Meeting, you should read this entire Prospectus carefully, including the Merger Agreement and the other annexes to which you are referred in this Prospectus, and the documents incorporated by reference therein. For more information, please see the section titled “Where You Can Find More Information”, below.

The Companies

Stem Holdings, Inc.

2201 NW Corporate Blvd, Suite 205

Boca Raton, FL 33431

(561) 237-2931

SUMMARY OF THE COMPANY

Corporate Structure

Stem Holdings, Inc. was organized on June 7, 2016 as a Nevada corporation under Chapter 78 of the Nevada Revised Statutes. The Company’s principal office is located at 2201 NW Corporate Blvd, Suite 205, Boca Raton, FL 33431. The Company has six wholly-owned subsidiaries, Stem Group Oklahoma, Inc., Opco LLC, Stem Holdings, Florida, Inc., Stem Holdings Oregon, Inc. and Stem Holdings, IP Inc. and Stem Agri, LLC.

Overview of the Business

Stem is a multi-state, vertically integrated, cannabis company that, through its subsidiaries and its investments, is engaged in the manufacture, possession, use, sale, distribution or branding of cannabis and/or holds licenses in the adult use and/or medical cannabis marketplace in the states of Oregon, Nevada, California, Oklahoma and Massachusetts. Stem has ownership interests in 22 state issued cannabis and industrial hemp licenses, including ten licenses for cannabis cultivation, four licenses for cannabis processing (including two hemp authorizations), one license for cannabis wholesale distribution, one license for hemp production and processing, five cannabis dispensary licenses, one license that permits both dispensary and cultivation activities.

The Company is also currently working towards acquiring additional entities and assisting certain joint ventures with obtaining licenses and permits for cannabis production, distribution and sale in additional US states and foreign countries. Should it be successful in these endeavors, the Company will transform into a multi-state and worldwide, vertically integrated, cannabis company that purchases, improves, leases, operates and invests in properties for use in the production, distribution and sales of cannabis and cannabis-infused products licensed under the laws of the states of Oregon, Nevada, California and Oklahoma.

Stem’s partner consumer brands are award-winning, nationally known and include: cultivators, TJ’s Gardens, Travis X James, and Yerba Buena; retail brands, Stem and TJ’s; infused product manufacturers, Cannavore and Supernatural Honey; and a CBD company, Dose-ology. As of September 30, 2020, the Company has acquired six commercial properties and leased a seventh property, located in Oregon and Nevada, and has entered into leases to related entities for these properties. As of September 30, 2020, the buildout of these properties to support cannabis related operations was either complete or near completion.

The Company has ten wholly-owned subsidiaries, including Stem Holdings Oregon, Inc., Stem Holdings IP, Inc., Opco, LLC, Stem Agri, LLC., Stem Group Oklahoma, Inc., Opco LLC., Stem Holdings Florida, Inc., Consolidated Ventures of Oregon, Inc., Opco Holdings, Inc., and Stem Holdings Florida, Inc. Stem, through its subsidiaries, is currently in the process of finalizing the investment in and acquisition of entities that engage directly in the production and sale of cannabis, thereby transitioning from a real estate company, with a focus on cannabis industry tenants, to a vertically integrated, multi-state cannabis operating company.

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The Company’s stock is publicly traded and is listed on the Canadian Securities Exchange under the symbol “STEM” and the OTCQX exchange under the symbol “STMH”.

Recent Developments

COVID-19

In December 2019, an outbreak of a novel strain of coronavirus (COVID-19) originated in Wuhan, China, and has since spread to a number of other countries, including the United States. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. In addition, as of the time of the Document, several states in the United States have declared states of emergency, and several countries around the world, including the United States, have taken steps to restrict travel. The existence of a worldwide pandemic, the fear associated with COVID-19, or any, pandemic, and the reactions of governments in response to COVID-19, or any, pandemic, to regulate the flow of labor and products and impede the travel of personnel, may impact the Company’s ability to conduct normal business operations, which could adversely affect the Company’s results of operations and liquidity. Disruptions to the Company’s supply chain and business operations, disruptions to the Company’s retail operations and its ability to collect rent from the properties which it owns, personnel absences, or restrictions on the shipment of the Company’s products or the Company’s suppliers’ or customers’ products, any of which could have adverse ripple effects throughout the Company’s business. If the Company needs to close any of its facilities or a critical number of its employees become too ill to work, the Company’s production ability could be materially adversely affected in a rapid manner. Similarly, if the Company’s customers experience adverse consequences due to COVID-19, or any other, pandemic, demand for the Company’s products could also be materially adversely affected in a rapid manner. Global health concerns, such as COVID-19, could also result in social, economic, and labor instability in the markets in which the Company operates. Any of these uncertainties could have a material adverse effect on the Company’s business, financial condition, or results of operations.

Industrial Hemp

Industrial hemp is now legal in the U.S., which advocates hope could eventually loosen laws around the popular marijuana extract CBD.

The 2018 farm bill which legalized hemp including a variety of cannabis that does not produce the psychoactive component of marijuana, paved the way to legitimacy for an agricultural sector that has been operating on the fringe of the law. Industrial hemp has made investors and executives swoon because of the potential multibillion-dollar market for cannabidiol, or CBD, a non-psychoactive compound that has started to turn up in beverages, health products and pet snacks, among other products.

Currently, it appears that CBD will remain largely off-limits for ingestible products. The Food and Drug Administration issued a statement saying that despite the new status of hemp, CBD is still considered a drug ingredient and remains illegal to add to food or health products without the agency’s approval, disappointing many hemp advocates, who said they will continue to work to convince the FDA to loosen its CBD rules. The FDA said some hemp ingredients, such as hulled hemp seeds, hemp seed protein and hemp seed oil, are safe in food and won’t require additional approvals.

The farm bill places industrial hemp, which is defined as a cannabis plant with under 0.3% of tetrahydrocannabinol, or THC, under the supervision of the Agriculture Department and removes CBD from the purview of the Controlled Substances Act, which covers marijuana. The law also “explicitly” preserved the Food and Drug Administration’s authority to regulate products containing cannabis, or cannabis-derived compounds.

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Regulation of Cannabis in the United States Federally

Under U.S. federal law, cannabis is classified as a Schedule I drug. The CSA has five different tiers or schedules. A Schedule I drug means the United States Drug Enforcement Administration (“DEA”) considers it to have a high potential for abuse, no accepted medical treatment, and lack of accepted safety for the use of it even under medical supervision. Other Schedule I drugs include heroin, LSD and ecstasy. In June 2018, the FDA approved Epidiolex, a purified form of CBD derived from the cannabis plant and used to treat two rare, intractable forms of epilepsy. The Company believes cannabis’s categorization as a Schedule I drug is thus not reflective of the medicinal properties of cannabis or the public perception thereof, and numerous studies show cannabis is not able to be abused in the same way as other Schedule I drugs, has medicinal properties, and can be safely administered. In this respect, 33 states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands have passed laws authorizing comprehensive, publicly available medical cannabis programs, and 15 of those states and the District of Columbia have passed laws legalizing cannabis for adult use (and several other states are actively considering such laws).

In an effort to address incongruities between cannabis prohibition under the CSA and legalization under various state laws, the federal government issued guidance to law enforcement agencies and financial institutions during the Obama Administration through DOJ memorandum. The most recent such memorandum is the Cole Memo. The Cole Memo provided guidance to federal enforcement agencies as to how they should prioritize civil enforcement, criminal investigations and prosecutions regarding cannabis in all states. The Cole Memo shielded individuals and businesses participating in state-legal cannabis operations from prosecution under federal drugs laws, excepting cannabis related conduct that fell into one of the following enumerated prosecution priorities:

1.	Preventing the distribution of cannabis to minors;

2.	Preventing revenue from the sale of cannabis from going to criminal enterprises, gangs and cartels;

3.	Preventing the diversion of cannabis from states where it is legal under state law in some form to other states;

4.	Preventing the state-authorized cannabis activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

5.	Preventing the violence and the use of firearms in the cultivation and distribution of cannabis;

6.	Preventing the drugged driving and the exacerbation of other adverse public health consequences associated with cannabis use;

7.	Preventing the growing of cannabis on public lands and the attendant public safety and environmental dangers posed by cannabis production on public lands; and

8.	Preventing cannabis possession or use on federal property.

On January 4, 2018, then U.S. Attorney General Jeff Sessions issued a memorandum (the “Sessions Memorandum”), which rescinded the Cole Memo. Rather than provide nationwide guidance respecting cannabis-related crimes in jurisdictions where certain cannabis activity was legal under state law, the Sessions Memorandum instructs that “[i]n deciding which cannabis activities to prosecute... with the DOJ’s finite resources, prosecutors should follow the well-established principles that govern all federal prosecutions.” Namely, these include the seriousness of the offense, history of criminal activity, deterrent effect of prosecution, the interests of victims, and other principles. Former U.S. Attorney General Jeff Sessions resigned in November 2018 and was replaced by Matthew Whitaker as interim Attorney General. In February 2019, William Barr was sworn in as Attorney General. It is unclear what position Attorney General Barr will take with respect to enforcing federal drugs laws in jurisdictions with state-legal cannabis operations. However, in a written response to questions from U.S. Senator Cory Booker in connection with his confirmation, Attorney General Barr stated, “I do not intend to go after parties who have complied with state law in reliance on the Cole Memo.”

Despite rescission of the Cole Memo, the Company remains mindful of the common-sense prosecution priorities set forth therein and has not modified policies or procedures intended to support its underlying safety-focused intent. To this end, the Company and its operating subsidiaries adhere to industry best practices for operations, mandate strict compliance with applicable state and local laws, rules, regulations, ordinances, guidance and like authority, implement procedures designed to ensure operations do not exceed what is authorized under applicable licenses, perform stringent diligence on third-parties with whom it does business, performs background checks on employees, and maintains state-of-the-art inventory tracking and other security infrastructure. Regular reviews of the foregoing and related operations, premises, documentation and the like are performed to ensure compliance with the Company’s safety, security and compliance standards.

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Although the Cole Memo has been rescinded, one legislative safeguard for the medical cannabis industry remains in place: Congress has passed a so-called “rider” provision in the FY 2015, 2016, 2017, 2018, 2019 and 2020 Consolidated Appropriations Acts to prevent the federal government from using congressionally appropriated funds to enforce federal cannabis laws against state regulated medical cannabis actors operating in compliance with state and local law (the “Rohrabacher-Farr Amendment”). In signing the 2019 Consolidated Appropriations Act, President Trump issued a signing statement noting that the Consolidated Appropriations Act “provides that the DOJ may not use any funds to prevent implementation of medical marijuana laws by various states and territories,” and further stating “[he] will treat this provision consistent with the President’s constitutional responsibility to faithfully execute the laws of the United States.” While the signing statement can fairly be read to mean that the executive branch intends to enforce the CSA and other federal laws prohibiting the sale and possession of medical cannabis, President Trump did issue a similar signing statement in 2017 and no major federal enforcement actions followed. On September 27, 2019 the Rohrabacher-Farr Amendment was temporarily renewed through a stopgap spending bill and was similarly renewed again on November 21, 2019. The FY 2020 omnibus spending bill was ultimately passed on December 20, 2019, making the Rohrabacher-Farr Amendment effective through September 30, 2020. In signing the spending bill, President Trump again released a statement similar to the ones he made May 2017 and February 2019 regarding the Rohrabacher-Farr Amendment. On October 1, 2020, the Rohrabacher-Farr Amendment was temporarily renewed through the signing of a stopgap spending bill, effective through December 11, 2020; however, it is uncertain whether Congress will extend the Rohrabacher-Farr Amendment beyond December 11, 2020. Notably, the Rohrabacher-Farr Amendment has applied only to medical cannabis programs and has not provided the same protections to enforcement against adult-use cannabis activities.

There is a growing consensus among cannabis businesses and numerous congressmen and congresswomen that guidance is not law and temporary legislative riders, such as the Rohrabacher-Farr Amendment, are an inappropriate way to protect lawful medical cannabis businesses. Given current political trends, the Company considers recent efforts at comprehensive reform unlikely in the near-term. For the time being, cannabis remains a Schedule I controlled substance at the federal level, and neither the Cole Memo nor its rescission nor the continued passage of the Rohrabacher-Farr Amendment has altered that fact. The federal government of the United States has always reserved the right to enforce federal law regarding the sale and disbursement of medical or adult-use cannabis, even if state law sanctions such sale and disbursement. If the United States federal government begins to enforce United States federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, the Company’s business, results of operations, financial condition and prospects could be materially adversely affected.

Due to the CSA categorization of cannabis as a Schedule I drug, U.S. federal law makes it illegal for financial institutions that depend on the Federal Reserve’s money transfer system to take any proceeds from cannabis sales as deposits. Banks and other financial institutions could be prosecuted and possibly convicted of money laundering for providing services to cannabis businesses under the Bank Secrecy Act. Under U.S. federal law, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be found guilty of money laundering or conspiracy.

While there has been no change in U.S. federal banking laws to account for the trend towards legalizing medical and adult use cannabis by U.S. states, the Financial Crimes Enforcement Network (“FinCEN”) bureau of the U.S. Treasury Department has issued guidance in 2014 to prosecutors handling money laundering and other financial crimes advising them not to focus enforcement efforts on banks and other financial institutions servicing cannabis-related businesses so long as such businesses are legally operating under state law and not engaging in conduct within the scope of a Cole Memo prosecution priority (such as keeping cannabis away from minors and out of the hands of organized crime). The 2014 FinCEN guidance also clarifies how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act obligations, including thorough customer due diligence, but makes it clear that they are doing so at their own risk. The customer due diligence steps include:

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1.	Verifying with the appropriate state authorities whether the business is duly licensed and registered;

2.	Reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its cannabis-related business;

3.	Requesting from state licensing and enforcement authorities available information about the business and related parties;

4.	Developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus adult use customers);

5.	Ongoing monitoring of publicly available sources for adverse information about the business and related parties;

6.	Ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and

7.	Refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk.

With respect to information regarding state licensure obtained in connection with such customer due diligence, the 2014 FinCEN guidance allows financial institutions to reasonably rely on the accuracy of information provided by state licensing authorities where states make such information available.

Unlike the Cole Memo, 2014 FinCEN guidance remains effective as of the date of this AIF, and Secretary Mnuchin has publicly voiced his intent to leave such guidance in force and effect. Despite FinCEN’s guidance, most banks and other financial institutions are still unwilling to provide banking or other financial services to cannabis businesses resulting in largely cash-based operations. While the FinCEN guidance decreased some risk for banks and financial institutions that accept cannabis business, it has not increased the industry’s access to banking services because financial institutions are required to perform extensive, continuous customer diligence respecting cannabis customers and are not immune from prosecution based transacting business with such customers. In fact, some banks that had been servicing cannabis businesses have been closing the cannabis businesses’ accounts and are now refusing to open accounts for new cannabis businesses due to cost, risk, or both.

Though there is no guarantee the Trump Administration or a future administrations will not change relevant federal policy, as a practical matter, the legal cannabis industry has not seen a material change in federal enforcement activities since rescission of the Cole Memo. However, it is possible existing appropriation rider protection and existing prosecutorial discretion not to enforce federal drugs laws against state-legal cannabis business could change at any time.

Finally, revenue from the Company cannabis operations is subject to Section 280E of the Code. Section 280E of the Code prohibits cannabis businesses from deducting ordinary and necessary business expenses, resulting in a materially higher effective federal income tax rate than businesses in other industries Therefore, businesses in the legal cannabis industry may be less profitable than they would otherwise be in a different industry.

On December 20, 2018, the Farm Bill became law in the United States. Under the Farm Bill, industrial and commercial hemp is no longer to be classified as a Schedule I controlled substance in the United States. Hemp includes the plant cannabis sativa L and any part of that plant, including seeds, derivatives, extracts, cannabinoids and isomers. To qualify under the Farm Bill, hemp must contain no more than 0.3% of delta-9-THC. The Farm Bill explicitly allows interstate commerce of hemp which will enable the transportation and shipment of hemp across state lines, thus, the Farm Bill fundamentally changed how hemp and hemp-derived products (such as those containing CBD extracted from hemp) are regulated in the U.S.

The risk of federal enforcement and other risks associated with the Company’s business are described under “Risk Factors” in this Document

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Regulation of the Cannabis Market at State and Local Levels

The following chart sets out, for each of the subsidiaries and other entities through which the Company conducts is operations, the U.S. state(s) in which it operates, the nature of its operations (adult-use/medicinal), whether such activities carried on are direct, indirect or ancillary in nature (as such terms are defined in Staff Notice 51-352), the number of sales, cultivation and other licenses held by such entity and whether such entity has any operational cultivation or processing facilities.

State	Entities	Adult-Use/ Medical	Direct/ Indirect/ Ancillary	Dispensary Licenses	Cultivation/ Processing / Distribution Licenses	Operational Dispensaries	Operational Cultivation/ Processing Facilities
California	ILCA & 7LV USA	Medical	Direct and Indirect(1)	1	1	1	0
Massachusetts	CGP	Adult-Use	Indirect(2)	1	1	1	0
Nevada	YMY	Both	Indirect(3)	N/A	4	N/A	1
Oklahoma	SOK 1 & Cultivate ADA	Medical	Indirect(4)	1	1	1	1
Oregon	Various	Both	Direct and Ancillary(1)	3	9	3	5

Notes:

(1)	The Company’s wholly-owned subsidiary, 7LV USA, operates a cannabis dispensary in Sacramento, California. The Company holds a 51% interest in ILCA, which is building a cannabis facility in San Diego, California.
(2)	The Company holds a 7% interest in CGP, which operates a cannabis dispensary in Great Barrington, Massachusetts. CGP is also building a cannabis facility in Northampton, Massachusetts.
(3)	The Company holds a 50% interest in YMY, which operates a cannabis facility in North Las Vegas, Nevada.
(4)	The Company holds 7% interests in SOK 1 and Cultivate ADA, which operate a cannabis dispensary and cannabis facility, respectively.
(5)	The Company holds all licenses in Oregon directly, through wholly-owned subsidiaries, except for a producer license held by Alternative Organics. Pursuant to an operating agreement between the Company and Alternative Organics, the Company acts as director and management of all day-to-day business operations.

Following the completion of the Merger, the Company will also hold three non-storefront retail licenses and two seller’s permits in the State of California.

California

History

In 1996, California voters passed a medical cannabis law allowing physicians to recommend cannabis for an inclusive set of qualifying conditions including chronic pain and providing immunity/defense to criminal proceedings. The law was amended in 2003 to expand the criminal defense to groups of patients/caregivers, but there was no state licensing authority to oversee the businesses that emerged as a result of the system. In September 2015, the California legislature passed three bills, collectively known as the “Medical Marijuana Regulation and Safety Act” (“MMRSA” later referred to as MCRSA after an amendment changed the word “Marijuana” to “Cannabis”). In 2016, California voters passed the “Adult Use of Marijuana Act” (“AUMA”), which legalized adult-use cannabis for adults 21 years of age and older and created a licensing system for commercial cannabis business. On June 27, 2017, Governor Brown signed SB-94 into law. SB-94 combines California’s medicinal and adult-use regulatory framework into one licensing structure under the Medicinal and Adult-Use of Cannabis Regulation and Safety Act (“MAUCRSA”).

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Regulatory Summary

Pursuant to MAUCRSA: (i) the California Department of Food and Agriculture, via CalCannabis, issues licenses to cannabis cultivators, (ii) the California Department of Public Health, via the Manufactured Cannabis Safety Branch (the “MCSB”) issues licenses to cannabis manufacturers and (iii) the California Department of Consumer Affairs, via the Bureau of Cannabis Control (the “BCC”), issues licenses to cannabis distributors, testing laboratories, retailers, and micro-businesses. These agencies also oversee the various aspects of implementing and maintaining California’s cannabis landscape, including the statewide track and trace system. All three agencies released their emergency rulemakings at the end of 2017 and have begun issuing licenses.

In July, 2017, the State of California established the MCSB to develop statewide standards, regulations, and licensing procedures in relation to cannabis, and is addressing policy issues in support of cannabis manufacturers. MCSB is responsible for issuing licenses to manufacturers of cannabis products.

To operate legally under state law, cannabis operators must obtain the requisite state licensure and local approval. Local authorization is a prerequisite to obtaining state licensure, and local governments are permitted to prohibit or otherwise regulate the types and number of cannabis businesses allowed in their locality. The state license approval process is not competitive and there is no limit on the number of state licenses an entity may hold. Although vertical integration across multiple license types is allowed under the MAUCRSA, testing laboratory licensees may not hold any other licenses aside from a laboratory license. However, a licensee is not prohibited from performing testing on the licensee’s premises for the purposes of quality assurance of a cannabis product in conjunction with reasonable business operations (testing conducted on a licensee’s premises by the licensee does not meet the testing requirements required under the MAUCRSA). There are also no residency requirements for ownership under MAUCRSA.

California License Types

Once an operator obtains local approval, the operator must obtain state licenses before conducting any commercial cannabis activity. There are 12 different license types that cover all commercial activity. License types 1-3 and 5 authorize the cultivation of medical and/or adult use cannabis plants. Type 4 licenses are for nurseries that cultivate and sell clones and “teens” (immature cannabis plants that have established roots but require further vegetation prior to being sent into the flowering period). Type 6 and 7 licenses authorize manufacturers to process cannabis biomass into certain value-added products such as shatter or cannabis distillate oil with the use of volatile or non-volatile solvents, depending on the license type. Type 8 licenses are held by testing facilities who test samples of cannabis products and generate “certificates of analysis,” which include important information regarding the potency of products and whether products have passed or failed certain threshold tests for pesticide and microbiological contamination. Type 9 licenses are issued to “non-storefront” retailers, commonly called delivery services, who bring cannabis products directly to customers and patients at their residences or other chosen deliver location. Type 10 licenses are known as “Transport-Only” distribution licenses, and they allow the distributor to transport cannabis and cannabis products between licensees, but not to retailers. Type 12 licenses are issued to distributors who move cannabis and cannabis products to all license types, including retailers.

Company Licenses

On March 29, 2019, the Company executed a definitive agreement to acquire Western Coast Ventures, Inc. (“WCV”), an arm’s length private corporation incorporated under the laws of Nevada. Other than approximately $2,000,000 in cash, WCV’s sole asset was a 51% ownership interest in ILCA. ILCA was issued a limited conditional use permit for a cannabis production facility by the City of San Diego. Upon issuance of the final cannabis production facility permit and the completed construction of the facility, the ILCA will: (i) operate an advanced cannabis facility to grow and cultivate cannabis; (ii) manufacture cannabis-derived products; and (iii) distribute cannabis and cannabis-derived products state-wide throughout California.

On March 6, 2020, the Company closed the acquisition of Seven Leaf Ventures Corp. (“7LV”), an arm’s length private corporation incorporated under the laws of Alberta, and its subsidiaries, pursuant to the terms of a share purchase agreement dated March 6, 2020. A subsidiary of 7LV, 7LV USA, owns Foothills Health and Wellness, a medical dispensary, in the greater Sacramento, California area.

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The table below lists the licences directly and indirectly held by the Company in the State of California:

Holding Entity	Permit/License	City, State	Expiration Date	Description
ILCA(1)	2058040	San Diego, California	August 31, 2021	Conditional Use Permit - Production
7LV USA	C10-0000679-LIC	Sacramento, California	January 14, 2021	Medicinal Retailer License (Provisional)

Note:

(1)	The Company holds a 51% interest in ILCA, which is building a cannabis facility in San Diego, California.

Following the completion of the Merger, the Company will hold the following licenses:

Holding Entity	Permit/License	City, State	Expiration Date	Description
ILCA(1)	2058040	San Diego, California	August 31, 2021	Conditional Use Permit – Production
7LV USA	C10-0000679-LIC	Sacramento, California	January 14, 2021	Medicinal Retailer License (Provisional)
Budee	C9-0000167-LIC	Oakland, CA	July 4, 2021	Adult-Use and Medical – Retailer Nonstorefront License
Budee	103038629-0001	Oakland, CA	N/A	Seller’s Permit
Herbalcure	C12-0000205-LIC	Gardena, CA	July 4, 2012	Adult-Use and Medical – Retailer Nonstorefront License
Herbalcure	102-517344	Gardena, CA	N/A	Seller’s Permit
Ganjarunner	C9-0000185-LIC(2)	Sacramento, CA	N/A	Adult-Use and Medical – Retailer Nonstorefront License

Notes:

(1)	The Company holds a 51% interest in ILCA, which is building a cannabis facility in San Diego, California.
(2)	License is in final stage of approval.

California Agencies Regulating the Commercial Cannabis Industry

There are three agencies tasked with regulating the cannabis industry in California. The California Department of Food and Agriculture (“CDFA”) oversees nurseries and cultivators; the California Department of Public Health (“CDPH”) oversees manufacturers, and the newly created Bureau of Cannabis Control (BCC) oversees distributors, retailers, delivery services and testing laboratories. Operators must apply to one or more of the agencies for their licenses, and each agency has released regulations specific to the operation of the types of businesses they oversee. The BCC has a number of regulations that apply to all licensees, but the CDFA and CDPH regulations only apply to the licensees in their charge.

California Transportation

Transporting cannabis goods between licensees and a licensed facility may only be performed by persons holding a distributor license. The vehicle or trailer used must not contain any markings or features on the exterior which may indicate or identify the contents or purpose. All cannabis products must be locked in a box, container, or cage that is secured to the inside of the vehicle or trailer. When left unattended, vehicles must be locked and secured. At a minimum, the vehicle must be equipped with an alarm system, motion detectors, pressure switches, duress, panic, and hold-up alarms.

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California Inventory/Storage

Each licensee is required to assign an account manager to oversee the track and trace system. The account manager is fully trained on the system and is accountable to record all commercial cannabis activities accurately and completely. The licensee is expected to correct any data that is entered into the track and trace system in error within three business days of discovery of the error. The licensee is required to report information in the track and trace system for each transfer of cannabis or non-manufactured cannabis products to, or cannabis or non-manufactured cannabis products received from, other licensed operators. Licensees must use the track and trace system for all inventory tracking activities at a licensed premise, including, but not limited to, reconciling all on-premise and in-transit cannabis or non-manufactured cannabis product inventories at least once every 14 business days. The licensee must store cannabis and cannabis products in a secure place with locked doors.

California Record-keeping/Reporting

The cultivation, processing, and movement of cannabis within the state is tracked by the METRC system, into which all licensees are required to input their track and trace data (either manually or using another software that automatically uploads to METRC). Immature plants are assigned a Unique Identifier number (UID), and this number follows the flowers and biomass resulting from that plant through the supply chain, all the way to the consumer. Each licensee in the supply chain is required to meticulously log any processing, packaging, and sales associated with that UID.

Retail Compliance in California

California requires that certain warnings, images and content information be printed on all cannabis packaging. BCC regulations also include certain requirements about tamper-evident and child-resistant packaging. Distributors and retailers are responsible for confirming that products are properly labeled and packaged before they are sold to a customer.

Consumers aged 21 and up may purchase cannabis in California from a dispensary with an “adult-use” license. Some localities still only allow medicinal dispensaries. Consumers aged 18 and up with a valid physician’s recommendation may purchase cannabis from a medicinal-only dispensary or an adult-use dispensary. Consumers without valid physician’s recommendations may not purchase cannabis from a medicinal-only dispensary. All cannabis businesses are prohibited from hiring employees under the age of 21.

California Security

Each local government in California has its own security requirements for cannabis businesses, which usually include comprehensive video surveillance, intrusion detection and alarms and limited-access areas where only employees and other authorized individuals may enter. All licensee employees must wear employee badges. The limited-access areas must be locked with “commercial-grade, non-residential door locks on all points of entry and exit to the licensed premises.”

Each licensed premises must have a digital video surveillance system that can “effectively and clearly” record images of the area under surveillance. Cameras must be “in a location that allows the camera to clearly record activity occurring within 20 feet of all points of entry and exit on the licensed premises.” The regulations list specific areas which must be under surveillance, including places where cannabis goods are weighed, packed, stored loaded and unloaded, security rooms and entrances and exits to the premises. Retailers must record point of sale areas on the video surveillance system.

Licensed retailers must hire security personnel to provide on-site security services for the licensed retails premises during hours of operation. All security personnel must be licensed by the Bureau of Security and Investigate Services.

California Inspections

All licensees are subject to annual and random inspections of their premises. Cultivators may be inspected by the California Department of Fish and Wildlife, the California Regional Water Quality Control Boards, and the California Department of Food and Agriculture. Manufacturers are subject to inspection by the California Department of Public Health, and Retailers, Distributors, Testing Laboratories, and Delivery services are subject to inspection by the Bureau of Cannabis Control. Inspections can result in notices to correct, or notices of violation, fines, or other disciplinary action by the inspecting agency.

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Cannabis taxes in California

Several taxes are imposed at the point of sale and are required to be collected by the retailer. The State imposes an excise tax of 15%, and a sales and use tax is assessed on top of that. Cities and Counties apply their sales tax along with the State’s sales and use tax, and many cities and counties have also authorized the imposition of special cannabis business taxes which can range from 2% to 10% of gross receipts of the business.

U.S. Attorney Statements in California

To the knowledge of management of Stem, other than as disclosed in this Document, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action in California. See “Risk Factors”.

Massachusetts

History

The Massachusetts Medical Use of Marijuana Program (the “MA Program”) was formed pursuant to the Act for the Humanitarian Medical Use of Marijuana (the “MA ACT”). The MA Program allows registered persons to purchase medical cannabis and applies to any patient, personal caregiver, Registered Marijuana Dispensary (each, a “RMD”), and RMD agent that qualifies and registers under the MA Program. To qualify, patients must suffer from a debilitating condition as defined by the MA Program. Currently there are eight conditions that allow a patient to acquire cannabis in Massachusetts, including AIDS/HIV, ALS, cancer and Crohn’s disease. The MA Program is administrated by the Department of Public Health, Bureau of Health Care Safety and Quality. In November 2016, Massachusetts voted affirmatively on a ballot petition to legalize and regulate cannabis for adult-use. The Massachusetts legislature amended the law on December 28, 2016, delaying the date adult-use cannabis sales would begin by six months. The delay allowed the legislature to clarify how municipal land-use regulations would treat the cultivation of cannabis and authorized a study of related issues. After further debate, the state House of Representatives and state Senate approved H.3818 which became Chapter 55 of the Acts of 2017, An Act to Ensure Safe Access to Marijuana, and established the Cannabis Control Commission (the “MA CCC”). The MA CCC consists of five commissioners and regulates the Massachusetts Recreational Marijuana Program. Adult-use of cannabis in Massachusetts started in July 2018.

Regulatory Summary (Medical)

Under the MA Program, RMDs are heavily regulated. Vertically integrated RMDs grow, process, and dispense their own cannabis. As such, each RMD is required to have a retail facility as well as cultivation and processing operations, although retail operations may be separate from grow and cultivation operations. A RMD’s cultivation location may be in a different municipality or county than its retail facility. RMD’s are required to be Massachusetts non-profit corporations.

The MA Program mandates a comprehensive application process for RMDs. Each RMD applicant must submit a Certificate of Good Standing, comprehensive financial statements, a character competency assessment, and employment and education histories of the senior partners and individuals responsible for the day-to-day security and operation of the RMD. Municipalities may individually determine what local permits or licenses are required if an RMD wishes to establish an operation within its boundaries.

Each Massachusetts dispensary, grower and processor license is valid for one year and must be renewed no later than 60 calendar days prior to expiration. As in other states where cannabis is legal, the MA CCC can deny or revoke licenses and renewals for multiple reasons, including (a) submission of materially inaccurate, incomplete, or fraudulent information, (b) failure to comply with any applicable law or regulation, including laws relating to taxes, child support, workers compensation and insurance coverage, (c) failure to submit or implement a plan of correction (d) attempting to assign registration to another entity, (e) insufficient financial resources, (f) committing, permitting, aiding, or abetting of any illegal practices in the operation of the RMD, (g) failure to cooperate or give information to relevant law enforcement related to any matter arising out of conduct at an RMD, and (h) lack of responsible RMD operations, as evidenced by negligence, disorderly or unsanitary facilities or permitting a person to use a registration card belonging to another person. Additionally, license holders must ensure that no cannabis is sold, delivered, or distributed by a producer from or to a location outside of this state.

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Regulatory Summary (Adult-Use)

Many of the same application requirements exist for a marijuana establishment license as a RMD application, and each owner, officer or member must undergo background checks and fingerprinting with the CCC. Applicants must submit the location and identification of each site, and must establish a property interest in the same, and the applicant and the local municipality must have entered into a host agreement authorizing the location of the adult-use marijuana establishment within the municipality, and said agreement must be included in the application. Applicants must include disclosure of any regulatory actions against it by the Commonwealth of Massachusetts, as well as the civil and criminal history of the applicant and its owners, officers, principals or members. The application must include the RMD applicant’s plans for separating medical and adult-use operations, proposed timeline for achieving operations, liability insurance, business plan, and a detailed summary describing and/or updating or modifying the RMD’s existing medical marijuana operating policies and procedures for adult-use including security, prevention of diversion, storage, transportation, inventory procedures, quality control, dispensing procedures, personnel policies, record keeping, maintenance of financial records and employee training protocols.

No person or entity may own more than 10% or “control” more than three licenses in each marijuana establishment class (i.e., marijuana retailer, marijuana cultivator, marijuana product manufacturer). Additionally, there is a 100,000 square foot cultivation canopy for adult-use licenses; however, there is no canopy restriction for RMD license holders relative to their cultivation facility.

Company Licenses

The Company holds a minority interest in an entity that holds one cultivation and one dispensary license in the State of Massachusetts. The table below lists the licenses indirectly held by the Company:

Holding Entity	Permit/License	City, State	Expiration Date	Description
CGP(1)	MR282695	Massachusetts	September 2, 2021	Dispensary and Cultivation License

Note:

(1)	The Company holds a 7% interest in CGP, which operates a cannabis dispensary in Great Barrington, Massachusetts. CGP is also building a cannabis facility in Northampton, Massachusetts.

Massachusetts Transportation

A licensee transporting cannabis must ensure the product is in a secure, locked storage compartment. If a cannabis establishment, pursuant to a cannabis transporter license is transporting cannabis products for more than one cannabis establishment at a time, the cannabis products for each cannabis establishment must be kept in separate locked storage compartments during transportation and separate manifests are required for each cannabis establishment. Vehicles transporting cannabis must be equipped with an approved alarm system and functioning heating and air conditioning systems appropriate for maintaining correct temperatures for storage of cannabis products.

Massachusetts Inventory

Through the track and trace system, licensees are required to record all actions related to each individual cannabis plant. This robust inventorying requirement includes tracking how each plant is handled and processed from seed and cultivation, through growth, harvest and preparation of cannabis infused products, if any, to final sale of finished products. To meet this tracking requirement, the inventory tracking process is mandated to utilize unique plant and batch identification numbers. Besides capturing all processes associated with each cannabis plant, licensees must also establish and abide by inventory controls and procedures for conducting inventory reviews and comprehensive inventories of cultivating, finished, and stored cannabis products.

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Massachusetts Security

Adequate security systems that prevent and detect diversion, theft, or loss of cannabis are required of each licensee.

To ensure licensees meet the rigorous security standards, use of surveillance cameras is mandated. Video cameras must be appropriate for the lighting conditions of the area under surveillance. Interior video cameras must be directed at all safes, vaults, sales areas, and areas where cannabis is cultivated, harvested, processed, prepared, stored, handled, or dispensed.

Massachusetts Record-keeping/Reporting

Massachusetts uses METRC as the track and trace system. Individual licensees, whether directly or through a third-party application programming interface, are required to push data to the state to meet all reporting requirements.

Massachusetts Inspections

The CCC or its agents may inspect a licensee and affiliated vehicles at any time without prior notice. A licensee shall immediately upon request make available to the CCC information that may be relevant to a CCC inspection, and the CCC may direct a licensee to test cannabis for contaminants.

U.S. Attorney Statements in Massachusetts

On July 10, 2018, the U.S. Attorney for the District of Massachusetts, Andrew Lelling, issued a statement regarding the legalization of adult-use cannabis in Massachusetts. Mr. Lelling stated that since he has a constitutional obligation to enforce the laws passed by Congress, he would not immunize the residents of Massachusetts from federal law enforcement. He did state, however, that his office’s resources would be primarily focused on combating the opioid epidemic. He stated that considering those factors and the experiences of other states that have legalized adult-use cannabis, his office’s enforcement efforts would focus on the areas of (i) overproduction, (ii) targeted sales to minors and (iii) organized crime and interstate transportation of drug proceeds.

To the knowledge of management of the Company, other than as disclosed in this Document, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action in Massachusetts.

Nevada

History

Nevada’s medical cannabis market was introduced in June 2013 when the legislature passed SB374, legalizing the medicinal use of cannabis for certified patients. The first dispensaries opened to patients in August 2015.

The Nevada Division of Public and Behavioral Health licensed medical cannabis establishments up until July 1, 2017 when the State’s medical cannabis program merged with adult-use cannabis enforcement under the State of Nevada Department of Taxation, Marijuana Enforcement Division (the “Nevada Taxation Department”). In 2014, Nevada accepted medical cannabis business applications and a few months later the division approved 182 cultivation licenses, 118 licenses for the production of edibles and infused products, 17 independent testing laboratories, and 55 medical cannabis dispensary licenses. The number of dispensary licenses was then increased to 66 by legislative action in 2015. The application process is merit-based, competitive, and is currently closed. Residency is not required to own or invest in a Nevada medical cannabis business. In addition, vertical integration is neither required nor prohibited. Nevada’s medical law includes patient reciprocity, which permits medical patients from other States to purchase cannabis from Nevada dispensaries. Nevada also allows for dispensaries to deliver medical cannabis to patients.

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Each medical cannabis establishment must register with the Nevada Taxation Department and apply for a medical cannabis establishment registration certificate. As noted above, the application process is competitive, and, among other requirements, there are minimum liquidity requirements and restrictions on the geographic location of a medical cannabis establishment as well as restrictions relating to the age and criminal background of employees, owners, officers and board members of the establishment. All employees must be over 21 and all owners, officers and board members must not have any previous felony convictions or had a previously granted medical cannabis registration revoked. Additionally, each volunteer, employee, officer, board member, and owner of an effective 5% or greater interest of a medical cannabis establishment must be individually registered with the Nevada Taxation Department as a medical cannabis agent and hold a valid medical cannabis establishment agent card. The establishment must have adequate security measures and use an electronic verification system and inventory control system. If the proposed medical cannabis establishment will sell or deliver edible cannabis products or cannabis-infused products, the proposed establishment must establish operating procedures for handling such products, which must be preapproved by the Nevada Taxation Department.

In response to the rescission of the Cole Memo, Nevada Attorney General Adam Laxalt had issued a public statement, pledging to defend the law after it was approved by voters. Then-Governor Brian Sandoval also stated, “Since Nevada voters approved the legalization of recreational cannabis in 2016, I have called for a well-regulated, restricted and respected industry. My administration has worked to ensure these priorities are met while implementing the will of the voters and remaining within the guidelines of both the Cole and Wilkinson federal memos,” and that he would like for Nevada to follow in the footsteps of Colorado, where the U.S. attorneys do not plan to change the approach to prosecuting crimes involving recreational cannabis.

In determining whether to issue a medical cannabis establishment registration certificate pursuant to NRS 453A.322, the Nevada Taxation Department, in addition the application requirements set out, considers the following criteria of merit:

●	the total financial resources of the applicant, both liquid and illiquid;

●	the previous experience of the persons who are proposed to be owners, officers of board members of the proposed medical cannabis establishment at operating other businesses or non-profit organizations;

●	the educational achievements of the persons who are proposed to be owners, officers of board members of the proposed medical cannabis establishment;

●	any demonstrated knowledge or expertise on the part of the persons who are proposed to be owners, officers or board members of the proposed medical cannabis establishment with respect to the compassionate use of cannabis to treat medical conditions;

●	whether the proposed location of the proposed medical cannabis establishment would be convenient to serve the needs of persons who are authorized to engage in the medical use of cannabis;

●	whether the applicant has an integrated plan for the care, quality and safekeeping of medical cannabis from seed to sale;

●	the amount of taxes paid to, or other beneficial financial contributions made to, the State of Nevada or its political subdivisions by the applicant or the persons who are proposed to be the owners, officers or board members of the proposed medical cannabis establishment; and

●	any other criteria of merit that the Nevada Taxation Department determines to be relevant.

A medical cannabis establishment registration certificate expires 1 year after the date of issuance and may be renewed upon resubmission of the application information and renewal fee to the Nevada Taxation Department.

The sale of cannabis for adult-use in Nevada was approved by ballot initiative on November 8, 2016, and Nevada Revised Statute 453D exempts a person who is 21 years of age or older from state or local prosecution for possession, use, consumption, purchase, transportation or cultivation of certain amounts of cannabis and requires the Nevada Taxation Department to begin receiving applications for the licensing of cannabis establishments on or before January 1, 2018. The legalization of retail cannabis does not change the medical cannabis program.

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In February 2017, the Nevada Taxation Department announced plans to issue “early start” recreational cannabis establishment licenses in the summer of 2017. These licenses, which began on July 1, 2017, allowed cannabis establishments holding both a retail cannabis store and dispensary license to sell their existing medical cannabis inventory as either medical or adult-use cannabis, and expired at the end of the year. As of July 1, 2017, medical and adult-use cannabis have incurred a 15% excise tax on the first wholesale sale (calculated on the fair market value) and adult-use cannabis has incurred an additional 10% special retail cannabis sales tax in addition to any general State and local sales and use taxes.

On January 16, 2018, the Nevada Taxation Department issued final rules governing its adult-use cannabis program, pursuant to which up to sixty-six (66) permanent adult-use cannabis dispensary licenses will be issued. Existing adult-use cannabis licensees under the “early start” regulations must re-apply for licensure under the permanent rules in order to continue adult-use sales.

Under Nevada’s adult-use cannabis law, the Nevada Taxation Department licenses cannabis cultivation facilities, product manufacturing facilities, distributors, retail stores and testing facilities. For the first 18 months, applications to the Nevada Taxation Department for adult-use distribution establishment licenses can only be accepted from existing medical cannabis establishments and existing liquor distributors.

In September, 2018, the Nevada Taxation Department accepted applications from existing Nevada medical cannabis establishment certificate owners to be awarded licenses for approximately 65 retail cannabis stores throughout the State. The application period closed on September 20, 2018, and the additional retail store licenses were awarded by the Nevada Taxation Department on December 5, 2018.

Regulatory Overview

The State of Nevada utilizes Metrc as its statewide seed-to-sale tracking system for all cannabis and cannabis products. All licensees within the State system are required, either directly or through third-party software systems that are capable of data integration, to report to the State all creation and transfers of such inventory to other licensees and sales to consumers. CSAC intends to designate a third-party computerized seed-to-sale inventory software tracking system designed to integrate with Metrc via an application programming interface.

Licensing Requirements

There are five certificate/license types issued in the State of Nevada:

“Marijuana cultivation facility” means an entity licensed to cultivate, process, and package cannabis, to have cannabis tested by a cannabis testing facility, and to sell cannabis to retail cannabis stores, to cannabis product manufacturing facilities, and to other cannabis cultivation facilities, but not to consumers. NRS 453D.030(9).

“Marijuana product manufacturing facility” means an entity licensed to purchase cannabis, manufacture, process, and package cannabis and cannabis products, and sell cannabis and cannabis products to other cannabis product manufacturing facilities and to retail cannabis stores, but not to consumers. NRS 453D.030(12).

“Retail marijuana store” means an entity licensed to purchase cannabis from cannabis cultivation facilities, to purchase cannabis and cannabis products from cannabis product manufacturing facilities and retail cannabis stores, and to sell cannabis and cannabis products to consumers. NRS 453D.030(18).

“Marijuana distributor” means an entity licensed to transport cannabis from a cannabis establishment to another cannabis establishment. NRS 453D.030(10).

“Marijuana testing facility” means an entity licensed to test cannabis and cannabis products, including for potency and contaminants. NRS 453D.030(15).

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Administration of the regular retail program in Nevada is governed by Nevada Revised Statutes Section 453D and the Adopted Regulation of the Nevada Department of Taxation, LCB File R092-17 (the “Nevada Adult-Use Regulation”). The Nevada Adult-Use Regulation was adopted on February 27, 2018 and is a regulation relating to cannabis responsible for: (i) revising requirements relating to independent testing laboratories; (ii) providing for the licensing of cannabis establishments and registration of cannabis establishment agents; (iii) providing requirements concerning the operation of cannabis establishments; (iv) providing additional requirements concerning the operation of marijuana cultivation facilities, marijuana distributors, marijuana product manufacturing facilities, marijuana testing facilities and retail marijuana stores; (v) providing standards for the packaging and labeling cannabis and cannabis products; (vi) providing requirements relating to the production of edible cannabis products and other cannabis products; (vii) providing standards for the cultivation and production of cannabis; (viii) establishing requirements relating to advertising by cannabis establishments; (ix) establishing provisions relating to the collection of excise taxes from cannabis establishments; (x) establishing provisions relating to dual licensees; and (xi) providing other matters properly relating thereto.

In the State of Nevada, only cannabis that is grown or produced in the state by a licensed establishment may be sold in the state. The Nevada regulatory regime does not mandate or prohibit vertically integrated facilities and only permits the holder of a retail dispensary license and registration certificate to purchase cannabis from cultivation facilities, cannabis and cannabis products from product manufacturing facilities and cannabis from other retail stores, for the sale of such products to consumers.

A medical cultivation license permits its holder to acquire, possess, cultivate, deliver, transfer, have tested, transport, supply or sell cannabis and related supplies to medical cannabis dispensaries, facilities for the production of edible medical cannabis products and/or medical cannabis-infused products, or other medical cannabis cultivation facilities.

The medical product manufacturing license permits its holder to acquire, possess, manufacture, deliver, transfer, transport, supply, or sell edible cannabis products or cannabis infused products to other medical cannabis production facilities or medical cannabis dispensaries.

Medical marijuana establishment certificates and recreational cannabis facility licenses are issued independently to specific owners and at identified locations. Ownership of certificates and licenses is transferable in accordance with the Nevada Taxation Department’s policies and procedures, including completion of a background investigation. Establishment certificates and facility licenses may only be relocated to a new location within the identified local jurisdiction.

All licenses expire one year after the date of issue. The Nevada Taxation Department shall issue a renewal license within 10 days after the receipt of a renewal application and applicable fee if the license is not then under suspension or has not been revoked.

Company Licenses

YMY, in which the Company owns a 50% interest, holds one medical cultivation license and one recreational cultivation license and one medical product manufacturing license and one recreational product manufacturing license in the State of Nevada. The table below lists the licenses indirectly held by the Company:

Holding Entity	Permit/License	City, State	Expiration Date	Description
YMY(1)	18897864143987354009	Las Vegas, Nevada	June 30, 2021	Medical Cultivation License
YMY(1)	49988620104464639364	Las Vegas, Nevada	June 30, 2021	Recreational Cultivation License
YMY(1)	78715576282428558550	Las Vegas, Nevada	June 30, 2021	Medical Product Manufacturing License
YMY(1)	32704290606712932888	Las Vegas, Nevada	June 30, 2021	Recreational Product Manufacturing License

Note:

(1)	The Company holds a 50% interest in YMY, which operates a cannabis facility in North Las Vegas, Nevada.

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Nevada Transportation

In Nevada, cannabis may only be transported from a licensed cultivation or production facility to a licensed retail cannabis establishment by a licensed marijuana distributor. Prior to transporting the cannabis or cannabis products, the distributor must complete a trip plan which includes: the agent name and registration number providing and receiving the cannabis; the date and start time of the trip; a description, including the amount, of the cannabis or cannabis products being transported; and the anticipated route of transportation.

During the transportation of cannabis or cannabis products, the licensed marijuana distributor agent must: (a) carry a copy of the trip plan with him or her for the duration of the trip; (b) have his or her cannabis establishment agent card in his or her immediate possession; (c) use a vehicle without any identification relating to cannabis and which is equipped with a secure lockbox or locking cargo area which must be used for the sanitary and secure transportation of cannabis, or cannabis products; (d) have a means of communicating with the cannabis establishment for which he or she is providing the transportation; and (e) ensure that all cannabis or cannabis products are not visible. After transporting cannabis or cannabis products a licensed marijuana distributor agent must enter the end time of the trip and any changes to the trip plan that was completed.

Each licensed marijuana distributor agent transporting cannabis or cannabis products must report any: (a) vehicle accident that occurs during the transportation to a person designated by the marijuana distributor to receive such reports within two (2) hours after the accident occurs; and (b) loss or theft of cannabis or cannabis products that occurs during the transportation to a person designated by the marijuana distributor to receive such reports immediately after the cannabis establishment agent becomes aware of the loss or theft. A marijuana distributor that receives a report of loss or theft pursuant to this paragraph must immediately report the loss or theft to the appropriate law enforcement agency and to the Nevada Taxation Department. The distributor must report any unauthorized stop that lasts longer than two (2) hours to the Nevada Taxation Department.

A marijuana distributor shall maintain the required documents and provide a copy of the documents required to the Nevada Taxation Department for review upon request. Each marijuana distributor shall maintain a log of all received reports.

Employees of licensed marijuana distributors, including drivers transporting cannabis and cannabis products, must be 21 years of age or older and must obtain a valid cannabis establishment agent registration card issued by the Nevada Taxation Department. If a marijuana distributor is co-located with another type of business, all employees of co-located businesses must have cannabis establishment agent registration cards unless the co-located business does not include common entrances, exits, break room, restrooms, locker rooms, loading docks, and other areas as are expedient for business and appropriate for the site as determined and approved by Nevada Taxation Department inspectors. While engaged in the transportation of cannabis and cannabis products, any person that occupies a transport vehicle when it is loaded with cannabis or cannabis products must have their physical cannabis establishment agent registration card in their possession.

All drivers must carry in the vehicle valid driver’s insurance at the limits required by the State of Nevada and the Nevada Taxation Department. All drivers must be bonded in an amount sufficient to cover any claim that could be brought, or disclose to all parties that their drivers are not bonded. Cannabis establishment agent registration cardholders and the licensed marijuana distributor they work for are responsible for the cannabis and cannabis product once they take control of the product and leave the premises of the cannabis establishment.

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There is no load limit on the amount or weight of cannabis and cannabis products that are being transported by a licensed marijuana distributor. Cannabis distributors are required to adhere to Nevada Taxation Department regulations and those required through their insurance coverage. When transporting by vehicle, cannabis and cannabis product must be in a lockbox or locked cargo area. A trunk of a vehicle is not considered secure storage unless there is no access from within the vehicle and it is not the same key access as the vehicle. Live plants can be transported in a fully enclosed, windowless locked trailer or secured area inside the body/compartment of a locked van or truck so that they are not visible to the outside. If the value of the cannabis and cannabis products being transported by vehicle is in excess of $10,000 (the insured value per the shipping manifest), the transporting vehicle must be equipped with a car alarm with sound or have no less than two (2) of the marijuana distributor’s cannabis establishment agent registration cardholders involved in the transportation. All cannabis and cannabis product must be tagged for purposes of inventory tracking with a unique identifying label as required by the Nevada Taxation Department and remain tagged during transport. This unique identifying label should be similar to the stamp for cigarette distribution. All cannabis and cannabis product when transported by vehicle must be transported in sealed packages and containers and remain unopened during transport. All cannabis and cannabis product transported by vehicle should be inventoried and accounted for in the inventory tracking system. Loading and unloading of cannabis and cannabis products from the transporting vehicle must be within view of existing video surveillance systems prior to leaving the origination location. Security requirements are required for the transportation of cannabis and cannabis products.

Nevada Inventory

Each cannabis establishment must maintain an inventory control system to monitor and report on chain of custody of cannabis in real-time, from the point of harvest at a cultivation facility until it is sold at a dispensary, or it is processed at a facility for the production of edible cannabis products or cannabis-infused products. For this purpose, Nevada tracks information through METRC which maintains the name of each person or cannabis establishment to cannabis is sold, for dispensaries, the date of sales, quantity, and potency. Cannabis establishments must exercise vigilance to ensure personal identifying information contained in the inventory control system is encrypted, protected and not divulged for any purpose not specifically authorized by law.

Nevada Security

To prevent unauthorized access to cannabis at a Nevada-licensed cannabis establishment, the cannabis establishment must have security equipment to deter and prevent unauthorized entrance into limited access areas. This includes devices or a series of devices interconnected with a radio frequency, such as cellular or private radio signals, or other mechanical device, covering the entirety of the facility. Exterior lighting to facilitate surveillance, video cameras with a recording rate of at least 15 frames per second covering all entrances and exits of the building, any room or area that hold a vault or point-of-sale location and which records 24 hours per day. Recordings must be accessible remotely by law enforcement in real time upon request. Video quality providing coverage of a point-of-sale location must allow for the identification of any person purchasing cannabis. Video recording must be restored for at least 30 days in a secure off-site location or other service that provides on-demand access to the Department Nevada Taxation Department.

Department Inspections

Each establishment that has been granted a provisional operating certificate by the Nevada Taxation Department must undergo facility and audit inspections by the Nevada Taxation Department prior to the issuance of a final registration certificate. Additionally, the issuance of a registration certificate is considered provisional until the establishment is in compliance with all applicable local government requirements including, without limitation, the issuance of a local business licenses.

After an establishment registration certificate has been issued, the cannabis establishment is subject to reasonable inspection from the Nevada Taxation Department and a licensee must make himself or herself, or an agent, available and present for any inspection required by the Nevada Taxation Department.

Delivery and Online Distribution

There are specific situations in which the delivery of cannabis to customers is allowed under the Nevada Taxation Department regulations. Delivery services to customers may only be carried out by retail stores that are licensed properly by the Nevada Taxation Department. Deliveries can only be brought to the residential addresses of customers and only within the State of Nevada. Delivery was allowed as soon as retail cannabis sales began on July 1, 2017, although those regulations were only temporary. Drivers may not deliver more than the legal amount of cannabis, which is currently one ounce, in compliance with the existing seed-to-sale tracking system. Cannabis or cannabis products may not be shipped via the US Postal Service or via any private courier.

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U.S. Attorney Statements in Nevada

In response to the rescission of the Cole Memo, Nevada Attorney General Adam Laxalt had issued a public statement, pledging to defend the law after it was approved by voters. Then-Governor Brian Sandoval also stated, “Since Nevada voters approved the legalization of recreational cannabis in 2016, I have called for a well-regulated, restricted and respected industry. My administration has worked to ensure these priorities are met while implementing the will of the voters and remaining within the guidelines of both the Cole and Wilkinson federal memos,” and that he would like for Nevada to follow in the footsteps of Colorado, where the U.S. attorneys do not plan to change the approach to prosecuting crimes involving recreational cannabis.

In June 2019, incoming U.S. Attorney of the District of Nevada Nicholas Trutanich stated to the Reno Gazette Journal that he would not rule out the possibility of prosecuting cases related to cannabis, but did emphasize that it also was not a priority. He stated cannabis remains illegal under federal law, and his job is to enforce federal law. He stated, however, that one of his main priorities was to tackle the opioid crisis and human trafficking. He further stated that he is following orders from the DOJ.

To the knowledge of management of Stem, other than as disclosed in this Document, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action in Nevada. See “Risk Factors”.

New York (Industrial Hemp)

In December 2014, New York State enacted legislation authorizing a research-based industrial hemp program pursuant to authority granted in the Original Farm Bill (as defined herein) (predecessor to the Farm Bill in which industrial hemp was initially legalized in the U.S., though legalization extended to research-related activities only). The state of New York subsequently launched an Industrial Hemp Agricultural Research Pilot Program regulated by the New York Department of Agriculture (“NY DOH”). In December 2018, the state of New York opened an application period for “hemp cannabis,” or industrial hemp grown and processed for cannabinoid content, and particularly for CBD. In late 2019, the state of New York enacted legislation that made sweeping, structural changes to the hemp program. As is relevant to the Company, processing hemp for the purpose of extracting cannabinoids and manufacturing hemp-derived cannabinoid products was removed from NY DOA regulatory oversight and moved to the New York Department of Health (“NY DOA”), which regulates medical cannabis. State regulators have initiated the process of transitioning licensees, such as Sound Wellness, from NY DOA to NY DOH. This process is expected to continue through calendar year 2020. Once the transition is complete, NY DOH is expected to promulgate hemp regulations. No significant changes to the hemp program are expected between now and when NY DOH issues new regulations.

Company Licenses

The table below lists the licences directly held by the Company:

Holding Entity	Permit/License	City, State	Expiration Date	Description
Stem Holdings Agri, Inc.	HEMP-G-000478	New York	September 30, 2020	Industrial Hemp Research Partner Authorization

Oklahoma

History

Oklahoma’s medical cannabis market was introduced in June 2018 when voters approved State Question 788, with 56.86% of the vote.

The Oklahoma State Department of Health, which is responsible for establishing regulations for the implementation of State Question 788, released a draft of the proposed rules on July 8, 2018. After a series of revisions, Governor Mary Fallin signed and approved the rules on August 1, 2018. Operating under the Oklahoma State Department of health is the Oklahoma Medical Marijuana Authority (“OMMA”) which is responsible for licensing, regulation, and administering the program as authorized by state law. On August 25, 2018 the OMMA began accepting online applications for medical cannabis licenses.

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Regulatory Summary

There are four licenses available for commercial applicants: (i) a medical cannabis grower license; (ii) a medical cannabis processor license; (iii) a medical cannabis dispensary license; and (iv) a medical cannabis transportation license.

A medical cannabis grower license allows a business to legally grow cannabis for medical purposes in Oklahoma. Licensed growers can sell to licensed processors and licensed dispensaries only.

A medical cannabis processor license allows a business to legally process cannabis for medical purposes in Oklahoma. Licensed processors can sell to licensed dispensaries and other licensed processors. Licensed processors may also process cannabis into a concentrated form for a patient license holder for a fee. All growing and processing of cannabis must take place indoors in a building that has a complete roof enclosure on a foundation or slab that meets standards that ensure that the growing and processing activities contained within are undetectable.

A medical cannabis dispensary license allows a business to legally sell medical cannabis and medical cannabis products, including mature plants and seedlings. Licensed dispensaries can only sell to patient license holders, caregiver license holders, research license holders, and the parent or legal guardian named on a minor patient’s license. Dispensaries must be at least 1,000 feet from schools and may only be open to the public on Monday through Saturday, from 10:00 a.m. to 9:00 p.m. A single transaction by a dispensary is limited to three ounces of useable cannabis, one ounce of cannabis concentrate, and 72 ounces of medical cannabis products.

Company Licenses

The Company holds a minority interest in an entity that holds one cultivation and one dispensary license in the State of Oklahoma. The table below lists the licences indirectly held by the Company:

Holding Entity	Permit/License	City, State	Expiration Date	Description
SOK 1(1)	DAAA-NKHY-INEU	Oklahoma City, Oklahoma	September 19, 2021	Medical Cannabis Dispensary License
Cultivate ADA(1)	GAAA-4YBJ-EC7U	Ada, Oklahoma	September 19, 2021	Medical Cannabis Grower License

Note:

(1)	The Company holds 7% interests in SOK 1 and Cultivate ADA, which operate a cannabis dispensary and cannabis facility, respectively.

Oklahoma Transportation

A medical cannabis transportation license is issued to qualifying applicants for a commercial license at the time of approval. The transportation license allows the holder to transport cannabis from an Oklahoma licensed dispensary, grower, processor to an Oklahoma licensed dispensary, grower processor or researcher. All medical cannabis must be transported in a locked container shielded from public view and clearly labeled as “Medical Marijuana or Derivative.”

A medical cannabis transportation license will be provided with an approved grower, processor, or dispensary license allowing the licensee to legally transport medical cannabis from a licensed grower, licensed processor, or licensed dispensary to a licensed grower, licensed processor, licensed dispensary, or licensed researcher.

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Oklahoma Inventory

Oklahoma uses BioTrack THC as the central trace and tracking system to oversee inventory of licensed cannabis operations across the state. All cultivation and manufacturing facilities and retail dispensaries are required to utilize an inventory management system to record certain information depending on the license type. For a grower, such information includes the amount of cannabis harvested, sold to a process or dispensary, or dried and on hand. For a processor, details on the amount of cannabis purchased from a grower, or sold to a researcher and the amount of cannabis waste must be accounted for in inventory. The licensee must also document with detailed explanations any discrepancies for cannabis that cannot be accounted for or is considered overage.

The licensee is required to document the ‘chain of custody’ of all cannabis and cannabis-related products with frequent on-going inventory reviews in order to detect any diversion, theft or loss in a timely manner. The system must be able to accurately trace the timeline from the time a cannabis plant is propagated to the time it is sold to a patient or caregiver. Traceability is a requirement in the event of a serious adverse event or recall to correctly source the cannabis product.

Oklahoma Record-keeping/Reporting

The state requires all commercial licensees to submit monthly reporting to the Oklahoma State Department of Health. Reports are considered untimely if not received by the state by the 15th of each month for activity from the preceding month. The report must include the amount purchased from a licensed process and/or grower, the amount sold to a licensee and the type of licensee, total sales to patients and caregivers as well as taxes collected from sales. If necessary, detailed explanations of inventory discrepancies must be included. Inaccurate reporting may result in fines and failure to report timely or to correct deficiencies within 30 days of department notification may lead to license revocation.

Oklahoma Inspections

Submission of an application for a medical cannabis processing license constitutes permission for entry to and inspection of the processing licensee’s premises during hours of operation and other reasonable times in Oklahoma, and refusal to permit such entry or inspection is grounds for the nonrenewal, suspension, or revocation of a license. The Oklahoma State Department of Health may perform an unannounced on-site inspection of a licensed processor’s operations to determine compliance with these rules and food safety/preparation standards one a year. If the Oklahoma State Department of Health receives a complaint concerning a licensed processor’s noncompliance with this Chapter, the Oklahoma State Department of Health may conduct additional unannounced, on-site inspections beyond an annual inspection. The Oklahoma State Department of Health may review any and all records of a licensed processor and may require and conduct interviews with such persons or entities and persons affiliated with such entities, for the purpose of determining compliance with Oklahoma State Department of Health rules and applicable laws.

U.S. Attorney Statements in Oklahoma

To the knowledge of management of Stem, other than as disclosed in this Document, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action in Oklahoma. See “Risk Factors”.

Oregon

History

Oregon’s medical cannabis program was introduced in November 1998 when voters approved Measure 67, the Oregon Medical Marijuana Act, with 55% of the vote. In November 2014, voters approved Measure 91, the ‘Oregon Legalized Marijuana Initiative,’ which legalized adult-use cannabis in the state. In October 2015, the first adult-use dispensaries opened for sale.

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Regulatory Summary

There are four types of adult-use cannabis licenses: producer, processor, wholesaler and retail. Additionally, the Oregon Liquor Control Commission (“OLCC”) grants a certificate for research and a hemp certificate. A producer is permitted to cultivate cannabis. A processor is permitted to transform raw cannabis into another product (topicals, edibles, concentrates, or extracts). A wholesaler is permitted to buy cannabis in bulk and sell to licensees but not to consumers. A retailer is permitted to sell cannabis to consumers. A laboratory is permitted to test cannabis based on rules established by the Oregon Health Authority. To receive a laboratory license, the lab must be accredited by the Oregon Environmental Laboratory Accreditation program. The hemp certificate allows persons that are registered with the Oregon Department of Agriculture to transfer hemp flower, extracts, or concentrates to OLCC licensed processors who hold an industrial hemp processor endorsement.

Company Licenses

Pursuant to the purchase of the Operating Companies by the Company, Stem has acquired an interest in three retail licenses, four producer licenses, one wholesaler license and two processing licenses.

The table below lists the licenses that are: (i) directly held by the Company; and (ii) held by the Company’s operating partners:

Holding Entity	Permit/License	City, State	Expiration Date	Description
JV Retail 2 LLC	#100244446EC	Eugene, Oregon	September 3, 2021	Retailer License
Kind Care LLC	#1002427235E	Eugene, Oregon	September 3, 2021	Retailer License
Opco Retail 1 LLC	#10055331011	Portland, Oregon	September 3, 2021	Retailer License
JV Wholesale LLC	#1003324579F	Eugene, Oregon	September 3, 2021	Wholesaler License
JV Productions 3 LLC	#1001944721B	Eugene, Oregon	September 3, 2021	Producer License (Indoor Tier II)
JV Extraction LLC	#100331855FF	Eugene, Oregon	September 3, 2021	Processor License (Edible, Topical, Concentrate, Extract and Hemp)
JV Foods LLC	#10033219048	Eugene, Oregon	September 3, 2021	Processor License (Edible, Topical, Concentrate and Hemp)
Stem Holdings Oregon, Inc.	#10000662000	Hillsboro, Oregon	June 24, 2021	Producer License
JV Applegate LLC	#100439807B5	Jacksonville, Oregon	November 11, 2021	Producer License (Outdoor Tier 1)
Alternative Organics(1)	#1003304ACE7	Medford, Oregon	July 2, 2021	Producer License (Mixed Tier II)
Opco Production II, LLC	#10074973A9C	Mulino, Oregon	September 3, 2021	Producer License (Indoor Tier II)
Opco Production 1 LLC	#1007550202B	Springfield, Oregon	September 3, 2021	Producer License (Indoor Tier II)

Note:

(1)	The Company has entered into an operating agreement with Alternative Organics pursuant to which the Company acts as director and management of all day-to-day business operations.

Oregon Transportation

Licensed producers which transport cannabis to licensed retailers must comply with the following: (a) a licensee must keep cannabis items in transit shielded from public view, (b) the cannabis items must be of secured (locked-up) during transport, (c) the transport must be equipped with an alarm system, (d) the transport must be temperature controlled if perishable cannabis items are being transported, (e) the transport must provide arrival date and estimated time of arrival information, (f) all cannabis items must be packaged in shipping containers and labeled with a unique identifier, and (g) the transport must provide a copy of the printed manifest and any printed receipts for cannabis items delivered to law enforcement officers or other representatives of a government agency if requested to do so while in transit.

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Oregon Inventory/Storage

OLCC licensees must report the following to Oregon’s Cannabis Tracking System (“CTS”) (a) a reconciliation of all on-premise and in-transit cannabis item inventories each day, (b) all information for seeds, usable cannabis, CBD concentrates and extracts by weight, (c) the wet weight of all harvested cannabis plants immediately after harvest, (d) all required information for CBD products by unit count, and (e) for retailer license holders, the price before tax and amount of each item sold to consumers and the date of each transaction. The data must be transmitted for each individual transaction before the retailer opens the next business day. All cannabis items on a licensed retailer’s premises must be held in a safe or vault. All usable cannabis, cut and drying mature cannabis plants, CBD concentrates, extracts or products on the licensed premises of a licensee other than a retailer are to be kept in a locked, enclosed area within the licensed premises that is secured with at a minimum, a steel door with a steel frame or equivalent, and a commercial grade, non-residential door lock. All licensees must keep all video recordings and archived required records not stored electronically in a locked storage area. Current records may be kept in a locked cupboard or desk outside the locked storage area during hours when the licensed business is open.

Oregon Record-keeping/Reporting

Oregon uses the METRC trace and tracking system and allows other third-party system integration via an API to track cannabis. The Subsidiaries in Oregon use a third-party trace and tracking system to push the data to the state through an API to meet all reporting requirements. All cannabis products dispensed are documented at point of sale via the track and trace system. License holders must maintain the documentation from the track and trace system in a secure locked location at each dispensing or growing location for three years as required by the OLCC. The OLCC requires all cannabis licensees to have and maintain records that clearly reflect all financial transactions and the financial condition of the business. The following records may be kept in either paper or electronic form and must be maintained for a three year period and be made available for inspection if requested by the OLCC: (a) purchase invoices and supporting documents for items and services purchased for use in the production, processing, research, testing and sale of cannabis items that include from whom the items were purchased and the date of purchase, (b) bank statements for any accounts, (c) accounting and tax records, (d) documentation of all financial transactions, including contracts and agreements for services performed or received, and (e) all employee records, including training.

Oregon Security

A licensed premise must have a fully operational security alarm system, activated at all times when the licensed premises is closed for business. Among other features the security alarm system for the licensed premises must (a) be able to detect unauthorized entry onto the licensed premises and unauthorized activity within any limited access area where mature cannabis plants, usable cannabis, CBD concentrates, extracts or products are present, (b) be programmed to notify the licensee, a licensee representative or other authorized personnel in the event of an unauthorized entry, and (c) either have at least two operational “panic buttons” located inside the licensed premises that are linked with the alarm system that immediately notifies a security company or law enforcement, or have operational panic buttons physically carried by all employees present on the licensed premises that are linked with the alarm system that immediately notifies a security company or law enforcement.

A licensed premise must have a fully operational video surveillance recording system. Among other requirements, a licensed premise must have cameras that continuously record, 24 hours a day, seven days a week: (a) in all areas where mature cannabis plants, usable cannabis, CBD concentrates, extracts or products may be present on the licensed premises; and (b) all points of ingress and egress to and from areas where mature cannabis plants, usable cannabis, CBD concentrates, extracts or products are present. A licensee must keep all surveillance recordings for a minimum of 90 calendar days and have the surveillance room or surveillance area with limited access.

Oregon Inspections

All cannabis licensees may be subject to safety inspections of licensed premises by state or local government officials to determine compliance with state or local health and safety laws. The OLCC also may conduct an inspection at any time to ensure that a registrant, licensee or permittee is in compliance with Oregon state laws. A licensee, licensee representative, or permittee must cooperate with the OLCC during an inspection. If licensee, licensee representative or permittee fails to permit the OLCC to conduct an inspection the OLCC may seek an investigative subpoena to inspect the premises and gather books, payrolls, accounts, papers, documents or records.

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U.S. Attorney Statements in Oregon

To the knowledge of management of Stem, other than as disclosed in this Document, there have not been any statements or guidance made by federal authorities or prosecutors regarding the risk of enforcement action in Oregon. See “Risk Factors”.

Compliance with Applicable State Law in the United States

The Company is classified as having both a direct and indirect involvement in the U.S. cannabis industry and is in compliance with applicable state law, licensing requirements and the regulatory framework enacted by each U.S. state in which it operates. The Company is not subject to any citations or notices of violation with applicable licensing requirements and the regulatory framework enacted by each applicable U.S. state which may have an impact on its licenses, business activities or operations.

The Company has in place a detailed compliance program, which oversees, maintains, and implements the compliance program and personnel. In addition to the Company’s robust internal legal and compliance departments, the Company has state and local regulatory/compliance counsel engaged in every jurisdiction in which it operates.

The Company’s compliance department oversees training for all employees, including on the following topics: (i) compliance with state and local laws; (ii) safe cannabis use; (iii) dispensing procedures; (iv) security and safety policies and procedures; (v) inventory control; (vi) quality control; and (vii) transportation procedures. The Company’s compliance department includes the Chief Executive Officer and Chief Operating Officer of the Company, as well as the Company’s managers in charge of cultivation, branding and sales.

The Company monitors all compliance notifications from the regulators and inspectors in each market, timely resolving any issues identified. The Company keeps records of all compliance notifications received from the state regulators or inspectors and how and when the issue was resolved.

To ensure compliance with the U.S. federal laws and the regulatory framework enacted by each U.S. state in which the Company operates, the Company adheres to the following procedures and controls:

●	The Company ensures the operations of its subsidiaries are compliant with all licensing requirements that are set forth by applicable state, county or municipal law by retaining appropriately experienced legal counsel;

●	The Company ensures that its activities adhere to the scope of the licensing obtained; and

●	The Company only works through licensed operators, which must pass a range of requirements, adhere to strict business practice standards and be subjected to strict regulatory oversight whereby sufficient checks and balances ensure that no revenue is distributed to criminal enterprises, gangs and cartels.

The Company will continue to monitor compliance on an ongoing basis in accordance with its compliance program and standard operating procedures. While the Company’s operations are in full compliance with all applicable state laws, regulations and licensing requirements, such activities remain illegal under United States federal law. For the reasons described above and the risks further described under “Risk Factors” in this Document, there are significant risks associated with the business of the Company. Readers are strongly encouraged to carefully read all of the risk factors described under “Risk Factors” in this Document

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Ability to Access Public and Private Capital

While the Company is not able to obtain traditional bank financing in the U.S. or financing from other U.S. federally regulated entities, the Company currently has access to equity financing through the private markets in Canada and the U.S. Since the use of cannabis is illegal under U.S. federal law, and in light of concerns in the banking industry regarding money laundering and other federal financial crime related to cannabis, U.S. banks have been reluctant to accept deposit funds from businesses involved with the cannabis industry. Consequently, businesses involved in the cannabis industry often have difficulty finding a bank willing to accept its business. Likewise, cannabis businesses have limited access, if any, to credit card processing services. As a result, cannabis businesses in the U.S. are largely cash-based. This complicates the implementation of financial controls and increases security issues.

Commercial banks, private equity firms and venture capital firms have approached the cannabis industry cautiously to date. However, there are increasing numbers of high-net-worth individuals and family offices that have made meaningful investments in companies and businesses similar to the Company. Although there has been an increase in the amount of private financing available over the last several years, there is neither a broad nor deep pool of institutional capital that is available to cannabis license holders and license applicants. There can be no assurance that additional financing, if raised privately, will be available to the Company when needed or on terms which are acceptable to the Company. The Company’s inability to raise financing to fund capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon future profitability. See “Risk Factors”.

History of the Business

The Company was formed to purchase, lease and improve certain real estate properties (the “Properties”), initially in the State of Oregon, which are or will be utilized as either state-licensed cannabis selling retail establishments or state-licensed cannabis growing and processing facilities. The Company previously operated primarily as a real estate holding company, and now engages in direct operations with respect to its properties and activities other than the leasing of properties, funding of capital improvements and administration of its leases and provision of financing to certain lessees.

The initial business of the Company was detailed in a multiparty agreement dated as of August 4, 2016, as revised on October 24, 2016 (“Multiparty Agreement”), by and among the Company and the following entities, which are affiliates of the founders of the Company: Oregon Acquisitions, JV LLC, Gated Oregon Holdings LLC, Kind Care Holdings, LLC, and Never Again Real Estate, LLC.

The Multiparty Agreement contemplated that the initial Properties owned by the Company and identified in the Multiparty Agreement (and as further described below) would be leased by the Company to subsidiaries of OpCo Holdings, Inc. (“OpCo”). Opco is a company formed in 2016 by the Company’s founders and their affiliates for the purpose of operating multiple cannabis-related businesses initially in the State of Oregon, and the Company’s founders and their affiliated entities directly and indirectly collectively own approximately 24.06% of the outstanding stock of Opco.

The following is an overview of acquisitions completed by the Company:

In September 2016, the Company entered into a 10-year lease with respect to certain property located in Springfield, OR (the “42nd Street Property”) with the landlord that commenced in November 2016. In July 2017, the Company entered into a lease agreement for the 42nd Street Property.

On November 1, 2016, the Company acquired certain property located in Eugene, OR (the “Willamette Property”). In July 2017, the Company entered into an operating lease agreement with a marijuana dispensary to move into the Willamette Property.

On February 6, 2017, the Company acquired certain real property located at 7827 SE Powell Blvd, Portland, OR 97206 (the “Powell Property”). In July 2017, the Company entered into a lease agreement for the Powell Property.

In January 2018 the Company consummated a “Contract for Sale” whereby it purchased a Farm Property in Mulino OR (the “Mulino Property”) which will be used for the cultivation of cannabis. In July 2017, the Company entered into a lease agreement with a third party for the Mulino Property.

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Investments in Subsidiaries. In April 2018, the Company acquired a 37.5%, which was increased in fiscal 2020 to 50%, interest in NVD RE Corp. (“NVD”). NVD used its available funding to acquire an under- construction cannabis indoor grow building in Nevada and to continue the buildout of the property. NVD leases the property to YMY Ventures LLC (“YMY”).

In September 2018, the Company entered into an agreement to acquire 37.5% of the membership interest of YMY, which was increased to 50% in the year ended September 30, 2020. YMY is a startup operation located near Las Vegas, Nevada and owns a license to cultivate and produce cannabis products. The purchase was conditioned upon the receipt of approval of the transfer of ownership by the State of Nevada Department of Taxation. On February 21, 2019, YMY received the approval of the transfer of ownership by the State of Nevada Department of Taxation. Thereafter, on March 1, 2019, the Company closed its acquisition of 50% of YMY. YMY has licenses that allow it to cultivate and produce cannabis and related products, but the Company failed in its attempt to acquire a retail sales license. As of March 31, 2020, YMY had commenced operations and begun generating revenues in the wholesale market.

On October 8, 2018, the Company and Yerba Buena Oregon, LLC”) entered into an Asset Purchase Agreement which provided for the Company to purchase certain assets and assume certain liabilities of Yerba. Yerba is a wholesale producer of recreational marijuana flower, by-product and pre-roll product in the state of Oregon.

On June 24, 2019, Stem received regulatory approval from the Oregon Liquor Control Commission and closed the previously-announced acquisition of Yerba. Yerba operates an award-winning state-of-the-art cultivation facility equipped with an in-house genetics program and a cannabis library consisting of a few hundred strains.

On March 22, 2019, the Company entered into a share purchase agreement with South African Ventures, Inc., a Nevada corporation (“SAV”) and its shareholders pursuant to which the Company acquired all of the outstanding capital stock of SAV, which became a wholly-owned subsidiary of the Company. At the closing, SAV had no operations and held approximately $5.75 million cash. In addition, the Company held an additional $2.5 million in escrow for the benefit of SAV, which it delivered to SAV at the closing. These funds were raised by SAV from various investors, who became Company shareholders at the Closing. In 2019, we fully impaired our investment of $5.75 million in Stempro International which was acquired in connection with our acquisition of SAV.

On March 29, 2019, the Company executed a definitive agreement to acquire Western Coast Ventures, Inc. (“WCV”). WCV had a working capital surplus of approximately $2,000,000 and had negotiated a joint venture (the “JV”) with ILCA Holdings, Inc. (“ILCA”). ILCA has been issued a limited Conditional Use Permit for a Marijuana Production Facility (a “MPF”) by the City of San Diego, California, which will only be initially granting a total of 40 MPFs. Upon issuance of the final MPF permit and the completed construction, the JV will: (1) operate an advanced cannabis facility to grow and cultivate cannabis; (2) manufacture cannabis-derived products; and (3) distribute cannabis and cannabis-derived products state-wide throughout California. The Conditional Use Permit expires on August 30, 2023 and is subject to various terms and conditions detailed in the Permit.

The MPF encompasses 10,700 square feet and will feature state-of-the-art technology for cultivation, production and distribution. A complex, sophisticated, portable racking system will create a 10,000 square foot canopy that has the potential to produce over 6,000 pounds of product per year with the help of high efficiency LED lights. The production sector of the MPF will deliver a large variety of cannabis-derived offerings such as flowers, pre-rolls, infused edibles, and topicals.

SOK Management, LLC

During the year ended September 30, 2019, the Company advanced approximately $830,000 to a group of companies attempting to start up cannabis operations in Oklahoma. In May 2019, the Company and the group of entities entered into a formal agreement in which $500,000 of the advanced funds would become a 7% ownership interest in SOK Management, LLC. The remaining $330,000 of advanced funds were returned to the Company, and the Company is no longer required to advance further amounts. The Company accounted for its $500,000 investment in SOK Management LLC using the equity method of accounting. As of September 30, 2019, the Company recorded a loss on investment of $500,000, bringing its total investment to zero.

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Tilstar Medical, LLC

In April 2019, the Company entered into an agreement to acquire 48% of the membership interest of Tilstar Medical, LLC (“TIL”). TIL is a startup operation located in Laurel, Maryland and owns a project management company which assists in procuring licenses for the production and sale of cannabis. The purchase price for the 48% interest was $550,000 to capitalize TIL which under the operating agreement occurs upon the execution of the agreement. As of September 30, 2019, the Company had funded the $550,000 and accounted for its investment using the equity method of accounting. During the year ended September 30, 2019, the Company recorded a loss on investment of approximately $279,000. The Company was not made aware at time of its investment in the type and magnitude of expenses that would be funded with its investment capital and is currently in the process of renegotiating the terms of the operating agreement. During the year ended September 30, 2019, Tilstar Medical along with its partner, Stem Holdings, Inc, received a letter from the Maryland Medical Cannabis commission with notification that we received stage one pre-approval for a processor license. The Companies application ranked amongst the top nine highest scoring applications for a medical cannabis processor license. Final awards will be issued during calendar year 2020. As of September 30, 2020 and 2019, the difference between the investment and the percentage of net assets attributable to the Company’s investment was approximately $0.28 million

Community Growth Partners, INC

On January 6, 2020, the Company entered into a joint venture with Community Growth Partners, Inc. (“CGP”), a vertically-integrated cannabis company with provisional licensed operations in Massachusetts.

The Massachusetts Cannabis Control Commission recently awarded CGP three provisional cannabis licenses for cultivation, manufacturing and retail – making CGP one of the Commonwealth’s first women- and minority-founded and owned businesses to become approved as a vertically-integrated cannabis operation. A new state-of-the-art indoor cultivation and manufacturing facility will be constructed in Northampton, MA for completion by Fall 2020, which will provide extraction and distribution capability. The Company intends to commence Dispensary operations during 2020 to begin serving the market with partner cannabis brands.

Stem will acquire 7% of CGP’s common stock and provide CGP with a revolving line of credit for future expansion into Massachusetts. Stem will also provide CGP with administrative, cultivation, and manufacturing support services. Stem will also license and market CGP’s Rebelle™-brand products in its other licensed markets, including California, Oregon, Oklahoma and Nevada. The agreements are subject to approval of the Massachusetts Cannabis Control Commission and other local state authorities.

Seven Leaf Ventures Corp. (“7LV”)

On March 6, 2020, the Company closed the acquisition of Seven Leaf Ventures Corp. (“7LV”), a private Alberta, Canada corporation, and its subsidiaries, pursuant to the terms of a share purchase agreement dated March 6, 2020. 7LV owns Foothills Health and Wellness, a medical dispensary, in the greater Sacramento, California area (the “Sacramento Dispensary”). Company management believes that the Sacramento Dispensary is expected to drive synergies with Stem’s premium branded dispensaries in Oklahoma City, OK, and in Eugene and Portland, OR. Stem also expects that the Sacramento Dispensary will receive its recreational license in the near term. 7LV also has an option to acquire a dispensary in Los Angeles, California.

Company purchase of Opco businesses

As long as the Company has fully satisfied all of its obligations and milestones pursuant to the Multiparty Agreement, the Company had the obligation to acquire the business operations of Opco Holdings and its subsidiaries, and Oregon Acquisitions, Gated Oregon and Kind Care (the “Operating Companies”) has the obligation to sell such operations to the Company, within a reasonable time after the Company receives a legal opinion that the operation of the Opco marijuana businesses in the State of Oregon by Stem will not violate any federal or state laws. On August 12, 2019, the parties agreed to waive this condition with the Company proceeding with the purchase of the operating companies.

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Pursuant to the terms of a merger agreement between the parties, Stem will acquire Opco Holdings and its subsidiaries, and Oregon Acquisitions, Gated Oregon and Kind Care for a deemed aggregate purchase price of 12.5 million shares of the Company’s common stock. The purchase price will be satisfied by releasing these shares which are currently being held in escrow, to the beneficial owners of above-mentioned entities. As previously disclosed, certain beneficial owners of these entities are also directors, officers and/or shareholders of Stem. The transaction remains subject to receipt of all necessary regulatory approvals from government entities of the State of Oregon and therefore is outside the control of the Company. Closing of the transaction is expected to occur this calendar year. Definitive agreements have been executed and filed with the regulatory agency. On September 4, 2020, the Company received all of the necessary regulatory approvals from government entities of the State of Oregon and, pursuant to the Merger Agreements, the transaction was consummated on that date.

Merger with Driven

On October 5, 2020, Stem, Driven Deliveries, Inc. (“Driven”) and Stem Driven Acquisition, Inc. (“SDA”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) wherein Driven has agreed to merge with and into SDA, with Driven being the surviving entity. Following completion of the merger transaction contemplated by the Merger Agreement (the “Merger”), Driven will become a wholly-owned subsidiary of Stem. Pursuant to the Merger Agreement, Stem will exchange one newly-issued Share for each issued and outstanding share of Driven. Management of the Company believes that the Merger will close prior to the end of calendar year 2020, subject to satisfaction of all terms and conditions of the Merger Agreement and completion of due diligence by all entities.

Driven is an e-commerce and DaaS (delivery-as-a-service) provider with proprietary logistics and omni-channel user experience/customer experience (“UX/CX”) technology. At the closing of the Merger, it is anticipated Stem will be re-named Driven by Stem. Management of both Driven and Stem believe that following completion of the Merger, Driven by Stem will be the first vertically-integrated cannabis company with a DaaS platform. See “Information Concerning Driven” and “Description of the Company – Post-Merger”.

The shares of common stock of Driven trade on the OTCQB market under the symbol “DRVD”. At the effective date of the closing of the Merger, all of the then issued and outstanding shares of Driven will be converted into the right to receive shares of common stock of the Company (the “Merger Consideration”). The Merger Agreement includes interim covenant provisions applicable prior to the earlier of the (i) closing of the Merger, or (ii) termination of the Merger Agreement that, among other things, restrict the Company’s ability to take certain actions with respect to the Company’s organizational documents, including but not limited to amending the Certificate of Incorporation of the Company.

Under the terms of the Merger Agreement, Driven shareholders will receive one share of Company common stock for each share of Driven owned at the Effective Date. It is currently anticipated that shareholders of Stem and shareholders of Driven will hold approximately 47.4% and 52.6% of the Company following completion of the Merger. The Merger does not constitute a “significant acquisition” for the Company under Part 8 of National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”).

Following the completion of the Merger, management of the Company believes that the combined companies will achieve synergies in sales and operations and reduced sales, general and administrative expense as a percentage of sales. Management of the Company also believes that the Merger will lead to further organic growth and margin expansion. The Merger is an arm’s length transaction. Following the effective date of the Merger, the shares of Driven will be delisted from the OTCQB market. Management of the Company expects the Shares to continue to trade on the OTCQX and on the CSE under Stem’s current symbols (OTCQX: STMH, CSE: STEM) following the closing of the Merger.

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The completion of the Merger is subject to satisfaction or waiver of various closing conditions, including (i) the receipt of all required approvals of the stockholders of all merger participants and any required third-party consents and regulatory clearances, (ii) the absence of any governmental order or law that makes consummation of the Merger illegal or otherwise prohibited, (iii) the effectiveness of a registration statement on Form S-4 to be filed by Stem pursuant to which the Shares to be issued in connection with the Merger are registered with the U.S. Securities and Exchange Commission, (iv) the completion of equity financings by Stem and Driven, and (v) the absence of any material adverse change prior to the effective date of the Merger. The obligation of each party to consummate the Merger is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. If either party fails to meet its obligations under its equity financing closing conditions, either party may elect to terminate the Merger Agreement or proceed to close the Merger. Further, either party to the Merger could elect to waive certain conditions to the closing of the Merger in order to effect the transaction and, as a result, there can be no assurance that the combined organization will have the benefit of the conditions to closing described above or otherwise set forth in the Merger Agreement. See “Risk Factors”.

Principal Products and Markets

The Company’s principal operations have historically related to the leasing of properties, funding of capital, tenant improvements and administration of its leases and provision of financing to certain lessees, engaged in the production and sale of cannabis. While the Company originally operated primarily as a real estate holding company, it is now engaged in direct operations, primarily the production and sale of cannabis in states where it is legal to do so, with respect to its properties and activities other than the leasing of properties, funding of capital improvements and administration of its leases and provision of financing to certain lessees. Historically, the Company’s principal market has been in the State of Oregon, but it is now engaged in expansion into other markets where sale of marijuana is legal, including California, Nevada, Massachusetts, Maryland and, Oklahoma.

Production and Sales

The Company’s business requires that it possess or be in a position to access specialized knowledge and expertise regarding the state-licensed cannabis industry and those persons and entities who are involved in the industry. The Company believes that its management has such specialized expertise and experience, and the Company retains legal counsel that has recognized expertise in the industry. The Company does not believe that any aspect of its business is either: (i) cyclical or seasonal; or (ii) dependent on any particular franchise or license or other agreement to use a patent, formula, trade secret, process or trade name. The Company has not identified any specific environmental protection issues which will affect its business. The Company does not own significant identifiable intangible properties outside of its cannabis licenses.

The Company does not believe that its operations are dependent on any factors within the general economy. However, any material changes in either U.S. federal law enforcement priorities or the law of the State of California, Oregon, Nevada Massachusetts, Maryland and Oklahoma or other states where the Company operates affecting the cultivation and sale of cannabis could have a material impact on the Company’s business, particularly since the growth, marketing, sale, and use of marijuana is illegal under federal law.

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Driven Deliveries, Inc.

134 Penn Street

El Segundo, CA 90245

(833) 378-6420

Driven was incorporated in the State of Delaware on July 22, 2013 under the name Digital Commerce Solutions, Inc. and changed our name to Results-Based Outsourcing, Inc. on September 5, 2014. On August 29, 2018, Driven Deliveries, Inc., a Nevada company (“Driven Nevada”), was acquired by Results-Based Outsourcing as part of a reverse merger transaction. As consideration for the merger, Results-Based Outsourcing issued the equity holders of Driven Nevada an aggregate of 30,000,000 post-split shares of their common. Following the merger, the Company adopted the business plan of Driven Nevada as a delivery company focused on deliveries for consumers of legal cannabis products, in California. The merger was accounted for as a recapitalization of the Company, therefore the financial statements as presented in this report include the historical results of Driven Nevada.

Founded by experienced technology, cannabis, and logistics executives, our goal is to provide its customers with the best cannabis delivery experience in the industry. We utilize our own fulfillment centers, drivers, and proprietary technology. Driven provides two service levels to our customers—an “Express” delivery with a limited product selection that remains unsold in the Driver’s vehicle usually delivered within 90 minutes or less and a “Next Day” scheduled delivery from a larger selection of 500+ products from a Driven fulfillment center. Currently, customers are able to place online orders from our 2 core brands, Budee and Ganjarunner. Additionally, we are participants in the growing cannabis ecosystem by providing third-party Brands the ability to transact with their customers using our technology and platform.

From a small base of business less than 3 years ago, Driven Deliveries has grown into a company completing tens of thousands of deliveries per month with a customer base of over 200,000 legal cannabis consumers. Driven’s initial business was our “Dispensary to Consumer” model, where Driven provided the vehicle, logistics, and infrastructure to complete deliveries on behalf of orders processed by our partner dispensaries. The revenue from this model consisted of charging a commission to the dispensary based on the amount of the delivered order and miles traveled. However, due to changes in regulations, and despite continued technological innovation and investment, the “Dispensary to Consumer” business has been phased out to support our direct-to-consumer business.

In the first quarter of 2019 Driven began to transform its fundamental strategy by transitioning its core focus from “Dispensary to Consumer” to “Direct to Consumer”. The executive team at Driven determined that in order to compete and be successful in California, Driven had to directly service the customer and own the customer’s experience. Neither of these was possible in the “Dispensary to Consumer” model. In order to accomplish this, Driven set out to build its own infrastructure to be able to transact and deliver directly to the cannabis consumer.

In February 2019, Driven entered into a 2-year Operating Agreement with a joint venture between Driven and CA City Supply, LLC (the “LLC”)) to gain exposure in a new geographical area and create a location for operations based in California City, CA. Under Driven management, CA City Supply was selected as 1 of 3 licensee applicants to receive a non-storefront retail & delivery license in April 2019. Thereafter, the LLC members agreed to terminate the Operating Agreement and Driven has withdrawn from its LLC membership interest due to changes in local regulations.

In June 2019, we acquired Ganjarunner, Inc, an online retailer based in Sacramento that also had a small operation in Los Angeles that focused on “Next Day” delivery from a fulfillment center. In addition to a functioning delivery operation, Ganjarunner also had a substantial amount of data and intelligence on the cannabis consumers they had been servicing with cannabis delivery for over five years. Ganjarunner was focused on a more sophisticated consumer with its target audiences falling between 30 and 55 years of age and professionally employed who wanted specific products and brands and were willing to wait for them to be delivered the next day. Ganjarunner used a heavily modified commercially available eCommerce solution (WooCommerce) to complete the next day deliveries throughout the state of California.

In August 2019, with the Ganjarunner acquisition complete, we began to combine Express deliveries with Next Day using a single technology and operations infrastructure. With this combination, cannabis consumers are given a higher level of service as they can choose Express or Next Day delivery while shopping online. Additionally, we see increased operational efficiencies as a single driver can complete both types of deliveries.

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In early September 2019, Driven entered into a Joint Venture with Budee, Inc. a large on-demand retailer based in Oakland, California. Budee, Inc had been operating a cannabis delivery service in California since 2015. Focusing exclusively on growing and streamlining its Express cannabis delivery operations, Budee became increasingly frustrated with the ability for commercial software to support the express delivery model that was compliant with state regulations. As such, Budee developed its own proprietary Budee Inventory Management System, eCommerce system, Driver application, and back-office system. The proprietary software combined with a sharp focus on margin improvement allowed Budee to scale-up its operations throughout California. As a result of the integration of Ganjarunner and Mountain High, the expansion of the Express and Next Day delivery options, Driven management reached the conclusion that the development or acquisition of custom software and infrastructure would be required to scale-up its operations. By establishing a joint venture with Budee, we were able to take advantage of reviewing the software platform and determining if it would work for our operations.

During the fourth quarter of 2019 and the first quarter of 2020 Driven and Budee, through the Joint Venture, began the process of analyzing and updating Budee’s proprietary Inventory Management System. Through a focused effort that included operational and technology changes, Driven was able to complete the transition to the unified Budee Delivery Management System. On February 27, 2020 the Company completed its acquisition of Budee, Inc. which allowed us to consolidate all of the Budee, Inc. revenue, expand our delivery operations and unify our operations and technology into a single, scalable, and supportable platform and infrastructure. As of March 2020, all Driven brands, operations, and infrastructure were integrated into a single technology based supported by unified operations. With the operational integration complete, Driven is now focused on scaling-up its delivery operations.

Stem Driven Acquisition, Inc.

2201 NW Corporate Blvd, Suite 205

Boca Raton, FL 33431

(561) 237-2931

SDA is a direct, wholly owned subsidiary of Stem and was formed solely for the purpose of carrying out the Merger.

The Merger and the Merger Agreement

The terms and conditions of the Merger described below are contained in the Merger Agreement, which is attached as Annex A to this Prospectus. You are encouraged to review the Merger Agreement carefully, as it is the legal document that governs the transaction.

Upon the terms and conditions set forth in the Merger Agreement and in accordance with the DGCL and NRS, at the Effective Time, SDA will merge with and into Driven, with Driven continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Stem.

Merger Consideration

Stem currently estimates that it will issue approximately 100,000,000 million shares of common stock to the stockholders of Driven (excluding Stem) for 100% of the outstanding equity of Driven. The shares of Stem common stock to be issued to Driven stockholders as Merger Consideration will be calculated using an Exchange Ratio of one-for-one.

At the Effective Time, each share of Driven common stock that is issued and outstanding immediately prior to the Effective Time (other than shares held by Stem and shares held by Driven in treasury (if any), which will be cancelled for no consideration and other than dissenting shares (if any), holders of which will not be entitled to the Merger Consideration and will only be entitled to such rights as may be granted under the DGCL), will be converted into the right to receive a number of shares of Stem common stock equal to its pro rata portion of the Merger Consideration, after taking into account the applicable liquidation preferences set forth in Driven’s organizational documents. No fractional shares of Stem common stock will be issued in the Merger, and Driven stockholders will receive cash in lieu of any fractional shares. The consideration is further subject to any applicable withholding.

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Treatment of Driven Equity Awards and Driven Warrants

At the Effective Time, each outstanding Driven stock option and Warrant that has not been exercised will be automatically converted into an option to purchase a number of shares of Stem common stock based upon the same terms and conditions as the original stock option.

Additionally, at the Effective Time, Stem will assume each existing Driven warrant to purchase Driven common stock, and such warrant will become a warrant to purchase shares of Stem common stock.

Treatment of Stem Common Stock, Stem Options and Warrants

Each share of Stem common stock, option or warrant to purchase Stem common stock outstanding at the Effective Time will remain issued and outstanding and such shares will be unaffected by the Merger.

Conditions to Completion of the Merger

The obligations of Stem and SDA to consummate the Merger will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in writing by Stem and SDA:

●	the accuracy of the representations and warranties made in the Merger Agreement by Driven as of the date of the Merger Agreement and as of the closing date, subject to certain materiality thresholds;

●	performance in all material respects by Driven of the covenants required to be performed by it as of or prior to the closing date;

●	since the date of the Merger Agreement, there must not have been any material adverse effect with respect to Driven that is continuing; and

●	the receipt by Stem of each of the agreements, instruments, certificates and other documents required to be delivered by Driven at or prior to the closing pursuant to the Merger Agreement;

The obligations of Driven to consummate the Merger will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in writing by Driven:

●	the accuracy of the representations and warranties made in the Merger Agreement by Stem as of the date of the Merger Agreement and as of the closing date, subject to certain materiality thresholds;

●	performance in all material respects by Stem of the covenants required to be performed by it as of or prior to the closing date;

●	since the date of the Merger Agreement, there must not have been any material adverse effect with respect to Stem that is continuing;

●	the receipt by Driven of each of the agreements, instruments, certificates and other documents required to be delivered by Stem at or prior to the closing pursuant to the Merger Agreement.

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Termination of the Merger Agreement

Either Stem or Driven may terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated.

Reasons for the Merger

After consideration and consultation with its senior management and its financial and legal advisors, the Stem Board unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby, are advisable and in the best interests of Stem and its stockholders, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated thereby in accordance with the NRS and DGCL, (iii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (iv) recommended that the Stem stockholders vote to approve the issuance of shares of Stem common stock in the Merger.

The Driven Board of Directors considered the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and unanimously determined that (i) the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Driven and (ii) recommended to the Driven Board that they approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Upon the recommendation of the Driven Special Committee, the Driven Board unanimously declared that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of Driven and its stockholders, approved the Merger Agreement and recommended that Driven stockholders adopt the Merger Agreement. The Driven Board reviewed several factors in reaching its decision and believes that the Merger Agreement, the Merger and the transactions contemplated thereby are advisable, fair to and in the best interest of, Driven and its stockholders.

Following completion of the Merger, Stem believes Driven by Stem will be the first vertically-integrated cannabis company with a DaaS platform, which will meet the needs of all cannabis consumers in markets served.

Management of both companies believe that the merger transaction will be accretive to EPS of the combined companies in calendar year 2021. Other expected benefits are: (1) increased scale to drive sales growth, (2) leveraging DRVD’s proprietary technology in new markets to drive market share; (3) cost savings estimated at $1.5M in the first year of combined operations through productivity initiatives, vertical supply chain efficiencies, and reduction and consolidation of overhead and administrative costs.

Both STEM and DRVD have taken steps to commence equity raises of up to $20M on a combined basis. Driven’s capital raise will terminate at or about the closing of the Merger. Stem’s capital raise will continue until January 31, 2021, unless extended. Both companies have effective registration statements on file with respect to their capital raises. The merger transaction is not expected to increase debt levels.

Material U.S. Federal Income Tax Consequences of the Merger

It is intended that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the Merger qualifies for such intended tax treatment, a U.S. Holder of Driven stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of such holder’s shares of Driven stock for shares of Stem common stock in the Merger, except that such holder of Driven stock generally may recognize gain or loss with respect to cash received in lieu of a fractional share of Stem common stock.

Stock Listing

Shares of Stem common stock received by Driven stockholders are expected to be listed on the OTCQX under the symbol “STMH” and on the CSE under the symbol “STEM”.

Anticipated Accounting Treatment

Stem and Driven prepare their financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Merger will be accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, with Stem considered as the accounting acquirer and Driven as the accounting acquiree. Accordingly, Stem will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date, with any excess purchase price over those fair values being recorded as goodwill. and Data” elsewhere in this Prospectus.

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Appraisal Rights

Holders of Stem common stock are not entitled to appraisal rights in connection with the Merger under Nevada law. Holders of Driven capital stock are entitled to appraisal rights in connection with the Merger under Delaware law (see Annex B).

Summary of Risk Factors

Both Stem and Driven are subject to various risks associated with their businesses and their industries.

Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

An investment in our securities involves a high degree of risk. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in our securities. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. In assessing the risks below, you should also refer to the other information contained in this prospectus, including the financial statements and the related notes, before deciding to purchase any of our securities.

Please refer to “Risk Factors” beginning on page 42, below.

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SELECTED HISTORICAL AND UNAUDITED PRO FORMA

COMBINED FINANCIAL INFORMATION AND DATA

The following tables present summary historical financial data for Stem and Driven, summary unaudited pro forma condensed combined financial data for Stem and Driven, and comparative historical and unaudited pro forma per share data for Stem and Driven.

Selected Historical Consolidated Financial Data of Stem

The selected consolidated statements of operations data for the years ended September 30, 2018, 2019 and 2020 and the selected consolidated balance sheet data as of September 30, 2020, 2019 and 2018 are derived from Stem’s audited consolidated financial statements and the selected consolidated statements of operations data for the years ended September 30, 2020, 2019 and 2018 and the selected consolidated balance sheet dated as of September 30, 2020 are derived from Stem’s audited condensed consolidated financial statements. Stem’s audited historical consolidated financial statements for the fiscal years ended September 30, 2020, September 30, 2019 and September 30, 2018 are contained in its Annual Reports on Form 10-K for the fiscal years ended September 30, 2020 September 30, 2019 and September 30, 2018, which are incorporated by reference into this Prospectus. Stem’s historical results are not necessarily indicative of the results that may be expected in any future period.

The selected historical consolidated financial data below should be read in conjunction with Stem’s management’s discussion and analysis of financial condition and results of operations and Stem’s consolidated financial statements and the notes related thereto incorporated by reference into this Prospectus. For additional information, see the section titled “Where You Can Find More Information”, below.

The following selected consolidated statement of operations data contains consolidated statement of operations data and consolidated balance sheet for the fiscal years period ended September 30, 2020, September 30, 2019 and September 30, 2018. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements which are incorporated by reference into this Prospectus.

	9/30/2020	9/30/2019	9/30/2018
Revenues	$13,974,000	$2,451,000	$1,296,000
Net loss	$(11,493,000)	$(28,985,000)	$(8,698,000)
Net income loss per share (basic)	$(0.18)	$(1.01)	$(1.05)
Weighted average no. shares (basic)	60,143,056	28,245,297	8,305,383
Stockholders’ Equity	$26,832,000	$23,594,000	$8,287,000
Total assets	$45,017,000	$31,097,000	$14,377,000
Total liabilities	$18,185,000	$7,503,000	$6,090,000

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Selected Historical Consolidated Financial Data of Driven

Set forth below are Driven’s selected historical consolidated financial data for the periods ending on and as of the dates indicated. Driven commenced operations in 2018.

The consolidated statements of operations and consolidated statements of cash flows data for each of the fiscal years ended December 31, 2018 and December 30, 2019 and the consolidated balance sheet data as of December 30, 2018 and December 31, 2019, were derived from Driven’s audited consolidated financial statements included Prospectus. The consolidated statements of operations and consolidated statements of cash flows data for each of the fiscal periods ended September 30, 2019 and September 30, 2020, and the consolidated balance sheet data as of September 30, 2020, were derived from Driven’s unaudited consolidated financial statements included elsewhere in this Prospectus.

Driven’s historical results are not necessarily indicative of future results of operations. The selected historical consolidated financial and other data set forth below should be read in conjunction with the section titled “Driven’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Driven’s historical consolidated financial statements and the notes related thereto, included elsewhere in this Prospectus.

	12/31/2019	12/31/2018
Revenues	$2,822,575	$(65,034)
Net loss	$(13,088,175)	$(2,628,817)
Net income loss per share (basic)	$(0.28)	$(0.14)
Weighted average no. shares (basic)	46,898,066	18,992,967
Stockholders’ Equity (Deficit)	$2,150,018	$(351,829)
Total assets	$7,250,727	$33,913
Total liabilities	$5,628,314	$385,742

	For the Nine Months Ended September 30,		Change
($ in thousands)	2020	2019	$	%
Revenue	$16,608,963	$1,284,292	$15,324,671	1,193%
Net (loss)	(14,769,492)	(9,182,210)	$5,587,282	61%
Basic and diluted earnings (loss) per share	(0.24)	(0.19)

UNAUDITED PRO FORMA FINANCIAL STATEMENTS OF

DRIVEN DELIVERIES, INC. AND STEM HOLDINGS, INC.

The following table reflects historical information about basic and diluted earnings (loss) per share (a) for Stem for the fiscal year ended September 30, 2020, as well as book value per share as of September 30, 2020, on a historical basis, (b) for Driven for the nine months ended September 30, 2020, as well as book value per share as of September 30, 2020, on a historical basis and (c) for Stem and Driven on an unaudited pro forma combined basis after giving effect to the mergers as if they had been completed on October 1, 2019. The pro forma data of the combined companies reflects an entire year of operations for Stem and nine months of operations for Driven. The pro forma data assumes the acquisition of 100% of the Driven common stock by Stem and was derived by combining the historical consolidated financial information of Stem and Driven, as described in this document.

Driven stockholders should read the information presented in the following table together with the historical financial statements of Stem and Driven. The pro forma data is unaudited and is presented for illustrative purposes only. Driven stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the mergers. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

	Stem Historical	Driven Historical	Pro Forma Combined(1)(2)	Pro Forma Equivalent Driven Share(3)
Fiscal year ended September 30, 2020 for Stem and nine months ended September 30, 2020 for Driven
Net income (loss) per share attributable to common stockholders:
Basic and Diluted earnings (loss) per share	$(0.18)	$(0.24)	$(0.21)	$(0.21)
Cash dividends declared per share	0	0	0	0
Cash dividends declared per share	0	0	0	0
Book value per share as of September 30, 2020 for Stem and September 30, 2020 for Driven	$0.39	$0.02	$0.53	$0.53

(1)

Included in the pro forma is the concurrent offering of shares by the Company on Forms S-1 File #333-249857 and File #333-249226 in which the Company expects to raise $10 million less closing costs and issue 20,000,000 shares of its common stock

(2)

Included in the pro forma is the increased costs as a result of application of ASC 805-Business Combinations as if the merger had occurred on October 1, 2019 (as of the date of this prospectus, these amounts are preliminary)

(3)	The Driven pro forma equivalent per share amounts were calculated by multiplying the pro forma combined amounts by the exchange ratio of 1.0.

The pro forma financial statements include the impact of the merger of Stem and Driven as if they occurred at the inception of each relevant period reported. Driven has a calendar year-end and Stem has a September 30, 2020 year-end. As a result, the historical financial statements for Driven reflect only nine months of operations while the Stem financial statements reflect an entire year of operations.

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MARKET PRICE AND DIVIDEND INFORMATION

The closing price of Stem common stock on December 24, 2020, the last trading day prior to the filing of this Prospectus was $0.4245 per share and the closing price of Driven common stock on December 24, 2020 was $0.41 per share, reported on the OTCQX and OTCQB, respectively.

Dividends

Neither Stem nor Driven have ever declared and paid any dividends. Future dividends and any determination to pay cash dividends subsequent to the Merger will be at the discretion of the combined company’s board of directors and will depend upon a number of factors, including the combined company’s views on potential future capital requirements, projected cash flows and needs, and changes to the combined company’s business model.

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RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained or incorporated by reference in this Prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of Stem common stock. You should also read and consider the other information in this Prospectus and additional information about Stem set forth in its Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and other documents which Stem files with the SEC and are incorporated by reference into this Prospectus.

Risks Related to the Merger

There can be no assurance when or if the proposed Merger will be consummated.

Despite the approval of the shareholders of Stem and Driven, specified conditions must be satisfied or waived to complete the Merger, including, among others, the absence of laws in the United States and certain specified jurisdictions enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement, There can be no assurance that Stem and Driven will be able to satisfy the closing conditions or that closing conditions beyond Stem’s or Driven’s control will be satisfied or waived. The Merger Agreement also contains certain customary termination rights, including, among others, the right of either party to terminate the transaction based on the conclusions of their due diligence.

There is no guarantee that the synergies projected by the parties will be achieved.

The parties to the merger believe that there are substantial synergies to be achieved by the combination of the companies. Notwithstanding, there is no guarantee that these synergies will be achieved or that the transaction may not be dilutive to the shareholders of both companies as a result.

Risks Related to the Marijuana Industry

Cannabis continues to be a Controlled Substance under the United States Federal Controlled Substances Act and our business may result in federal civil or criminal prosecution.

We are directly engaged in the medical and recreational cannabis industry in the U.S. where local state law permits such activities however all such activities remain illegal under federal law in the U.S. Investors are cautioned that in the U.S., cannabis is highly regulated at the state level. To our knowledge, there are to date a total of 33 states, and the District of Columbia, Puerto Rico and Guam that have legalized medical cannabis in some form, including California, although not all states have fully implemented their legalization programs. Eleven states and the District of Columbia have legalized cannabis for recreational use. Fourteen additional states have legalized high-cannabidiol (“CBD”), low Delta-9-tetrahydrocannabinol (“THC”) oils for a limited class of patients. Notwithstanding the permissive regulatory environment of cannabis at the state level, cannabis continues to be categorized as a Schedule I controlled substance under the U.S. Controlled Substance Act of 1970 (codified in 21 U.S.C.A. Section 812) (the “Controlled Substances Act”). Under United States federal law, a Schedule I drug is considered to have a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the substance under medical supervision. Federal law prohibits commercial production and sale of all Schedule I controlled substances, and as such, cannabis-related activities, including without limitation, the importation, cultivation, manufacture, distribution, sale and possession of cannabis remain illegal under U.S. federal law. It is also illegal to aid or abet such activities or to conspire or attempt to engage in such activities. Strict compliance with state and local laws with respect to cannabis may neither absolve us of liability under U.S. federal law, nor provide a defense to any federal proceeding brought against us. An investor’s contribution to and involvement in such activities may result in federal civil and/or criminal prosecution, including, but not limited to, forfeiture of his, her or its entire investment, fines and/or imprisonment.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges and penalties, including, but not limited to, disgorgement of profits, cessation of business activities, divestiture, or prison time. This could have a material adverse effect on us, including our reputation and ability to conduct business, the potential listing of our securities on the Canadian Securities Exchange (the “CSE”), our financial position, operating results, profitability or liquidity or the market price of our publicly traded shares. In addition, it is difficult for us to estimate the time or resources that would be needed for the investigation or defense of any such matters or our final resolution because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested by the applicable authorities involved, and such time or resources could be substantial.

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The approach to the enforcement of cannabis laws may be subject to change, which creates uncertainty for our business.

As a result of the conflicting views between state legislatures and the federal government regarding cannabis, investments in, and the operations of, cannabis businesses in the U.S. are subject to inconsistent laws and regulations. The so-called “Cole Memorandum” issued by former Deputy Attorney General James Cole on August 29, 2013 and other Obama-era cannabis policy guidance, discussed below, provided the framework for managing the tension between federal and state cannabis laws. Subsequently, as discussed below, former Attorney General Jeff Sessions rescinded the Cole Memo and related policy guidance. Although no longer in effect, these policies, and the enforcement priorities established within, appear to continue to be followed during the Trump administration and remain critical factors that inform the past and future trend of state-based legalization.

The Cole Memo directed U.S. Attorneys not to prioritize the enforcement of federal cannabis laws against individuals and businesses that comply with state medical or adult-use cannabis regulatory programs, provided certain enumerated enforcement priorities (such as diversion or sale of cannabis to minors) were not implicated. In addition to general prosecutorial guidance issued by the DOJ, FinCEN issued a the FinCEN Memorandum on February 14, 2014 outlining Bank Secrecy Act-compliant pathways for financial institutions to service state-sanctioned cannabis businesses, which echoed the enforcement priorities outlined in the Cole Memorandum. On the same day the FinCEN Memorandum was published, the DOJ issued complimentary policy guidance directing prosecutors to apply the enforcement priorities of the Cole Memo when determining whether to prosecute individuals or institutions with crimes related to financial transactions involving the proceeds of cannabis-related activities.

On January 4, 2018, the then Attorney General Jeff Sessions rescinded the Cole Memo, the Cole Banking Memorandum, and all other related Obama-era DOJ cannabis enforcement guidance. While the rescission did not change federal law, as the Cole Memo and other DOJ guidance documents were not themselves laws, the rescission removed the DOJ’s formal policy that state-regulated cannabis businesses in compliance with the Cole Memo guidelines should not be a prosecutorial priority. Notably, former Attorney General Sessions’ rescission of the Cole Memo and the Cole Banking Memorandum has not affected the status of the FinCEN Memorandum issued by the Department of Treasury, which remains in effect. In addition to his rescission of the Cole Memo, former Attorney General Sessions issued a one-page memorandum known as the “Sessions Memorandum.” The Sessions Memorandum explains the DOJ’s rationale for rescinding all past DOJ cannabis enforcement guidance, claiming that Obama-era enforcement policies are “unnecessary” due to existing general enforcement guidance adopted in the 1980s, in chapter 9.27.230 of the U.S. Attorney’s Manual (the “USAM”). The USAM enforcement priorities, like those of the Cole Memo, are based on the use of the federal government’s limited resources and include “law enforcement priorities set by the Attorney General,” the “seriousness” of the alleged crimes, the “deterrent effect of criminal prosecution,” and “the cumulative impact of particular crimes on the community.” Although the Sessions Memorandum emphasizes that cannabis is a federally illegal Schedule I controlled substance, it does not otherwise instruct U.S. Attorneys to consider the prosecution of cannabis-related offenses a DOJ priority, and in practice, most U.S. Attorneys have not changed their prosecutorial approach to date. However, due to the lack of specific direction in the Sessions Memorandum as to the priority federal prosecutors should ascribe to such cannabis activities and the lack of additional guidance since the resignation of former Attorney General Sessions, there can be no assurance that the federal government will not seek to prosecute cases involving cannabis businesses that are otherwise compliant with state law.

Such potential proceedings could involve significant restrictions being imposed upon us or third parties, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, revenues, operating results and financial condition as well as our reputation and prospects, even if such proceedings were concluded successfully in our favor. In the extreme case, such proceedings could ultimately involve the criminal prosecution of our key executives, the seizure of corporate assets, and consequently, the inability of us to continue its business operations. Strict compliance with state and local laws with respect to cannabis does not absolve us of potential liability under U.S. federal law, nor provide a defense to any federal proceeding which may be brought against us. Any such proceedings brought against us may adversely affect our operations and financial performance.

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We may be in violation of anti-money laundering laws and regulations which could impact our ability to obtain banking services, result in the forfeiture or seizure of our assets and could require us to suspend or cease operations.

We are subject to a variety of laws and regulations domestically and in the U.S. that involve money laundering, financial recordkeeping and proceeds of crime, including the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, the Criminal Code (Canada) and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the U.S. and Canada. Since the cultivation, manufacture, distribution and sale of cannabis remains illegal under the Controlled Substances Act, banks and other financial institutions providing services to cannabis-related businesses risk violation of federal anti-money laundering statutes (18 U.S.C. §§ 1956 and 1957), the unlicensed money-remitter statute (18 U.S.C. § 1960) and the Bank Secrecy Act, among other applicable federal statutes. Banks or other financial institutions that provide cannabis businesses with financial services such as a checking account or credit card in violation of the Bank Secrecy Act could be criminally prosecuted for willful violations of money laundering statutes, in addition to being subject to other criminal, civil, and regulatory enforcement actions. Banks often refuse to provide banking services to businesses involved in the cannabis industry due to the present state of the laws and regulations governing financial institutions in the U.S. The lack of banking and financial services presents unique and significant challenges to businesses in the cannabis industry. The potential lack of a secure place in which to deposit and store cash, the inability to pay creditors through the issuance of checks and the inability to secure traditional forms of operational financing, such as lines of credit, are some of the many challenges presented by the unavailability of traditional banking and financial services. These statutes can impose criminal liability for engaging in certain financial and monetary transactions with the proceeds of a “specified unlawful activity” such as distributing controlled substances which are illegal under federal law, including cannabis, and for failing to identify or report financial transactions that involve the proceeds of cannabis-related violations of the Controlled Substances Act. We may also be exposed to the foregoing risks.

As previously introduced, in February 2014, FinCEN issued the FinCEN Memo providing instructions to banks seeking to provide services to cannabis-related businesses. The FinCEN Memo states that in some circumstances, it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of the Bank Secrecy Act. It refers to supplementary guidance that former Deputy Attorney General James M. Cole issued to federal prosecutors relating to the prosecution of money laundering offenses predicated on cannabis-related violations of the Controlled Substances Act. Although the FinCEN Memo remains in effect today, it is unclear at this time whether the current administration will follow the guidelines of the FinCEN Memo. Overall, the DOJ continues to have the right and power to prosecute crimes committed by banks and financial institutions, such as money laundering and violations of the Bank Secrecy Act, that occur in any state, including in states that have legalized the applicable conduct and the DOJ’s current enforcement priorities could change for any number of reasons. A change in the DOJ’s enforcement priorities could result in the DOJ prosecuting banks and financial institutions for crimes that previously were not prosecuted. If we do not have access to a U.S. banking system, its business and operations could be adversely affected.

Other potential violations of federal law resulting from cannabis-related activities include the Racketeer Influenced Corrupt Organizations Act (“RICO”). RICO is a federal statute providing criminal penalties in addition to a civil cause of action for acts performed as part of an ongoing criminal organization. Under RICO, it is unlawful for any person who has received income derived from a pattern of racketeering activity (which includes most felonious violations of the Canadian Securities Administrators), to use or invest any of that income in the acquisition of any interest, or the establishment or operation of, any enterprise which is engaged in interstate commerce. RICO also authorizes private parties whose properties or businesses are harmed by such patterns of racketeering activity to initiate a civil action against the individuals involved. Although RICO suits against the cannabis industry are rare, a few cannabis businesses have been subject to a civil RICO action. Defending such a case has proven extremely costly, and potentially fatal to a business’ operations.

In the event that any of our operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize our ability to declare or pay dividends, effect other distributions, and subject us to civil and/or criminal penalties. Furthermore, while there are no current intentions to declare or pay dividends on our Common Stock in the foreseeable future, in the event that a determination was made that our proceeds from operations (or any future operations or investments in the United States) could reasonably be shown to constitute proceeds of crime, we may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time. We could likewise be required to suspend or cease operations entirely.

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We may become subject to federal and state forfeiture laws which could negatively impact our business operations.

Violations of any federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, seizure of assets, disgorgement of profits, cessation of business activities or divestiture. As an entity that conducts business in the cannabis industry, we are potentially subject to federal and state forfeiture laws (criminal and civil) that permit the government to seize the proceeds of criminal activity. Civil forfeiture laws could provide an alternative for the federal government or any state (or local police force) that wants to discourage residents from conducting transactions with cannabis related businesses but believes criminal liability is too difficult to prove beyond a reasonable doubt. Also, an individual can be required to forfeit property considered to be the proceeds of a crime even if the individual is not convicted of the crime, and the standard of proof in a civil forfeiture matter is lower than the standard in a criminal matter. Depending on the applicable law, whether federal or state, rather than having to establish liability beyond a reasonable doubt, the federal government or the state, as applicable, may be required to prove that the money or property at issue is proceeds of a crime only by either clear and convincing evidence or a mere preponderance of the evidence.

Investors located in states where cannabis remains illegal may be at risk of prosecution under federal and/or state conspiracy, aiding and abetting, and money laundering statutes, and be at further risk of losing their investments or proceeds under forfeiture statutes. Many states remain fully able to take action to prevent the proceeds of cannabis businesses from entering their state. Because state legalization is relatively new, it remains to be seen whether these states would take such action and whether a court would approve it. Our investors and prospective investors should be aware of these potentially relevant federal and state laws in considering whether to invest in us.

We are subject to certain tax risks and treatments that could negatively impact our results of operations.

Section 280E of the Internal Revenue Code, as amended, prohibits businesses from deducting certain expenses associated with trafficking controlled substances (within the meaning of Schedule I and II of the Controlled Substances Act). The IRS has invoked Section 280E in tax audits against various cannabis businesses in the U.S. that are permitted under applicable state laws. Although the IRS issued a clarification allowing the deduction of certain expenses, the scope of such items is interpreted very narrowly and the bulk of operating costs and general administrative costs are not permitted to be deducted. While there are currently several pending cases before various administrative and federal courts challenging these restrictions, there is no guarantee that these courts will issue an interpretation of Section 280E favorable to cannabis businesses.

The heightened regulatory scrutiny could have a negative impact on our ability to raise capital.

Our business activities rely on newly established and/or developing laws and regulations in multiple jurisdictions, including in Nevada. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes may adversely affect our profitability or cause it to cease operations entirely. The cannabis industry may come under the scrutiny or further scrutiny by the U.S. Food and Drug Administration, SEC, the DOJ, the Financial Industry Regulatory Authority or other federal, Nevada or other applicable state or non-governmental regulatory authorities or self-regulatory organizations that supervise or regulate the production, distribution, sale or use of cannabis for medical or non-medical purposes in the U.S. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding our industry may adversely affect our business and operations, including without limitation, the costs to remain compliant with applicable laws and the impairment of its ability to raise additional capital, create a public trading market in the U.S. for our securities or to find a suitable acquirer, which could reduce, delay or eliminate any return on investment in the company.

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The potential re-classification of cannabis in the United States could create additional regulatory burdens on our operations and negatively affect our results of operations.

If cannabis and/or CBD is re-categorized as a Schedule II or lower controlled substance, the ability to conduct research on the medical benefits of cannabis would most likely be improved; however, rescheduling cannabis may materially alter enforcement policies across many federal agencies, primarily the U.S. Food and Drug Administration (the “FDA”). FDA is responsible for ensuring public health and safety through regulation of food, drugs, supplements, and cosmetics, among other products, through its enforcement authority pursuant to the Federal Food Drug and Cosmetic Act (the “FFDCA”). FDA’s responsibilities include regulating the ingredients as well as the marketing and labeling of drugs sold in interstate commerce. Because cannabis is federally illegal to produce and sell, and because it has no federally recognized medical uses, the FDA has historically deferred enforcement related to cannabis to the U.S. Drug Enforcement Agency (the “DEA”); however, the FDA has enforced the FFDCA with regard to hemp-derived products, especially CBD, sold outside of state-regulated cannabis businesses. If cannabis were to be rescheduled to a federally controlled, yet legal, substance, FDA would likely play a more active regulatory role. Further, in the event that the pharmaceutical industry directly competes with state-regulated cannabis businesses for market share, as could potentially occur with rescheduling, the pharmaceutical industry may urge the DEA, FDA, and others to enforce the FFDCA against businesses that comply with state but not federal law. The potential for multi-agency enforcement post-rescheduling could threaten or have a materially adverse effect on the operations of existing state-legal cannabis businesses, including the company.

There is uncertainty regarding the availability of U.S. federal patent and trademark protection.

As long as cannabis remains illegal under U.S. federal law, the benefit of certain federal laws and protections which may be available to most businesses, such as federal trademark and patent protection regarding the intellectual property of a business, may not be available to us. As a result, our intellectual property may never be adequately or sufficiently protected against the use or misappropriation by third-parties. In addition, since the regulatory framework of the cannabis industry is in a constant state of flux, we can provide no assurance that it will ever obtain any protection of its intellectual property, whether on a federal, state or local level.

We could experience difficulty enforcing our contracts.

Due to the nature of our business and the fact that our contracts involve cannabis and other activities that are not legal under U.S. federal law and in some jurisdictions, we may face difficulties in enforcing our contracts in federal and certain state courts. The inability to enforce any of our contracts could have a material adverse effect on our business, operating results, financial condition or prospects.

Risks Related to the Business

We will require additional financing to support our on-going operations.

We will require equity and/or debt financing to support on-going operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. A number of factors could cause us to incur higher borrowing costs and experience greater difficulty accessing public and private markets for debt. These factors include disruptions or declines in the global capital markets and/or a decline in our financial performance, outlook, or credit ratings. There can be no assurance that additional financing will be available to us when needed or on terms which are acceptable. Our inability to raise financing to fund on-going operations, capital expenditures or acquisitions may adversely affect our ability to fund our operations, meet contractual commitments, make future investments or desirable acquisitions, or respond to competitive challenges and may have a material adverse effect upon our business, results of operations, financial condition or prospects.

If additional funds are raised through further issuances of equity or convertible debt securities, existing shareholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of holders of Common Stock. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

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We may not be able to continue to operate as a going concern.

Since our inception, we have incurred significant operating losses and negative cash flows from operations. For the fiscal year ended September 30, 2020, the Company incurred a net loss of approximately $11,493,000 and used cash in operating activities of approximately $5,028,000. In addition, the Company’s independent registered public accounting firm, in their report on the Company’s September 30, 2020 audited financial statements, raised substantial doubt about the Company’s ability to continue as a going concern. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon improving its profitability and raising additional debt or equity capital. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its shareholders, in the case of equity financing.

We have identified material weaknesses in our internal control over financial reporting that, if not properly remediated, could result in material misstatements in our financial statements in future periods.

Management identified material weaknesses in our internal control over financial reporting as of September 30, 2020. See “Item 9A – Controls and Procedures” of our Form 10-K for the fiscal year ended September 30, 2020 filed with the Securities and Exchange Commission on December 28, 2020.

Although we are undertaking steps to address these material weaknesses, the existence of a material weakness is an indication that there is more than a remote likelihood that a material misstatement of our financial statements will not be prevented or detected in the current or any future period. Remediation efforts are still in process and have not yet been completed. We cannot assure you that the steps taken will remediate such weakness, nor can we be certain of whether additional actions will be required or the costs of any such actions.

In addition, we may in the future identify further material weaknesses in our internal control over financial reporting that we have not discovered to date. Although we are engaged in remediation efforts with respect to the material weaknesses, the existence of one or more material weaknesses could result in errors in our financial statements, and substantial costs and resources may be required to rectify these or other internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our common stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed. We cannot assure you that we will be able to remediate these material weaknesses in a timely manner.

We may experience difficulties in generating profits.

We may experience difficulties in our development process, such as capacity constraints, quality control problems or other disruptions, which would make it more difficult to generate profits. Our failure to achieve a low-cost structure through economies of scale or improvements in manufacturing processes and design could have a material adverse effect on our business, prospects, results of operations and financial condition.

We will likely incur significant costs and obligations in relation to our on-going and anticipated business operations.

We expect to incur significant on-going costs and obligations related to our investment in infrastructure and growth and for regulatory compliance, which could have a material adverse impact on our results of operations, financial condition and cash flows. In addition, future changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the company.

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Acquisitions may be cash flow negative.

We may acquire companies which operate at a negative cash flow, which could place a strain on our cash resources and otherwise have a negative impact on our overall cash flow and need to access additional capital.

We are reliant on key employees in the management of our business and loss of their services could materially adversely affect our business.

Our success is dependent upon the ability, expertise, judgment, discretion and good faith of our senior management. While employment agreements or management agreements are customarily used as a primary method of retaining the services of key employees, these agreements cannot assure the continued services of such employees. Any loss of the services of such individuals could have a material adverse effect on our business, operating results, financial condition or prospects. We do not carry any key man life insurance.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the SEC required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations also may make it more difficult and expensive for us to obtain director and officer liability insurance and we may at times be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Thus, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

Our business is heavily regulated which could have a material adverse effect on our results of operations and financial condition.

The business and activities of the company are heavily regulated in all jurisdictions (particularly with respect to state and local governments) where it carries on business. Our operations are subject to various laws, regulations and guidelines by governmental authorities, relating to the manufacture, marketing, management, transportation, storage, sale, pricing and disposal of marijuana and cannabis oil, and also including laws and regulations relating to health and safety, insurance coverage, the conduct of operations and the protection of the environment. Laws and regulations, applied generally, grant government agencies and self-regulatory bodies broad administrative discretion over the activities of the company, including the power to limit or restrict business activities as well as impose additional disclosure requirements on our products and services. Achievement of our business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and obtaining all regulatory approvals, where necessary, for the sale of our products. Similarly, we cannot predict the time required to secure all appropriate regulatory approvals for its products, or the extent of testing and documentation that may be required by governmental authorities. Any delays in obtaining, or failure to obtain regulatory approvals would significantly delay the development of markets and products and could have a material adverse effect on the business, results of operations and financial condition of the company.

We will incur ongoing costs and obligations related to regulatory compliance. Failure to comply with regulations may lead to possible sanctions including the revocation or imposition of additional conditions on licenses to operate our business, the suspension or expulsion from a particular market or jurisdiction or of our key personnel, and the imposition of fines and censures. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to our operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the company.

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Our industry is subject to intense competition.

There is potential that we will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and experience than the company. Increased competition by larger and better-financed competitors could materially and adversely affect the business, financial condition, results of operations or prospects of the company. If we are unable to compete effectively, it could decrease our customer traffic, sales and profit margins, which could adversely affect our business, financial condition, and results of operations.

Because of the early stage of the industry in which we operate, we expect to face additional competition from new entrants. To become and remain competitive, we will require research and development, marketing, sales and support. We may not have sufficient resources to maintain research and development, marketing, sales and support efforts on a competitive basis which could materially and adversely affect the business, financial condition, results of operations or prospects of the company.

We have a limited operating history.

The Company and its subsidiaries have varying and limited operating histories, which can make it difficult for investors to evaluate our operations and prospects and may increase the risks associated with investment into the company.

The results of future clinical research may negatively impact our business.

Research in Canada, the U.S. and internationally regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis or isolated cannabinoids (such as CBD and THC) remains in early stages. There have been relatively few clinical trials on the benefits of cannabis or isolated cannabinoids (such as CBD and THC). Although we believe that the articles, reports and studies support its beliefs regarding the medical benefits, viability, safety, efficacy, dosing and social acceptance of cannabis, future research and clinical trials may prove such statements to be incorrect, or could raise concerns regarding, and perceptions relating to, cannabis. Given these risks, uncertainties and assumptions, prospective purchasers of our Common Stock should not place undue reliance on such articles and reports. Future research studies and clinical trials may draw opposing conclusions to those stated in this Prospectus or reach negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing, social acceptance or other facts and perceptions related to cannabis, which could have a material adverse effect on the demand for our products with the potential to lead to a material adverse effect on our business, financial condition, results of operations or prospects.

We are reliant on key inputs and changes in their costs could negatively impact our profitability.

The manufacturing business is dependent on a number of key inputs and their related costs including raw materials and supplies related to product development and manufacturing operations. Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition, results of operations or prospects of the company. Some of these inputs may only be available from a single supplier or a limited group of suppliers. If a sole source supplier was to go out of business, the company might be unable to find a replacement for such source in a timely manner or at all. If a sole source supplier were to be acquired by a competitor, that competitor may elect not to sell to the company in the future. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition, results of operations or prospects of the company.

We are subject to environmental regulations.

Our operations are subject to environmental regulation in the various jurisdictions in which we operate. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our operations.

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Failure to comply with applicable environmental laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. We may be required to compensate those suffering loss or damage due to our operations and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

The market for our products is difficult to forecast and our forecasts may not be accurate which could negatively impact our results of operations.

We must rely largely on our own market research to forecast sales as detailed forecasts are not generally obtainable from other sources at this early stage of the industry. A failure in the demand for our products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations, financial condition or prospects of the company.

We are subject to certain risks regarding the management of our growth.

We may be subject to growth-related risks including capacity constraints and pressure on our internal systems and controls. The ability of the company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the company to deal with this growth may have a material adverse effect on our business, financial condition, results of operations or prospects.

We may experience difficulties in maintaining adequate internal controls.

Certain of our officers and directors lack experience in and with the reporting and disclosure obligations of publicly-traded companies. Such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders. Effective internal controls are necessary for the company to provide reliable financial reports and to help prevent fraud. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause it to fail to meet its reporting obligations. If the company or its auditors discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our Consolidated Financial Statements and materially adversely affect the trading price of our Common Stock. In addition, our operations, future earnings and ultimate financial success could suffer irreparable harm due to our officers’ and directors’ lack of experience with publicly-traded companies and their reporting requirements in general.

We are subject to product liability regarding our products, which could result in costly litigation and settlements.

As a distributor of products designed to be ingested by humans, the company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the sale of our products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of our products alone or in combination with other medications or substances could occur. We may be subject to various product liability claims, including, among others, that our products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances.

A product liability claim or regulatory action against the company could result in increased costs, could adversely affect our reputation with our clients and consumers generally, and could have a material adverse effect on our results of operations and financial condition of the company. Although we have secured product liability insurance, and strictly enforce a quality standard within the operations, there can be no assurances that we will be able to maintain our product liability insurance on acceptable terms or with adequate coverage against potential liabilities. This scenario could prevent or inhibit the commercialization of our potential products. To date, there have been no product related issues.

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We may have uninsured or uninsurable risks.

We may be subject to liability for risks against which we cannot insure or against which we may elect not to insure due to the high cost of insurance premiums or other factors. The payment of any such liabilities would reduce the funds available for our normal business activities. Payment of liabilities for which the company does not carry insurance may have a material adverse effect on our financial position and operations.

Certain remedies shareholders may seek against our officers and directors may be limited and such officers and directors may be entitled to indemnification by the company.

Our governing documents provide that the liability of our board of directors and officers is eliminated to the fullest extent allowed under the laws of the State of Nevada. Thus, the company and the shareholders of the company may be prevented from recovering damages for alleged errors or omissions made by the members of our board of directors and officers. Our governing documents also provide that the company will, to the fullest extent permitted by law, indemnify members of our board of directors and officers for certain liabilities incurred by them by virtue of their acts on behalf of the company.

Breaches in our security, cyber-attacks or other cyber-risks could expose us to significant liability and cause our business and reputation to suffer.

Our operations involve transmission and processing of our customers’ confidential, proprietary and sensitive information. We have legal and contractual obligations to protect the confidentiality and appropriate use of customer data. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks as a result of third-party action, employee error or misconduct. Security risks, including, but not limited to, unauthorized use or disclosure of customer data, theft of proprietary information, loss or corruption of customer data and computer hacking attacks or other cyber-attacks, could expose us to substantial litigation expenses and damages, indemnity and other contractual obligations, government fines and penalties, mitigation expenses and other liabilities. We are continuously working to improve our information technology systems, together with creating security boundaries around our critical and sensitive assets. We provide advance security awareness training to our employees and contractors that focuses on various aspects of the cyber security world. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until successfully launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures and our products could be harmed, we could lose potential sales and existing customers, our ability to operate our business could be impaired, and we may incur significant liabilities.

Our business, results of operations and financial condition may be adversely impacted by the COVID-19 pandemic.

The COVID-19 pandemic has negatively affected the U.S. and global economies, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of the financial markets. We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including how it will impact our customers, employees and supply chain. Given the critical nature of the services and products that we provide, our calibration labs, distribution centers and support offices have remained open during the pandemic. While the COVID-19 pandemic did not have a material adverse effect on our reported results for the second quarter of fiscal year 2020, we are unable to predict the ultimate impact that it may have on our business, future results of operations, financial position or cash flows. The extent to which our operations may be impacted by the COVID-19 pandemic will depend largely on future developments, which are highly uncertain and cannot be accurately predicted. We may experience additional operating costs due to increased challenges with our workforce (including as a result of illness, absenteeism or government orders), access to supplies, capital, and fundamental support services (such as shipping and transportation). Even after the COVID-19 pandemic has subsided, we may experience materially adverse impacts to our business due to any resulting economic recession or depression. Furthermore, the impacts of a potential worsening of global economic conditions and the continued disruptions to and volatility in the financial markets remain unknown.

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The impact of the COVID-19 pandemic may also exacerbate other risks discussed in this section, any of which could have a material adverse effect on us. This situation is changing rapidly and additional impacts may arise that we are not aware of currently.

The COVID-19 pandemic may significantly disrupt our workforce and internal operations.

The COVID-19 pandemic may significantly disrupt our workforce if a significant percentage of our employees are unable to work due to illness, quarantines, government actions, facility closures in response to the pandemic, fear of acquiring COVID-19 while performing essential business functions, or as a result of recent changes to unemployment insurance where unemployed workers can receive, in the short-term, benefits in excess of what would be offered for working for us. As part of our response to the pandemic, we instituted hazard pay for certain employees that perform essential work at customer sites. While we remain fully operational as an essential business, we cannot guarantee that we will be able to adequately staff our operations when needed, particularly as the COVID-19 pandemic progresses, which may strain our existing personnel, increase costs, and negatively impact our operations. As a result, our internal operations may experience disruptions. The pandemic may create additional challenges in attracting and retaining quality employees in the future. In addition, COVID-19 related-illness could impact members of our board of directors resulting in absenteeism from meetings of the directors or committees of directors, making it more difficult to convene the quorums of the full board of directors or its committees needed to conduct meetings for the management of our affairs. We cannot predict the extent to which the COVID-19 pandemic may disrupt our workforce and internal operations.

We have taken certain precautions due to the COVID-19 pandemic that could negatively impact our business.

In response to the COVID-19 pandemic, we have taken measures intended to protect the health and well-being of our employees, customers, and communities, which could negatively impact our business. These measures include temporarily requiring all non-essential employees (personnel whose roles allow) to work remotely, restricting work-related travel except for direct onsite service to our customers, restricting non-essential visitors from entering our sites, increasing the frequency and extent of cleaning and disinfecting facilities, workstations, and equipment, developing social distancing plans, and instituting specialized training to ensure the safe handling of our customers’ critical equipment. The health of our workforce, customers and communities is of primary concern and we may take further actions as may be required by government authorities or as we determine are in the best interests of our employees, customers and others. In addition, our management team has, and will likely continue to, spend significant time, attention and resources monitoring the COVID-19 pandemic and seeking to manage its effects on our business and workforce. The extent to which the pandemic and our precautionary measures may impact our business will depend on future developments, which are highly uncertain and cannot be predicted at this time.

Risks related to this Offering and the Ownership of our Common Stock

Our directors and officers control a significant percentage of our Common Stock.

The officers and directors of the company currently own a significant portion of the issued and outstanding shares of Common Stock. Our shareholders nominate and elect our board of directors, which generally has the ability to control the acquisition or disposition of our assets, and the future issuance of our Common Stock or other securities. Accordingly, for any matters with respect to which a majority vote of our Common Stock may be required by law, our directors and officers may have the ability to control such matters. Because the directors and officers control a substantial portion of such Common Stock, investors may find it difficult or impossible to replace our directors if they disagree with the way our business is being operated.

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Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Exchange Act, it will be more difficult for investors to liquidate their investment. The SEC defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The shares of Common Stock are covered by the penny stock rules pursuant to Rule 15g-9 under the Exchange Act, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the securities of the company that are captured by the penny stock rules. Consequently, the penny stock rules may affect the ability of broker-dealers to trade our securities. Management believes that the penny stock rules could discourage investor interest in and limit the marketability of our Common Stock.

Financial Industry Regulatory Authority sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock, which could depress the price of our common stock.

In addition to the “penny stock” rules described above, the U.S. Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer before recommending an investment to a customer. Prior to recommending speculative, low priced securities to non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Pursuant to the interpretation of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend our Common Stock to customers which may limit an investor’s ability to buy and sell our Common Stock, have an adverse effect on the market for our Common Stock, and thereby negatively impact the price of our Common Stock.

Our Common Stock is subject to liquidity risks.

Our Common Stock trades on the OTCQX in the United States and the CSE in Canada. The OTCQX is an inter-dealer, over-the-counter market that provides significantly less liquidity than other national or regional exchanges. Securities traded on the OTCQX tend to be thinly traded, highly volatile, have fewer market makers and are not followed by analysts. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCQX. Quotes for stocks listed on the OTCQX are not listed in newspapers. Therefore, prices for securities traded solely on the OTCQX may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

We cannot predict at what prices our Common Stock will trade in the future and there can be no assurance that an efficient and liquid trading market will develop or be sustained. Commencing in July 2018, our Common Stock began trading on the CSE. Because our Common Stock may be thinly traded on the CSE, we have limited liquidity on this exchange and we cannot guaranty that we will do so in the future. There is a significant liquidity risk associated with an investment in the company.

The shares of our Common Stock we may issue in the future and the options we may issue in the future may have an adverse effect on the market price of our Common Stock and cause dilution to investors.

We may issue shares of Common Stock and warrants to purchase Common Stock pursuant to private offerings and we may issue options to purchase Common Stock to our executive officers pursuant to their employment agreements. The sale, or even the possibility of sale, of shares pursuant to a separate offering or to executive officers could have an adverse effect on the market price of our Common Stock or on our ability to obtain future financing.

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Our stock price may be volatile and you may not be able to sell your shares for more than what you paid.

Our stock price may be subject to significant volatility, and you may not be able to sell shares of Common Stock at or above the price you paid for them. The trading price of our Common Stock has been subject to fluctuations in the past and the market price of our Common Stock could continue to fluctuate in the future in response to various factors, including, but not limited to: quarterly variations in operating results; our ability to control costs and improve cash flow; announcements of innovations or new products by us or by our competitors; changes in investor perceptions; and new products or product enhancements by us or our competitors. An investment in our common stock is speculative and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in us, including the risk of losing their entire investment.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference into this Prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to Stem, Driven, the Merger and the other proposed transactions. Forward-looking statements can be identified by words such as: “may,” “should,” “will,” “could,” “would,” “anticipate,” “plan,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Stem and Driven, including the anticipated operations, financial position, liquidity, performance, prospects or growth and scale opportunities of Stem, Driven or the combined company, the strategies, prospects, plans, expectations or objectives of management of Stem or Driven for future operations of the combined company, the ability of the combined company to protect its intellectual property rights, the anticipated operations, financial position, liquidity, performance, prospects or growth and scale opportunities of Stem, Driven or the combined company, statements regarding future economic conditions or performance.

These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic instability and uncertainty. The extent to which the COVID-19 pandemic impacts the business, operations, and financial results of Stem and Driven, including the duration and magnitude of such effects, will depend on numerous evolving factors, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or mitigate its impact, further government-mandated shutdown orders, and how quickly and to what extent normal economic and operating conditions can resume.

These statements are based upon information available to Stem, Driven and the combined company as of the date of this Prospectus and represent their current views and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Stem and/or Driven. As a result of these uncertainties and because the information on which these forward-looking statements is based may ultimately prove to be incorrect, actual results may differ materially from those anticipated. Important factors that could cause actual results to differ include, among others, the following:

●	the Merger may not be completed on the terms or timeline currently contemplated, or at all, including because Stem and/or Driven may be unable to satisfy the conditions or obtain the approvals required to complete the Merger, or such approvals may contain material restrictions or conditions;

●	the failure to obtain, or delays in obtaining, required regulatory approvals;

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●	failure to complete the Merger could adversely affect the market price of Stem common stock, as well as its business, financial condition and results of operations;

●	the consideration to be issued to Driven stockholders in the Merger will not be adjusted if there is a change in the trading price of Stem common stock;

●	the integration of the Driven business into Stem may not be as successful as anticipated;

●	Stem may fail to realize some or all of the anticipated benefits of the Merger, including leveraging assets and obtaining operational efficiencies and synergies;

●	the business of each of Stem and Driven is vulnerable to changes in economic conditions or a downturn or slow-down in growth of the cannibis industry as a whole, the result of which, whether or not related to the COVID-19 pandemic, could cause the combined company to fail to execute its growth strategy;

●	the market price for shares of Stem common stock before and after the completion of the Merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market price of shares of Stem common stock and the value of shares of Driven common stock;

●	failure to attract, motivate and retain senior management and other key employees could diminish the anticipated benefits of the Merger;

●	each of Stem and Driven may incur significant transaction costs in connection with the Merger

●	third parties may terminate or alter existing relationships with Stem or Driven;

●	while the Merger is pending, Driven is subject to certain interim operating covenants, including a covenant that requires Driven to maintain its business in the ordinary course, which could prohibit Driven from taking certain actions that might otherwise be beneficial to Driven and its stockholders and covenants relating to incurrences of indebtedness, initiation or settlement of litigation, employee matters and other matters;

●	the risk of litigation or regulatory actions related to the Merger; and

●	other businesses, financial, operational and legal risks and uncertainties detailed in this Prospectus and from time to time in Stem’s SEC filings.

The foregoing list is not exhaustive. For a discussion of these and other factors that may cause Stem, Driven or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Stem and Driven to complete the Merger and the effect of the Merger on the business of Stem, Driven and the combined company, please see the section titled “Risk Factors” beginning on page 42 of this Prospectus. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Stem and incorporated by reference herein. There can be no assurance that the Merger will be completed, or if it is completed, that it will be completed within the anticipated time period or that the expected benefits of the Merger will be realized.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Stem, Driven or the combined company could differ materially from the forward-looking statements. All forward-looking statements in this Prospectus are current only as of the date on which the statements were made. Stem and Driven undertake no obligation to update any forward-looking statements to reflect new information or events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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THE MERGER

Background of the Merger

Each of Stem and Driven periodically evaluates opportunities to achieve its long-term operational and financial goals and to enhance stockholder value, including through potential strategic transactions such as business combinations, divestitures, acquisitions and similar transactions. Stem’s ongoing evaluation of such opportunities has focused on, among other things, expanding beyond its core business to provide further opportunities for growth, particularly in complementary businesses connected with the cannabis industry.

As part of Stem’s ongoing evaluation of strategic opportunities, Stem established a business relationship with Driven in 2018 as Driven began to expand in the United States. Stem viewed Driven as a potential high-growth, complementary business and in 2019, Adam Berk, Stem’s president and CEO has joined the Board of Directors of Driven.

Driven’s ongoing evaluation of strategic opportunities has included, from time to time, among other things, (i) continuing to execute on Driven’s standalone business and growth plan, (ii) potential opportunities for significant partnerships, strategic alliances, or acquisitions or business combinations to grow Driven’s business and operations, and (iii) a possible sale of, or business combination involving, Driven.

In September 2020, Driven and Stem entered into a non-binding letter of intent to merge.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the Merger after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger), including, among other things the absence of any law, or ruling, order, judgment, injunction, edict, decree, writ, stipulation, assessment, determination or award, in each case, entered by or with a governmental authority, enacted or promulgated in the United States or other specified jurisdiction enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

The Merger will become effective upon the filing of a certificate of Merger with the Secretary of State of the States of Delaware and Nevada or at such later time as is agreed by Stem and Driven in the certificate of Merger. Neither Stem nor Driven can predict the exact timing of the consummation of the Merger.

Anticipated Accounting Treatment

Stem and Driven prepare their financial statements in accordance with U.S. GAAP. The Merger will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with Stem considered as the accounting acquirer and Driven as the accounting acquiree. Accordingly, Stem will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing date, with any excess purchase price over those fair values being recorded as goodwill.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of Driven stock. This discussion applies only to holders of Driven stock that hold their respective shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to U.S. Holders of Driven stock in connection with the Merger in light of their particular circumstances. For example, this discussion does not address any tax consequences arising under the Medicare contribution tax on net investment income, or to holders that are subject to special treatment under the Code, such as:

●	banks and financial institutions;

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●	insurance companies;

●	real estate investment trusts and regulated investment companies;

●	partnerships or other pass-through entities for U.S. federal income tax purposes (and investors in such entities);

●	tax-exempt organizations, pension funds or governmental organizations;

●	brokers or dealers in securities or currencies;

●	individual retirement and other deferred accounts;

●	traders in securities that elect to use a mark-to-market method of accounting;

●	U.S. Holders whose functional currency is not the U.S. dollar;

●	U.S. expatriates and former citizens or former long-term residents of the U.S.;

●	grantor trusts;

●	“passive foreign investment companies” or “controlled foreign corporations;”

●	persons holding Driven stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and

●	any holder of Driven stock that received such stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation.

For purposes of this section, a “U.S. Holder” is a beneficial owner of Driven stock that is any of the following for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (i) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds Driven stock, the U.S. federal income tax treatment of a partner in such partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, the partners in a partnership that holds Driven stock are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them of the Merger.

This discussion is based upon the Code, applicable Treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax (such as gift and estate taxes), are not addressed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described herein. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER TO ANY PARTICULAR HOLDER OF DRIVEN STOCK WILL DEPEND ON THE HOLDER’S PARTICULAR CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU OF THE MERGER, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

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Consequences of the Merger to U.S. Holders of Driven Stock

Consequences if the Merger Qualifies as a Reorganization

It is intended that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger to U.S. Holders of Driven stock are as follows:

●	a U.S. Holder of Driven stock will not recognize any gain or loss realized on the exchange of Driven stock for Stem common stock (other than with respect to any cash received in lieu of fractional share interests in Stem common stock, which shall be treated as discussed below);

●	the aggregate tax basis of the Stem common stock received in the Merger (including any fractional share interests in Stem common stock deemed received and exchanged for cash, as discussed below) will be the same as the aggregate tax basis of the Driven stock surrendered in exchange for such Stem common stock; and

●	the holding period of Stem common stock received in exchange for shares of Driven stock (including any fractional share interests in Stem common stock deemed received and exchanged for cash, as discussed below) will include the holding period of the Driven stock surrendered in exchange for such Stem common stock.

If a U.S. Holder exchanges more than one “block” of Driven stock (that is, groups of Driven stock that the U.S. Holder acquired at different times or for different prices), the tax basis in, and the holding period of, the Driven stock exchanged for Stem common stock in accordance with the preceding rules will be determined separately with respect to each such block of Driven stock.

Cash Received Instead of a Fractional Share of Stem Common Stock

A U.S. Holder that receives cash in lieu of a fractional share of Stem common stock as part of the Merger generally will be treated as having received the fractional share pursuant to the Merger and then as having sold to Stem that fractional share of Stem common stock for cash. As a result, a U.S. Holder of Driven stock generally will recognize gain or loss measured by the difference between the amount of cash received for such fractional share and the portion of the U.S. Holder’s tax basis in the Driven stock allocated to the fractional share. Gain or loss recognized with respect to cash received in lieu of a fractional share of Stem common stock generally will be capital gain or loss, and generally will be long-term capital gain or loss if, as of the Effective Time, the holding period for the applicable Driven stock is greater than one year. Long-term capital gain of certain non-corporate taxpayers, including individuals, generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

Consequences if the Merger Fails to Qualify as a Reorganization

If any requirement for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code is not satisfied, a U.S. Holder of Driven stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of Driven stock surrendered in the Merger in an amount equal to the difference between (i) the fair market value of the Merger Consideration received in exchange for such surrendered share upon completion of the Merger and (ii) the holder’s basis in the share of Driven stock surrendered. Gain or loss must be calculated separately for each block of Driven stock exchanged by such U.S. Holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. Holder’s holding period in a particular block of Driven stock exceeds one year at the Effective Time. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s tax basis in shares of Stem common stock received in the Merger would be equal to the fair market value thereof as of the Effective Time, and the U.S. Holder’s holding period in such shares would begin on the day following the Merger.

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Information Reporting and Backup Withholding

If the Merger qualifies as a “reorganization” under Section 368(a) of the Code, current Treasury regulations require certain U.S. Holders who are “significant holders” of Driven stock (generally, a U.S. Holder that owns at least 1% (by vote or value) of the outstanding Driven stock or has a basis in Driven securities of at least $1,000,000 immediately before the Merger) to comply with certain reporting requirements. Significant holders generally will be required to file a statement with their U.S. federal income tax returns for the taxable year in which the Merger occurs setting forth certain information with respect to the transaction. U.S. Holders are urged to consult their tax advisors to determine whether they are significant holders required to provide the foregoing statement.

In addition, proceeds received in connection with the Merger may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who timely furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THESE CONCLUSIONS. THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF DRIVEN STOCK. IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this Prospectus and is incorporated by reference into this Prospectus. The Merger Agreement has been attached to this Prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Stem, Driven or SDA. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Stem and SDA, on the one hand, and Driven, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Stem and Driven do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Stem or Driven, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Stem, SDA and Driven and are modified by the disclosure schedules. In addition, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this Prospectus and in the documents incorporated by reference herein.

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The Transaction

The Merger Agreement provides, among other matters, for the combination of Stem and Driven to occur pursuant to a merger, on the terms and subject to the conditions in the Merger Agreement and in accordance with the NRS and DGCL. At the Effective Time, SDA will be merged with and into Driven, with Driven continuing as the surviving corporation and a wholly owned subsidiary of Stem. From and after the Effective Time, all of the property, rights, privileges, powers and franchises of Driven and SDA shall vest in the surviving corporation and all of the debts, liabilities, and duties of Driven and SDA shall become the debts, liabilities and duties of the surviving corporation.

At the Effective Time, the articles of incorporation and the bylaws of the surviving corporation will be amended and restated in their entirety to read the same as the certificate of incorporation and bylaws, respectively, of SDA as in effect immediately prior to the Effective Time until thereafter supplemented or amended in accordance with their terms and the NRS and DGCL, except that the name of the surviving corporation will be “Driven by Stem, Inc.” and references to the incorporator will be deleted. At the Effective Time, the directors of SDA immediately prior to the Effective Time will become the directors of the surviving corporation and the officers of Driven immediately prior to the Effective Time will continue to be the officers and of the surviving corporation.

Closing; Effective Time

The closing will take place remotely by exchange of documents via email or facsimile after the satisfaction or, to the extent permitted by applicable law, waiver of the last of the conditions to closing (other than any such conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date or place is agreed to in writing by Stem and Driven. ended prior to December 18, 2020, such 15-business-day period shall not commence earlier than January 4, 2021.

On the closing date of the Merger, the parties will cause a certificate of merger with respect to the Merger to be executed, acknowledged and filed with the Secretaries of State of the State of Delaware and the State of Nevada as provided under the DGCL and NRS, respectively. The Merger will become effective at such time as the certificate of merger is duly filed with the Secretaries of State of the State of Delaware and State of Nevada or at such later time as may be agreed to by Stem and Driven in writing and specified in the certificate of merger.

Merger Consideration; Effect of the Transaction on Capital Stock

Subject to the applicable provisions of the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the parties or holders of any securities of Driven or any other person, other than any cancelled shares (as defined below) or dissenting shares, each share of Driven Common Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and converted into the right to receive one share of Stem Common Stock.

Also at the Effective Time, (i) each share of Driven common stock issued and outstanding immediately prior to the Effective Time that is owned or held by Stem, SDA, or any direct or indirect subsidiary thereof, or owned or held in treasury by Driven immediately prior to the Effective Time, will automatically be cancelled without payment of any consideration therefor (collectively, the “cancelled shares”), and (ii) each share of common stock, par value $0.001 per share, of SDA issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will be converted into and become one fully paid and non-assessable share of common stock, par value $0.001, of the surviving corporation.

Treatment of Driven Equity Awards

Driven Stock Options

At the Effective Time, each outstanding Driven stock option that has not been exercised will be automatically converted into an option to purchase a number of shares of Stem common stock based upon the same terms and conditions as the original stock option.

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Driven Warrants

At the Effective Time, each outstanding share of Driven restricted stock, to the extent then unvested, will be entitled to receive the per share common stock consideration, which shares will be subject to the same terms and conditions as were applicable to such shares of Driven restricted stock immediately prior to the Effective Time, including applicable vesting conditions.

Total Merger Consideration

In no event will the aggregate number of shares of Stem common stock to be issued by Stem pursuant to the Merger Agreement exceed one share of Stem Common Stock for each one share of Driven Common Stock.

Exchange Procedures

Prior to the Effective Time, Stem will designate the transfer agent for the Stem common stock, or another bank or trust company mutually acceptable to Stem and Driven, to act as the exchange agent in connection with the Merger (the “exchange agent”). At or prior to the Effective Time, Stem will deposit, or cause to be deposited, with the exchange agent for the sole benefit of Driven stockholders (other than any dissenting stockholders) (collectively, the “converting holders”):

●	evidence of Stem common stock issuable in book-entry form equal to the applicable portion of the aggregate Merger Consideration payable through the exchange agent; and

●	cash in immediately available funds in an amount sufficient to pay any cash in lieu of fractional shares of Stem common stock and any dividends or other distributions on shares of Stem common stock payable in accordance with the applicable provisions of the Merger Agreement.

As soon as reasonably practicable after the Effective Time (and in no event later than three business days following the closing date of the Merger), Stem will cause the exchange agent to mail to each holder of shares of Driven stock that were converted into the right to receive shares of Driven common stock:

●	with respect to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Driven stock (a “certificate”), a letter of transmittal with respect to the exchange of shares; and

●	instructions for effecting the surrender of the certificates (or affidavits of loss in lieu thereof) in exchange for payment of the shares of Stem common stock into which such shares of Driven stock have been converted, including any cash amount payable in respect of fractional shares of Stem common stock and any dividends or other distributions on shares of Stem common stock payable in accordance with the applicable provisions of the Merger Agreement.

Upon surrender of a certificate (or an affidavit of loss in lieu thereof) for cancellation to the exchange agent, together with a completed and validly executed letter of transmittal and such other documents as may be required, such holder will be entitled to receive (i) that number of whole shares of Stem common stock (which will be in uncertificated book-entry form) equal to the per share common stock consideration or the per share preferred stock consideration, as applicable, (ii) any cash in lieu of fractional shares of Stem common stock, and (iii) any dividends or other distributions on shares of Stem common stock, in each case that such converting holder has the right to receive in respect of such share of Driven stock formerly represented by such certificate in accordance with the applicable provisions of the Merger Agreement, and the certificate so surrendered will be cancelled. The exchange agent will accept such certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the exchange agent may impose to effect an orderly exchange. If any payment in respect of a surrendered certificate is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition precedent of payment that the certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer (if applicable). The person requesting payment of a portion of the aggregate Merger Consideration to a person other than the person in whose name the surrendered certificate is registered will bear liability, if any, for any stock transfer taxes applicable to the delivery of such applicable portion of the aggregate Merger Consideration to such other person. The approval of Merger Agreement by the requisite vote or written consent of holders of Driven stock will also constitute approval of all arrangements relating to the transaction and to the provisions of the Merger Agreement binding upon the converting holders, including the releases, waivers and other provisions of the letter of transmittal.

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At the Effective Time, the stock transfer books of Driven will be closed and thereafter there will be no further registration of transfers of Driven stock. Until surrendered, each certificate will be deemed at any time after the Effective Time to represent only the right to receive the applicable portion of the aggregate Merger Consideration payable in respect thereof, any cash amount payable in respect of fractional shares of Stem common stock and any dividends or other distributions on shares of Stem common stock payable in accordance with the applicable provisions of the Merger Agreement.

Any shares of Stem common stock issuable in respect of the aggregate Merger Consideration or cash in lieu of fractional shares that remain unclaimed by the converting holders 12 months following the closing date of the Merger will, at any time thereafter at the request of Stem, be delivered to Stem or as otherwise instructed by Stem. None of Stem, Driven, the surviving corporation or the exchange agent will be liable to any converting holder or any other person for any portion of the aggregate Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

In the event that any certificates have been lost, stolen or destroyed, the exchange agent will issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder, the applicable portion of the aggregate Merger Consideration payable in respect thereof, any cash amount payable in respect of fractional shares of Stem common stock and any dividends or other distributions on shares of Stem common stock payable in accordance with the applicable provisions of the Merger Agreement.

No dividends or other distributions with respect to Stem common stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate with respect to the shares of Stem common stock issuable pursuant to the Merger Agreement, and all such dividends and other distributions will be paid by Stem to the exchange agent until the surrender of such certificate (or affidavit of loss in lieu thereof). Subject to applicable law, following surrender of any such certificate (or affidavit of loss in lieu thereof), there will be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time paid with respect to such shares of Stem common stock to which such holder is entitled pursuant to the Merger Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such shares of Stem common stock with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender.

No interest will be paid or will accrue on any portion of the aggregate Merger Consideration (including any cash in lieu of fractional shares that any holder has the right to receive or any amounts that any holder has the right to receive in respect of dividends or other distributions on shares of Stem common stock payable in accordance with the applicable provisions of the Merger Agreement).

No Fractional Shares

Stem will not issue fractional shares of Stem common stock in the transaction. Each converting holder who would otherwise have been entitled to receive a fraction of a share of Stem common stock (after aggregating all shares of Stem common stock, including fractional shares, that would be issued to such converting holder) will receive, in lieu thereof, cash, without interest, in an amount equal to the product of (i) such fraction of a share of Stem common stock multiplied by (ii) $0.4810.

Withholding Rights

Each of Stem, SDA, Driven, the surviving corporation and their respective affiliates will be entitled to deduct and withhold from amounts otherwise deliverable or payable under the Merger Agreement any amounts as are required to be deducted or withheld with respect to such delivery or payment under the Code or any other applicable law. To the extent that amounts are so deducted or withheld and made and paid over to the proper governmental entity, such amounts will be treated as having been paid to the person.

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Dissenting Shares

To the extent that the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger, then any share of Driven stock, as of the Effective Time, held by a holder who is entitled to demand and has properly demanded (and has not effectively withdrawn or lost its right to) appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (a “dissenting share”) will not be converted into a right to receive the Merger Consideration set forth in the applicable provisions of the Merger Agreement, and shall instead entitle such holder only to such rights as may be granted to him, her or it under the DGCL. However, if any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable law, then such dissenting shares will be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration set forth in the applicable provisions of the Merger Agreement. (see Annex B).

Representations and Warranties

The Merger Agreement contains representations and warranties by Driven, Stem and SDA that are subject to certain exceptions and qualifications (including exceptions and qualifications related to knowledge, materiality and material adverse effect).

The Merger Agreement contains representations and warranties by Driven relating to, among other things, the following:

●	corporate organization;

●	subsidiaries;

●	due authorization;

●	governmental consents and absence of certain conflicts;

●	capitalization;

●	financial statements;

●	absence of undisclosed liabilities;

●	absence of certain legal proceedings and governmental orders;

●	compliance with laws;

●	intellectual property matters;

●	privacy and data protection;

●	material contracts;

●	employees and employee benefit plans and labor matters;

●	tax matters;

●	absence of undisclosed finders’ or brokers’ fees;

●	insurance coverage;

●	real property and assets;

●	environmental matters;

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●	absence of certain changes;

●	affiliate arrangements;

●	internal controls and procedures;

●	permits;

●	accuracy of information supplied for inclusion in disclosure documents to be filed with the SEC in connection with the transaction; and

●	absence of additional representations.

The Merger Agreement includes a similar set of representations and warranties by Stem and SDA relating to, among other things, the following:

●	corporate organization;

●	subsidiaries;

●	due authorization;

●	governmental consents and absence of certain conflicts;

●	capitalization and valid issuance of Stem common stock in connection with the transaction;

●	absence of undisclosed liabilities;

●	absence of certain legal proceedings and governmental orders;

●	compliance with laws;

●	intellectual property matters;

●	privacy and data protection;

●	material contracts;

●	employees and employee benefit plans and labor matters;

●	tax matters;

●	absence of undisclosed finders’ or brokers’ fees;

●	insurance coverage;

●	real property and assets;

●	environmental matters;

●	absence of certain changes;

●	affiliate arrangements;

●	SEC reporting, financial statements and internal controls;

●	permits;

●	accuracy of information included in disclosure documents to be filed with the SEC in connection with the transaction;

●	certain financing commitments; and

●	absence of additional representations.

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Many of the representations and warranties in the Merger Agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would be material to, or have a material adverse effect on, the applicable party).

For purposes of the Merger Agreement, a “material adverse effect” means, with respect to Driven or Stem, as applicable, any event, change, occurrence, fact, condition, circumstance or development that, individually or in the aggregate, has a material adverse effect on (i) the assets, business, results of operations or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to consummate the transactions contemplated by the Merger Agreement on a timely basis. However, with respect to clause (i), none of the following, alone or in combination, will be deemed to constitute, or be taken into account in determining, whether there has been or will be, a material adverse effect:

●	any change or development in applicable laws or GAAP or any official interpretation thereof, or any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, safety or similar law or governmental guidelines or recommendations promulgated by any governmental authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with or in response to COVID-19 (“COVID-19 Measures”) or any change in such COVID-19 Measures following the date of the Merger Agreement;

●	any change or development in interest rates or United States or global economic, political, business, financial, commodity, currency, regulatory or market conditions generally or changes in the market price or trading volume of the capital stock of such party (or, with respect to Stem, changes in the market price or trading volume of the capital stock of Stem);

●	the announcement or the execution of the Merger Agreement and the pendency or consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees;

●	any change generally affecting any of the industries or markets in which such party or its subsidiaries operate or the economy as a whole;

●	any epidemic, disease outbreak or pandemic (including COVID-19 (and, for the avoidance of doubt, any loss of customers, suppliers, orders, contracts or other business relationships resulting from, or in connection with, COVID-19, any COVID-19 Measures, or certain other deviations from the ordinary course of business of such party consistent with the actions taken by such party between March 1, 2020 and the date of the Merger Agreement to mitigate, remedy, respond to or otherwise address the effects or impact of COVID-19 (with respect to the applicable party, a “historical COVID-19 response”)), public health emergency or widespread occurrence of infectious disease;

●	any national or international political or social conditions in countries in which, or in the proximate geographic region of which, such party or its subsidiaries operate, including large-scale civil unrest or the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel;

●	any failure of such party or its subsidiaries to meet any projections, forecasts or budgets, except that this bullet will not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a material adverse effect (to the extent such change or effect is not otherwise excluded from the definition of material adverse effect); or

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●	any actions taken, or failures to take action, or such other changes or events, which the other party has requested after the date of the Merger Agreement or to which the other party has consented after the date of the Merger Agreement;

The representations and warranties in the Merger Agreement do not survive the Effective Time.

Covenants and Agreements

Conduct of Business of Driven Prior to Completion of the Transaction

Driven has agreed that, between the date of the Merger Agreement and the earlier of the closing date of the Merger or the date, if any, on which the Merger Agreement is validly terminated (the “Interim Period”), to (a) conduct and operate its business in the ordinary course consistent with past practice; (b) preserve intact the current business organization and ongoing businesses of Driven and its subsidiaries, and maintain the existing relations and goodwill of Driven and its subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of Driven and its subsidiaries; (c) keep available the services of their present officers and other key employees and consultants; and (d) maintain all insurance policies of Driven and its subsidiaries or substitutes therefor.

Driven has agreed not to, and to cause its subsidiaries not to, take any of the following actions during the Interim Period:

●	change, modify, amend or waive any provision of the certificate of incorporation, bylaws or other organization documents of Driven or its subsidiaries;

●	make, declare, set aside or pay any dividend or distribution to the stockholders of Driven in their capacities as stockholders;

●	effect any recapitalization, reclassification, split or other change in its capitalization;

●	except in connection with the exercise of the Driven Series E Warrant, any Driven stock option outstanding on the date of the Merger Agreement or in connection with the Driven Series H Preferred Offering, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock

●	except as required pursuant to the Driven stock plans in effect on the date of the Merger Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

●	enter into, or amend or modify any material term of (in a manner adverse to Driven or any of its subsidiaries), terminate (excluding any expiration in accordance with its terms), fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any material contract, certain specified Driven real estate documents or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Driven or its subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice and which agreements are valued not in excess of $500,000;

●	sell, transfer, license, sublicense, lease, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of Driven (including the capital stock or other equity interests in any subsidiary of Driven) and its subsidiaries, taken as a whole (subject to certain specified exceptions);

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Conduct of Business of Stem Prior to Completion of the Transaction

Stem has agreed that, during the Interim Period, it will use reasonable best efforts to (a) conduct and operate its business in the ordinary course consistent with past practice; (b) preserve intact the current business organization and ongoing businesses of Stem and its subsidiaries and maintain the existing relations and goodwill of Stem and its subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of Stem and its subsidiaries; (c) keep available the services of their present officers and other key employees and consultants; and (d) maintain all insurance policies of Stem and its subsidiaries or substitutes therefor.

inaction, activity or conduct, Stem or its applicable subsidiary shall promptly notify Driven in writing.

In addition, Stem has agreed not to, and to cause its subsidiaries not to, take any of the following actions during the Interim Period:

●	change, modify, amend or waive any provision of the organizational documents of Stem or its subsidiaries;

●	make, declare, set aside or pay any dividend or distribution (whether in cash, stock or property) to the Stem stockholders in their capacity as stockholders (subject to certain specified exceptions);

●	effect any recapitalization, reclassification, split or other change in its capitalization;

●	except in connection with the exercise of certain Stem equity awards or the conversion of any other securities outstanding on the date of the Merger Agreement into shares of Stem common stock, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;

●	except as required by the Stem organizational documents or pursuant to any Stem equity plan and the award agreements thereunder, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests (other than distributions by a Stem subsidiary to Stem or another subsidiary of Stem);

●	sell, transfer, license, sublicense, lease, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of Stem (including the capital stock or other equity interests in any subsidiary of Stem) and its subsidiaries, taken as a whole (subject to certain specified exceptions);

●	(i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or enter into any agreements to take any of the foregoing actions; (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Stem or its subsidiaries (other than the transactions contemplated by the Merger Agreement); or (iii) file a petition in bankruptcy under any provisions of federal or state bankruptcy law, or consent to the filing of any bankruptcy petition against it under any similar law;

●	make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, employees, agents or consultants) (other than intercompany loans, advances, capital contributions, investments or other intercompany distributions), make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, other than advances for reimbursable employee expenses to employees or officers of Stem or its subsidiaries in the ordinary course of business consistent with past practice;

●	take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions contemplated by the Merger Agreement from qualifying for the intended tax treatment;

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●	enter into any agreement that materially restricts the ability of Stem or its subsidiaries to engage or compete in any line of business, or enter into any agreement that materially restricts the ability of Stem or its subsidiaries to enter a new line of business;

●	enter into, renew or amend in any material respect any agreement with a Stem affiliate (subject to certain specified exceptions);

●	enter into any new line of business outside of the business currently conducted by Stem and its subsidiaries as of the date of the Merger Agreement, or abandon or discontinue any existing line of business;

●	voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Stem and its subsidiaries and their assets and properties;

●	voluntarily terminate or modify or waive any material right under any material Stem permit; and

●	enter into any agreement, or otherwise commit or authorize (whether in writing or not), to do any of the above prohibited actions.

Board Recommendations

Stem has agreed to include the recommendation of the Stem Board to the Stem stockholders in favor of the adoption of the Merger Agreement, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Stem board recommendation”), in this Prospectus.

Driven has also agreed to include the recommendation of the Driven Board to the Driven stockholders in favor of the adoption of the Merger Agreement, upon the terms and subject to the conditions set forth in the Merger Agreement (the “Driven board recommendation”), in this Prospectus.

Reasonable Best Efforts; Regulatory Filings and Other Actions

Subject to the terms and conditions of the Merger Agreement, Stem and Driven will each, and will cause their respective subsidiaries to, use its reasonable best efforts to:

●	assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as reasonably practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated by the Merger Agreement;

●	obtain all consents and approvals of third parties that any of Stem, Driven or their respective affiliates are required to obtain in connection with the transactions contemplated by the Merger Agreement, including any required consents and approvals of parties to material contracts with Driven or its subsidiaries (it being understood such consents or approvals are not conditions to closing);

●	terminate or cause to be terminated certain specified agreements between Driven and its affiliates; and

●	take such other action as may reasonably be necessary to satisfy the closing conditions and consummate the transactions contemplated by the Merger Agreement as promptly as reasonably practicable.

Employee Matters

The Merger Agreement provides that Stem will assume, honor and fulfill all of the Driven benefit plans in accordance with their terms as in effect immediately prior to the date of the Merger Agreement or as subsequently amended or terminated as permitted pursuant to the terms of such Driven benefit plans and the Merger Agreement.

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For all purposes where length of service is relevant under any employee benefit plans and arrangements in which such continuing employees may be eligible to participate following the Effective Time, Stem will, and will cause its affiliates to, cause each continuing employee to be credited with his or her years of service with Driven and its subsidiaries before the Effective Time. However, there will be no duplication of benefits.

To the extent that Stem modifies any health or welfare coverage or benefits under any Driven benefit plan in which the continuing employees participate following the Effective Time, Stem shall use commercially reasonable efforts to waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements under the analogous Stem employee benefit plan and shall give such continuing employees credit under the analogous Stem employee benefit plan for deductibles, co-insurance and out-of-pocket payments that have been paid during the year in which such health or welfare coverage or benefit modification occurs.

Tax Matters

Neither Stem nor Driven shall intentionally take or cause to be taken, or intentionally fail to take or intentionally cause to be failed to be taken, any action that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or the Merger Agreement to fail to constitute a “plan of reorganization” for purposes of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable law, or based on a change in the facts and circumstances underlying the transactions contemplated by the Merger Agreement from the terms described in the Merger Agreement, cause all tax returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

Certain Additional Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including, among others, covenants relating to access to information and notices of certain events, public announcements relating to the Merger Agreement and the transaction, preparation and filing of the registration statement of which this Prospectus forms a part, exemption from takeover laws, certain director and officer resignations, the listing of the shares of Stem common stock to be issued in the Merger.

Conditions to Completion of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction on or prior to the closing date of the Merger of each of the following conditions, any one or more of which may be waived (if legally permitted) in writing by each of Stem, SDA and Driven:

●	the absence of any law, or ruling, order, judgment, injunction, edict, decree, writ, stipulation, assessment, determination or award, in each case, entered by or with a governmental authority, enacted or promulgated in the United States or other specified jurisdiction enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement;

●	the registration statement on Form S-4, of which this Prospectus is a part, must have been filed with the U.S. Securities Exchange Commission;

●	the adoption by the Driven stockholders of the Merger Agreement;

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The obligations of Stem and SDA to consummate the Merger are further subject to the satisfaction on or prior to the closing date of the Merger of each of the following conditions, any one or more of which may be waived in writing by Stem and SDA:

●	the accuracy of the representations and warranties made in the Merger Agreement by Driven as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain materiality thresholds;

●	performance in all material respects by Driven of the covenants required to be performed by it as of or prior to the closing date of the Merger;

●	since the date of the Merger Agreement, there must not have been any material adverse effect with respect to Driven that is continuing;

●	the receipt by Stem of each of the agreements, instruments, certificates and other documents required to be delivered by Driven at or prior to the closing pursuant to the Merger Agreement; and

The obligations of Driven to consummate the Merger are further subject to the satisfaction on or prior to the closing date of the Merger of each of the following conditions, any one or more of which may be waived in writing by Driven:

●	the accuracy of the representations and warranties made in the Merger Agreement by Stem as of the date of the Merger Agreement and as of the closing date of the Merger, subject to certain materiality thresholds;

●	performance in all material respects by Stem of the covenants required to be performed by it as of or prior to the closing date of the Merger;

●	since the date of the Merger Agreement, there must not have been any material adverse effect with respect to Stem that is continuing;

●	the receipt by Driven of each of the agreements, instruments, certificates and other documents required to be delivered by Stem at or prior to the closing pursuant to the Merger Agreement; and

Termination of the Merger Agreement

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time before the Effective Time as follows:

●	by written consent of Stem and Driven;

●	by either Stem or Driven if: (i) there is any breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, such that the closing conditions with respect to the representations, warranties and covenants of such other party would not be satisfied at the closing, subject to a 30-day cure period; (ii) the closing has not occurred on or before January 31, 20201, or (iii) the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order in the United States or certain other specified jurisdictions or a law in the United States or any such specified jurisdiction; provided, that the right to terminate the Merger Agreement in accordance with this bullet will be limited if the terminating party has failed to fulfill its obligations under the Merger Agreement and such failure has resulted in the failure of the closing to occur on or before such date or is otherwise in material breach of its obligations under the Merger Agreement on the date of such termination;

For purposes of this Prospectus, the term “Triggering Event” with respect to a party means any of the following occurrences: (a) the applicable board of directors shall have failed to reaffirm such board’s recommendation, or fails to reaffirm its determination that the Merger is in the best interests of such company’s respective stockholders, in each case, within 10 business days after the other party requests in writing that such board recommendation or determination be reaffirmed if (i) any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal with respect to such party shall have been publicly made, sent or given to such party or its stockholders or (ii) any other event that could reasonably be expected to impede, interfere with or delay in any material respect the Merger shall have publicly occurred.

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In the event of the valid termination of the Merger Agreement, the Merger Agreement will become void and have no effect, and there will be no liability on the part of Stem, SDA, or Driven. Notwithstanding, no party will be relieved from liability for willful breach of the Merger Agreement prior to such termination.

Expenses

Except as otherwise expressly provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will shares on a 50/50 basis by Stem and Driven.

Amendments and Waivers

The Merger Agreement may be amended or modified in whole or in part by a duly authorized agreement in writing executed by the parties to the Merger Agreement in the same manner as the Merger Agreement. However, after either stockholder approval has been obtained, there may not be any amendment that by applicable law or in accordance with the rules of any stock exchange requires further approval by the Stem or Driven stockholders, as applicable, without such further approval of such stockholders.

At any time prior to the closing, any party to the Merger Agreement may, by action taken by its board of directors or duly authorized officers, (i) waive any of the terms or conditions of the Merger Agreement, (ii) extend the time for the performance of any of the obligations of the other parties, or (iii) agree to an amendment or modification to the Merger Agreement in the manner contemplated in the preceding paragraph.

Rights of Third Parties

The Merger Agreement is not intended to and does not confer upon any person other than the parties to the Merger Agreement any rights or remedies, except with respect to certain provisions related to the indemnification of Driven directors and officers and certain provisions that apply to applicable Stem financing sources.

Enforcement

Prior to the termination of the Merger Agreement, the parties have agreed that each party will be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, without proof of damages, in addition to any other remedy to which they are entitled under the Merger Agreement.

Governing Law

The Merger Agreement is governed by Florida law, without giving effect to conflicts of laws principles or rules that would require or permit the application of the laws of another jurisdiction and any action based on or arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement must be brought in Palm Beach County, Florida or, if such court declines to exercise jurisdiction, any federal court located in the State of Florida.

STEM BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

For a discussion of Stem’s directors, officers and corporate governance, see the section titled “Directors, Executive Officers, Promoters and Control Persons” contained in Stem’s Registration Statement on Form S-1 (Post-Effective Amendment No. 1) filed with the U.S. Securities and Exchange Commission on October 21, 2020, which is incorporated by reference into this Prospectus.

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STEM EXECUTIVE COMPENSATION

The information required by Item 402 of Regulation S-K is contained in Stem’s Form 10-K filed with the SEC on December 28, 2020, which is incorporated by reference into this Prospectus. For more information see the section titled “Where You Can Find More Information”, below.

DRIVEN DIRECTOR COMPENSATION

2019 Director Compensation Table

Each of Messrs. Salvador Villanueva III and Brian Hayek are expected to become members of the Stem Board upon the closing of the Merger. Neither Salvador Villanueva III nor Brian Hayek received any compensation as directors of Driven during the year ended December 31, 2019.

STEM’S BUSINESS

The information required by Item 101 of Regulation S-K is contained in Stem’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, which are incorporated by reference into this Prospectus.

Stem Holdings, Inc. (“Stem” or the “Company”) is a Nevada corporation incorporated on June 7, 2016. The Company is a multi-state, vertically integrated, cannabis company that purchases, improves, leases, operates and invests in properties for use in the production, distribution and sales of cannabis and cannabis-infused products licensed under the laws of the states of Oregon, Nevada, California and Oklahoma. As of June 30, 2020, Stem had ownership interests in 26 state issued cannabis licenses including six (6) licenses for cannabis cultivation, three (3) licenses for cannabis production, five (5) licenses for cannabis processing, one (1) license for cannabis wholesale distribution, one (1) license for hemp production and ten (10) cannabis dispensary licenses.

The Company is also currently working towards acquiring additional entities and assisting certain joint ventures with obtaining licenses and permits for cannabis production, distribution and sale in additional US states and foreign countries. Should it be successful in these endeavors, the Company will transform into a multi-state and worldwide, vertically integrated, cannabis company that purchases, improves, leases, operates and invests in properties for use in the production, distribution and sales of cannabis and cannabis-infused products licensed under the laws of the states of Oregon, Nevada, California and Oklahoma.

Stem’s partner consumer brands are award-winning, nationally known and include: cultivators, TJ’s Gardens, Travis X James, and Yerba Buena; retail brands, Stem and TJ’s; infused product manufacturers, Cannavore and Supernatural Honey; and a CBD company, Dose-ology. As of June 30, 2020, the Company has acquired six commercial properties and leased a seventh property, located in Oregon and Nevada, and has entered into leases to related entities for these properties. As of June 30, 2020, the buildout of these properties to support cannabis related operations was either complete or near completion.

The Company has nine wholly-owned subsidiaries, including Stem Holdings Oregon, Inc., Stem Holdings IP, Inc., Opco, LLC, Stem Agri, LLC., Stem Group Oklahoma, Inc. and Stem Holdings Florida, Inc. Stem, through its subsidiaries, is currently in the process of finalizing the investment in and acquisition of entities that engage directly in the production and sale of cannabis, thereby transitioning from a real estate company, with a focus on cannabis industry tenants, to a vertically integrated, multi-state cannabis operating company.

The Company’s stock is publicly traded and is listed on the Canadian Securities Exchange under the symbol “STEM” and the OTCQX exchange under the symbol “STMH”.

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DRIVEN’S BUSINESS

The information required by Item 101 of Regulation S-K is contained in Driven’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, which are incorporated by reference into this Prospectus.

Driven was incorporated in the State of Delaware on July 22, 2013 under the name Digital Commerce Solutions, Inc. and changed our name to Results-Based Outsourcing, Inc. on September 5, 2014. On August 29, 2018, Driven Deliveries, Inc., a Nevada company (“Driven Nevada”), was acquired by Results-Based Outsourcing as part of a reverse merger transaction. As consideration for the merger, Results-Based Outsourcing issued the equity holders of Driven Nevada an aggregate of 30,000,000 post-split shares of their common. Following the merger, the Company adopted the business plan of Driven Nevada as a delivery company focused on deliveries for consumers of legal cannabis products, in California. The merger was accounted for as a recapitalization of the Company, therefore the financial statements as presented in this report include the historical results of Driven Nevada.

Founded by experienced technology, cannabis, and logistics executives, our goal is to provide its customers with the best cannabis delivery experience in the industry. We utilize our own fulfillment centers, drivers, and proprietary technology. Driven provides two service levels to our customers—an “Express” delivery with a limited product selection that remains unsold in the Driver’s vehicle usually delivered within 90 minutes or less and a “Next Day” scheduled delivery from a larger selection of 500+ products from a Driven fulfillment center. Currently, customers are able to place online orders from our 2 core brands, Budee and Ganjarunner. Additionally, we are participants in the growing cannabis ecosystem by providing third-party Brands the ability to transact with their customers using our technology and platform.

From a small base of business less than 3 years ago, Driven Deliveries has grown into a company completing tens of thousands of deliveries per month with a customer base of over 200,000 legal cannabis consumers. Driven’s initial business was our “Dispensary to Consumer” model, where Driven provided the vehicle, logistics, and infrastructure to complete deliveries on behalf of orders processed by our partner dispensaries. The revenue from this model consisted of charging a commission to the dispensary based on the amount of the delivered order and miles traveled. However, due to changes in regulations, and despite continued technological innovation and investment, the “Dispensary to Consumer” business has been phased out to support our direct to consumer business.

In the first quarter of 2019 Driven began to transform its fundamental strategy by transitioning its core focus from “Dispensary to Consumer” to “Direct to Consumer”. The executive team at Driven determined that in order to compete and be successful in California, Driven had to directly service the customer and own the customer’s experience. Neither of these was possible in the “Dispensary to Consumer” model. In order to accomplish this, Driven set out to build its own infrastructure to be able to transact and deliver directly to the cannabis consumer.

In February 2019, Driven entered into a 2-year Operating Agreement with a joint venture between Driven and CA City Supply, LLC (the “LLC”)) to gain exposure in a new geographical area and create a location for operations based in California City, CA. Under Driven management, CA City Supply was selected as 1 of 3 licensee applicants to receive a non-storefront retail & delivery license in April 2019. Thereafter, the LLC members agreed to terminate the Operating Agreement and Driven has withdrawn from its LLC membership interest due to changes in local regulations.

In June 2019, we acquired Ganjarunner, Inc, an online retailer based in Sacramento that also had a small operation in Los Angeles that focused on “Next Day” delivery from a fulfillment center. In addition to a functioning delivery operation, Ganjarunner also had a substantial amount of data and intelligence on the cannabis consumers they had been servicing with cannabis delivery for over five years. Ganjarunner was focused on a more sophisticated consumer with its target audiences falling between 30 and 55 years of age and professionally employed who wanted specific products and brands and were willing to wait for them to be delivered the next day. Ganjarunner used a heavily modified commercially available eCommerce solution (WooCommerce) to complete the next day deliveries throughout the state of California.

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In August 2019, with the Ganjarunner acquisition complete, we began to combine Express deliveries with Next Day using a single technology and operations infrastructure. With this combination, cannabis consumers are given a higher level of service as they can choose Express or Next Day delivery while shopping online. Additionally, we see increased operational efficiencies as a single driver can complete both types of deliveries.

In early September 2019, Driven entered into a Joint Venture with Budee, Inc. a large on-demand retailer based in Oakland, California. Budee, Inc had been operating a cannabis delivery service in California since 2015. Focusing exclusively on growing and streamlining its Express cannabis delivery operations, Budee became increasingly frustrated with the ability for commercial software to support the express delivery model that was compliant with state regulations. As such, Budee developed its own proprietary Budee Inventory Management System, eCommerce system, Driver application, and back-office system. The proprietary software combined with a sharp focus on margin improvement allowed Budee to scale-up its operations throughout California. As a result of the integration of Ganjarunner and Mountain High, the expansion of the Express and Next Day delivery options, Driven management reached the conclusion that the development or acquisition of custom software and infrastructure would be required to scale-up its operations. By establishing a joint venture with Budee, we were able to take advantage of reviewing the software platform and determining if it would work for our operations.

During the fourth quarter of 2019 and the first quarter of 2020 Driven and Budee, through the Joint Venture, began the process of analyzing and updating Budee’s proprietary Inventory Management System. Through a focused effort that included operational and technology changes, Driven was able to complete the transition to the unified Budee Delivery Management System. On February 27, 2020 the Company completed its acquisition of Budee, Inc. which allowed us to consolidate all of the Budee, Inc. revenue, expand our delivery operations and unify our operations and technology into a single, scalable, and supportable platform and infrastructure. As of March 2020, all Driven brands, operations, and infrastructure were integrated into a single technology based supported by unified operations. With the operational integration complete, Driven is now focused on scaling-up its delivery operations.

The Company’s stock is publicly traded and is listed on the OTCQB exchange under the symbol “DRVD”.

Synergies

Management of both companies believe that the merger transaction will be accretive to EPS of the combined companies in calendar year 2021. Other expected benefits are: (1) increased scale to drive sales growth, (2) leveraging DRVD’s proprietary technology in new markets to drive market share; (3) cost savings estimated at $1.5M in the first year of combined operations through productivity initiatives, vertical supply chain efficiencies, and reduction and consolidation of overhead and administrative costs.

Both STEM and DRVD have taken steps to commence equity raises of up to $20M on a combined basis. The merger transaction is not expected to increase debt levels.

The completion of the merger transaction is subject to satisfaction or waiver of various closing conditions, including (i) the receipt of all required approvals of the stockholders of all merger participants and any required third-party consents and regulatory clearances, (ii) the absence of any governmental order or law that makes consummation of the merger transaction illegal or otherwise prohibited, (iii) the effectiveness of a Registration Statement on Form S-4 to be filed by STEM pursuant to which the shares of Common Stock to be issued in connection with the merger transaction are registered with the SEC, (iv) the completion of equity financings by STEM and DRVD and, (v) the completion of due diligence by all parties and the absence of any material adverse change prior to the effective date of the merger transaction. The obligation of each party to consummate the merger transaction is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. If either party fails to meet its obligations under its equity financing closing conditions, either party may elect to terminate the Merger Agreement or proceed to close the merger transaction. Further, either party to the merger transaction could elect to waive certain conditions to the closing of the Merger in order to effect the transaction and, as a result, there can be no assurance that the combined organization will have the benefit of the conditions to closing described above or otherwise set forth in the Merger Agreement.

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STEM MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information required by Item 303 of Regulation S-K is contained in Stem’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, which incorporated by reference into this Prospectus.

DRIVEN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information required by Item 303 of Regulation S-K is contained in Stem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Reports on Form 10-Q for each of the quarters ended December 31, 2019, March 31, 2020, June 30, 2020 and September 30, 20202, which are incorporated by reference into this Prospectus.

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MARKET FOR AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Stem Holdings, Inc.

MARKET INFORMATION

The Company’s common stock commenced trading on the OTCQB on May 23, 2018 under the symbol “STMH” and the Canadian Securities Exchange (CSE) on July 13, 2018 under the symbol “STEM”. On October 3, 2019, the Company commenced trading on the OTCQX.

The following table shows the high and low prices of our common shares on the OTCQB/OTCQX for each quarter for quarter from May 23, 2018 through June 30, 2020. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Period	High	Low
May 23, 2018-June 30, 2018	$7.75	$5.00
July 1, 2018-September 30, 2019	$5.55	$1.70
October 1, 2018-December 31, 2018	$2.48	$1.80
January 1, 2019-March 31, 2019	$3.00	$1.32
April 1, 2019-June 30, 2019	$1.94	$1.00
July 1, 2019-September 30, 2019	$1.20	$0.80
October 1, 2010-December 31, 2019	$1.20	$0.79
January 1, 2020-March 31, 2020	$1.10	$0.31
April 1, 2020-June 30, 2020	$0.60	$0.38
July 1, 2020-September 30, 2020	$0.50	$0.21

The market price of our common stock, like that of other early-stage cannabis-related companies, is highly volatile and is subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, or other events or factors. Our stock price may also be affected by broader market trends unrelated to our performance.

Holders

As of December 28, 2020, there were 70,534,167 shares of common stock outstanding and approximately 250 shareholders of record.

Transfer Agent and Registrar

Our transfer agent is Odyssey Stock Transfer, Inc., located at Suite 702, 67 Yonge Street, Toronto, ON M5E 1J8.

Dividend Policy

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

The Securities Enforcement and Penny Stock Reform Act of 1990

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

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A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

●	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

●	contains a toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

●	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

●	the bid and offer quotations for the penny stock;

●	the compensation of the broker-dealer and its salesperson in the transaction;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

●	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

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Stock Option Plan

The Company adopted the Stem Holdings, Inc 2016 Employee, Director and Consultant Stock Plan (the “Plan”) as of July 27, 2016. The Plan provides for both incentive stock options and nonqualified stock options to be granted to employees, officers, consultants, independent contractors, directors and affiliates of the Company. The board of directors establishes the terms and conditions of all stock option grants, subject to the Plan and applicable provisions of the Internal Revenue Code. Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date. The options granted to participants owning more than 10% of the Company’s outstanding voting stock must be granted at an exercise price not less than 110% of the fair market value of the common stock on the grant date. The options expire on the date determined by the board of directors, but may not extend mare than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of the Company’s outstanding voting stock expire five years from the grant date. The vesting period for employees is generally over three years. The vesting Period for non-employees is determined based on the services being provided. The maximum number of shares of stock which may be delivered under the plan shall automatically increase by a number sufficient to cause the number of shares covered by the plan to equal 10% of the total number of shares of stock then outstanding on a fully diluted basis.

Under ASC Topic 718, the Company estimates the fair value of option awards on the date of grant using an option pricing model. The grant date fair value is recognized over the option vesting period, the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Under these standards, compensation cost for employee cost for employee stock-based awards is based on the estimated grant-date fair value and recognized over the vesting period of the applicable award on a straight-line basis. As of June 30, 2020, there were options to purchase 4,747,916 outstanding (4,435,416 of which were vested and exercisable options) at an average exercise price of $2.10 per share.

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Driven Deliveries, Inc.

Market Information

Since April 9, 2020, our common stock has been quoted on the OTCQB operated by the OTC Markets, Inc. under the symbol “DRVD.” Prior to being quoted on the OTCQB from October 2017 until our stock began being quoted on the OTCQB, our common stock was quoted the Pink Open Market. Our common stock commenced trading in October 2017. OTCQB quotations reflect interdealer prices, without mark-up, mark-down or commission and may not represent actual transactions.

The following table shows the high and low prices of our common shares on the Pink Sheets and OTCQB for each quarter from January 1, 2019 through June 30, 2020. The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Period	High	Low
January 1, 2019-March 30, 2019	$5.85	$0.19
April 1, 2019-June 30, 2019	$3.50	$0.92
July 1, 2019-September 30, 2019	$1.06	$0.57
October 1, 2019-December 31, 2019	$2.27	$0.35
January 1, 2020-March 31, 2020	$1.54	$0.50
April 1, 2020-June 30, 2020	$1.27	$0.41
July 1, 2020-September 30, 2020	$0.68	$0.23

The market price of our common stock, like that of other early-stage cannabis-related companies, is highly volatile and is subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, or other events or factors. Our stock price may also be affected by broader market trends unrelated to our performance.

Holders

As of November 19, 2020 Driven had 77,517,539 shares of common stock issued and outstanding by approximately 110 holders of record, not including those persons who hold their shares in a “street name.”

Stock Transfer Agent

The stock transfer agent for our securities is Action Stock Transfer 2469 E. Fort Union Blvd, Suite 214 Salt Lake City, UT 84121. The phone number is (801) 274-1088.

Dividends

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to develop and market our products. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

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2018 Employee, Directors and Consultant Stock Plan

On December 28, 2018, the Board adopted the Company’s 2018 Employee, Director and Consultant Stock Plan (“the Plan”), with 7,857,584 shares set aside and reserved for issuance pursuant to the Plan. The Company received shareholder approval of the Plan on March 4, 2019. Those eligible to participate in the plan include employees, directors and consultants of the Corporation and any Corporation affiliate (“Eligible Persons”). The purpose of the Plan is to motivate Eligible Persons who receive awards under the Plan (the “Participants”) to achieve long-term Company goals, and further align Participants’ interests with those of the Company’s other stockholders. Issuances under this Plan are determined by the Board or any Committee of the Board to which the Board has delegated such responsibility.

The types of awards under the Plan include stock option grants, stock appreciation rights (“Stock Appreciation Rights”) and stock awards. The Board may issue incentive stock options (ISO) or nonqualified stock options (the “Options”). The vesting schedule, exercise price, exercise restrictions, expiration date and any other terms for such Options shall be determined by the Board and described in the corresponding stock option agreement for each issuance. The maximum term of each Option (ISO or NQSO) shall be ten (10) years and the per share exercise price for each Option shall not be less than 100% of the fair market value of a share of common stock on the date of grant of the Option.

The Board may also issue Stock Appreciation Rights on a stand-alone basis or in conjunction with all or part of any Option. If issued on a stand-alone basis, the Stock Appreciation Rights are exercisable on the date(s) determined by the Board at the time of grant. If issued in conjunction with all or part of any Option, the Stock Appreciation Rights are exercisable at the time the Option to which they relate become exercisable. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Stock or both, which in the aggregate are equal in value to the excess of the Fair Market Value of one share of Stock over (i) such Fair Market Value per share of Stock as shall be determined by the Administrator at the time of grant (if the Stock Appreciation Right is granted on a stand-alone basis), or (ii) the exercise price per share specified in the related Option (if the Stock Appreciation Right is granted in conjunction with all or part of any Stock Option), multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Board having the right to determine the form of payment. A Stock Appreciation Right shall terminate and no longer be exercisable as determined by the Board, or, if granted in conjunction with all or part of any Option, upon the termination or exercise of the related Option.

The Board may also issue stock awards (“Stock Awards”) subject to such terms, conditions, performance requirements, restrictions, forfeiture provisions, contingencies and limitations as the Board shall determine and set forth in the Stock Awards corresponding stock grant agreement.

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MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Executive Officers and Directors of the Combined Company Following the Merger

The following table lists the names and ages, as of September 30, 2020, and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon completion of the Merger:

Name	Age	Position
Executive Officers:
Adam Berk	42	Chairman and Chief Executive Officer and Director
Salvador Villanueva III	33	President and Director
Steven Hubbard	72	Chief Financial Officer
Ellen Deutsch	58	Executive Vice President and Chief Operating Officer
Brian Hayek	33	Chief Compliance Officer and Special Projects and Director

Non-Employee Directors:
Garrett Bender	59	Director
Lindy Snyder	59	Director
Dennis Suskind	74	Director
Director #7		Director

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are as follows:

Salvador Villanueva was appointed as President effective February 28, 2020 and Interim Chief Executive Officer and a director on October 4, 2020. Mr. Villanueva is an accomplished entrepreneur with a proven track record of successfully creating and building sustainable businesses. The sale of Budee to Driven Deliveries, Inc., is Mr. Villanueva’s fourth successful and largest exit, with a transaction value of over $10.9M. Mr. Villanueva started Budee Inc., in 2015. Under his leadership, the enterprise grew to an $8M+ sales run rate with over 150 employees and multiple delivery hubs throughout the state. In an effort to differentiate himself and his enterprises, Mr. Villanueva has always heavily focused on developing and customizing proprietary technology. He oversaw the development of the infrastructure that powers Driven’s 200,000+ annual deliveries. Mr. Villanueva’s experience spans multiple industries to include the heavy equipment, transportation, and gold industries. Mr. Villanueva holds a B.S. in Economics from the University of California Santa Barbara and currently serves as President of Driven Deliveries, Inc.

The Board has concluded that Mr. Villanueva is qualified to serve as a President and Interim Chief Executive Officer of the Company because of his previous business background and ability to grow delivery and logistics companies.

Brian Hayek was appointed as our President, Chief Financial Officer, Treasurer, Secretary and a member of our Board of Directors effective August 29, 2018. Effective February 28, 2020, Mr. Hayek stepped down as President and assumed the role of Chief Financial Officer. Mr. Hayek is a co-founder of the Company’s subsidiary Driven Deliveries, Inc. and has served as its President since November, 2017. Prior thereto, Mr. Hayek joined ResMed in 2017 creating new services for ResMed’s Software as a Service (SaaS) Business Unit. Prior to ResMed, Mr. Hayek spent 5 years at Qualcomm holding roles in Qualcomm’s security division. Before joining the private sector, Mr. Hayek spent 11 years on active duty with the United States Marine Corps commanding scout snipers in Afghanistan, serving as an Intelligence Officer in the Middle East, and holding various roles in communications and information technology. Mr. Hayek holds a B.S. in Electrical Engineering from San Diego State University and has an M.B.A. from USC’s Marshall School of Business.

Adam Berk was appointed as a Director on March 5, 2019. He has served as the Chief Executive Officer of Stem Holdings, a leading cannabis multi-state organization, since June 2016. From January 2015 until January 2017 Mr. Berk was the Co-President of Consolidated Ventures of Oregon a Cannabis holding company. From January 2013 until January 2015 Mr. Berk was the CEO of HYD For Men, an artisanal men’s grooming company that patented the first solution to extend the life of a razor blade by 400%. From 2002 through 2013, Mr. Berk was employed with Osmio, Inc. (currently GrubHub, an Aramark subsidiary), where he served as CEO from 2002-2007.

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Ellen B. Deutsch serves as Executive Vice President and Chief Operating Officer of the Company effective from October 3, 2019. Prior to joining the Company, she was employed by The Hain Celestial Group (NASDAQ:HAIN) from 1996 to 2019, serving in successive leadership roles for over 23 years. Hain Celestial is a leading natural and organic food and personal care products company in North America, Europe and India. In 2014, she became Senior Vice President/Chief Marketing Officer, directing the Company’s Hain Pure Protein businesses including Empire® Kosher Poultry, Plainville Farms®, and FreeBird®, in addition to other company responsibilities. Previously, she had served as the company’s Chief Growth Officer, where she led numerous business teams and functional areas, identified and integrated acquisitions, and created the company’s technical and corporate social responsibility platforms. She completed both her B.B.A. and M.B.A. degrees at Hofstra University’s Frank G. Zarb School of Business.

Garrett M. Bender has served as a member of the Board of Directors of the Company since its inception in June 2016. He is the Principal and Co-Founder of Ascot Development LLC, a real estate development firm, which commenced operations in 2003. He has guided Ascot through numerous acquisition and sale transactions and strategically manages Ascot’s land portfolio. Mr. Bender’s experience as a founder and principal executive of several start-up companies and the sales and marketing skills associated therewith led to the conclusion that he should serve as a director of the Company.

Lindy Snider has served as a member of the Board of Directors of the Company since its inception in June 2016. She is the founder and for over five years has been CEO of Lindi Skin, the first full line of skin care products for cancer patients. This botanically based skin care line serves the special needs of individuals undergoing cancer treatment and is found in most major cancer centers in the U.S.

Ms. Snider is an active investor in cannabis related businesses. Focused on new business development, brand marketing and investing, Ms. Snider identifies and helps develop innovative companies in the space. She is a passionate entrepreneur and a champion of both start-ups and women-owned businesses. She serves on the following boards and advisories: Sqor.com, Greenhouse Ventures, Intiva, Blazenow, Kind Financial, Elevated Nation, as well as the following philanthropic boards: Fox Chase Cancer Foundation, Cancer Forward, Philadelphia Orchestra, PSPCA, Schuylkill Center for Environmental Education, National Museum of American Jewish History, The Middle East Forum, Shoah Foundation’s Next Generation Council, The Ed Snider Youth Hockey Foundation, and The Snider Foundation. Ms. Snider’s experience as a founder and principal executive of several start-up companies and her service as an independent director of several for-profit and charitable organizations and the skills associated therewith led to the conclusion that she should serve as a director of the Company.

Dennis Suskind has been a director of the Company since May 2020. During his career, he has worked jointly with the Commodity Futures Trading Commission (CFTC) to develop hedge exemptions and went on to build the most significant global precious metals arbitrage business. His team traveled worldwide to educate producers and consumers on the reasons for using futures as their pricing medium to bring credibility to these markets. He has served as Vice Chairman of the Commodity Exchange (COMEX), Vice Chairman of the New York Mercantile Exchange (NYMEX), a member of the Board of Directors Futures Industrial Association, and a member of the Board of International Precious Metals Institute. Mr. Suskind was elected as an inaugural member to the Futures Industry Association’s Hall of Fame in 2005.Suskind was elected to hold a Town Council seat in the Town of Southampton, New York. He has also served as President of the Board of Directors of the Arthur Ashe Institute for Urban Health, as a member of the President’s Council of the Peconic Land Trust, a founding member of Mt. Sinai’s Hospital Associates, a board member of the Nature Conservancy, and a board member of the Collegiate School and Marymount Schools in New York. In 2005 the Preservation League of New York State presented Mr. Suskind with its Pillar of New York Award.

Director #7

Stem and Driven have agreed that an additional director will be appointed at a later date.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OF THE COMBINED COMPANY

Stem Holdings, Inc.

Due to related parties

On January 4, 2020, the Company issued a $355,000 promissory note to Community Growth Partners Holdings, Inc., (“CGS”). CGS is a cannabis license holder in Massachusetts. Subject to the terms and conditions of the note, CGS promises to pay the Company all of the outstanding balance together with interest the date that is six months after the opening of the Great Barrington Dispensary which has opened October 2020.

Consolidated Ventures of Oregon, LLC (“CVO”) and Opco Holdings, LLC (“Opco”)

In August 2016, the Company and certain shareholders of the Company entered into a “Multi Party” Agreement, in which the Company became obligated to lease or acquire three separate real estate assets, and separately, if certain events occur, additional real estate assets held by entities related to those shareholders. The Agreement also gives the Company the right of first refusal in regard to certain properties owned by the persons and entities affiliated with the parties of the Agreement so long as certain targets are met. In the quarter ended June 30, 2019, the Company issued 12,500,000 shares of its common stock (shares are held in escrow) in connection with its acquisition of Consolidated Ventures of Oregon, LLC (“CVO”) and Opco Holdings, LLC (“Opco”) which comprise the entities within the Multi Party Agreement. In addition, the Company is also currently negotiation with the owners of certain properties contained within the Multi Party Agreement. The Company and owners of CVO and Opco closed the Company’s acquisition of CVO and Opco on September 4, 2020. Effective the completion of these transactions, the Company will no longer be engaged primarily in property rental operations, but will take over the operations of its primary renters, which is the cultivation, production and sale of cannabis and related productions. Because CVO and Opco are related to the Company, it will not be accounted for as a business combination at fair value under the codification sections of ASC 805. The assets and liabilities will transfer at their historical cost and the company will include the operations of CVO and Opco for all periods presented and the rental revenue recorded by the Company will eliminate in full the rental expense recorded by CVO and Opco. The Company has therefore recorded the par value of the shares issued of $12,500 as of September 30, 2019. At September 30, 2019, the Company had advanced funds and paid expenses on behalf of CVO in the amount of approximately $492,000.

Purchase of Buildings with Common Stock

On July 10, 2019, the Company entered into an asset purchase agreement with an Oregon limited liability company which owns title to Real property (buildings) located at 399 and 451 Wallis Street, Eugene, OR 97402 for a total purchase price tendered in kind for approximately 6,322,058 shares of the Company’s common stock. The Company acquired the property from a related party and recorded the building and improvements at their carrying value of approximately $2.99 million. Included in the shares above were 457,191 shares which were issued because the Company determined that certain milestones were met contained within the Multi-Party Agreement. Those shares were valued at approximately $0.973 million and were recorded to impairment of property and equipment within the statement of operations.

Purchase of Land with Common Stock

On July 10, 2019, the Company entered into an asset purchase agreement with an Oregon limited liability company which owns title to Real property (land) located at 12590 Highway 238, Jacksonville, Or 97503 for a total purchase price tendered in kind for 1,233,665 shares of the Company’s common stock. The Company acquired the property from a related party and recorded the land at it’s carrying value of approximately $1.205 million.

Driven Deliveries, Inc.

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2016, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

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●

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors as set forth above in this prospectus.

On April 1, 2019, the Company entered into a consulting agreement with M2 Equity Partners, LLC (“M2”). Under the consulting agreement, M2 is to provide various consulting services including assisting the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community, establishing an image for the company in the financial community and creating the foundation for subsequent financial public relations efforts as well as advising the Company in developing its business, and acting as the Company’s non-exclusive business consultant. Under the consulting agreement, the company pays M2 a monthly retainer of $20,000 and issued M2 500,000 warrants at a cashless exercise price of $.20 per share. The warrants terminate seven years from when they were issued. The termination date of the consulting agreement was six months from the date of the agreement.

On May 13, 2019, the consulting agreement with M2 was amended to provide that upon the successful closing of Mountain High Recreation by the Company, the Company shall issue 500,000 warrants to M2 which terminate 7 years from when they were issued, at a cashless exercise price of $.50 per share. Additionally, upon the successful closing of an acquisition, the Company shall issue M2 1,750,000 warrants at an exercise price equal to the then current private placement price.

On July 1, 2019, the consulting agreement with M2 was amended to provide that upon the successful closing of Mountain High Recreation by the Company, the Company shall issue to Consultant 1,000,00 warrants at a cashless exercise price of $.50 per share with the warrants terminating 7 years from their issuance and 3,000,000 (three million) warrants at a cashless exercise price of $.50 per share and a 7-year term for sales and sales training and leadership services to the Company:

On August 27, 2019, the Company entered into an amendment to the consulting agreement with M2 pursuant to which the termination date of the consulting agreement was extended through March 31, 2020. The amendment also acknowledged that all warrants issued under previous amendments were fully earned including but not limited to the 2,000,000 warrants at a cashless exercise price of $.20 per share and a 7-year term as amended and agreed on July 1, 2019; 1,000,000 warrants due to successful closing of Mountain High Recreation by Driven Deliveries at a cashless exercise price of $0.50 per share and a 7-year term; and 3,000,000 warrants at a cashless exercise price of. $.50 per share and a 7-year term due to successful achievement of sales, sales training, networking and leadership advisory services.

Additionally, on August 27, 2019, Section 4.2 of the M2 Consulting Agreement was amended to provide that for undertaking the engagement the Company shall issue to M2, 2,500,000 warrants at a cashless exercise price of $.50 per share with the warrants having a 3 year term and being fully earned at the time of issuance. Matthew Atkinson is a member of M2 and owns approximately 5.98% of the Company’s common stock as of the date of the amendment.

On August 28, 2019, the Company issued a senior convertible note (“Note”) to M2 Equity Partners (“Holder”), pursuant to which the Holder agreed to advance the Company $1,000,000 in three equal instalments, with the final instalment advanced on October 30, 2019. The Note matures on August 28, 2020 and is the senior obligation of the Company. The Note’s principal balance of $1,000,000 bears interest at a rate of 10% per annum and interest payments are payable on a monthly basis. The funds from this loan were distributed in three parts with $333,333 being issued on August 30, 2019, September 30, 2019 and October 30, 2019. The principal of the note was amended on January 31, 2020 to be $2,635,000 with the full balance of the note received on February 14, 2020. As of December 31, 2019, the Company had received $1,497,000 in funds from the note. Pursuant to the Note, the Holder has the right to convert all or part of the Note to shares of common stock of the Company at a price equivalent to a value of $0.50 per share of common stock on an as-converted basis. As additional consideration, the Company issued to the Holder a three-year warrant to purchase 4,500,000 shares of the Company’s common stock at an exercise price of $0.05. The company also recognized a derivative liability in connection with the note valued at $306,762 as of December 31, 2019.

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In addition, as an inducement to enter into the Note and to fund each advance thereunder, the Company entered into a security agreement with the Holder executed concurrently with the Note (the “Security Agreement”). Pursuant to the Security Agreement, the Company granted the Holder a first priority security interest in certain assets of the Company (the “Collateral”) for the benefit of the Holder to secure the Company’s obligations under the Note. The occurrence of any event of default under the Note, as well as the Company’s failure to observe or perform its obligations under the Security Agreement and such failure goes uncured for five days after receiving notice, constitutes an event of default under the Security Agreement. If an event of default under the Security Agreement occurs, the Holder is entitled to certain rights, including the right to take possession of the Collateral and the right to operate the business of the Company using the Collateral. The Security Agreement terminates when all payments under the Note have been made in full. Matthew Atkinson, a member of M2, owns approximately 4.45% of the Company’s common stock as of the date of the Security Agreement.

On September 27, 2019, the Company entered into a settlement agreement with Chris Boudreau, the Company’s former Chief Executive Officer, pursuant to which the Company was required to repurchase 12,272,616 shares of the Company’s common stock from Mr. Boudreau at a per share purchase price of approximately $0.01, totaling an aggregate purchase price of $122,726 (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company was required to pay Mr. Boudreau in twelve monthly installments of $10,227 starting October 1, 2019. Additionally, Mr. Boudreau also forfeited options to purchase an aggregate of 1,538,910 shares of the Company’s common stock and warrants to purchase an aggregate of 2,000,000 shares of the Company’s common stock. Mr. Boudreau also forfeited a $23,726 loan to the Company resulting in a gain on extinguishment of debt.

During the year ended December 31, 2019, the Company entered into a loan agreement with the Company’s CFO, Brian Hayek. Pursuant to the Loan Agreement, the Company issued Mr. Hayek a Secured Convertible Note in the principal amount of $188,743 with an interest rate of 10%. As of December 31, 2019, the amount due on this loan was $188,667. The note is convertible into shares of the Company’s equity securities at a price of $.50 per share or preferred stock designated by the parties in an amount equivalent to a value of $.50 per share on an as converted basis. The obligation of the Note is an obligation of the Company other than obligations specifically designated otherwise by the Company. In addition, the Company issued Mr. Hayek warrants to purchase 500,000 shares of the Company’s common stock at an exercise price of $.50 per share which warrants terminate five years after their issuance.

On May 1, 2019, the Company entered into a consulting agreement with TruckThat LLC. Christian Schenk, the Company’s chairman of the board and Chief Executive Officer is an owner and managing member of TruckThat, LLC. Pursuant to the consulting agreement, TruckThat is providing the Company services as a strategic marketing and fundraising consultant. Pursuant to the consulting agreement the Company pays TruckThat $18,000 per month. The term of the consulting agreement is the sooner of six months from the effective date of the agreement or the replacement of the agreement with a subsequent agreement between the parties. Either party may terminate the consulting agreement with or without cause upon giving the other party thirty days prior written notice. The Company may terminate this Agreement immediately and without prior notice if TruckThat refuses to or is unable to perform the services or is in breach of any material provision of the Agreement. Upon termination of the consulting agreement the Company will pay within thirty days after the effective date of the termination all amounts owing to the TruckThat for services completed and accepted by the Company prior to the termination date and any related reimbursable expenses.

On December 1, 2019, the Company entered into an agreement with Teal Marketing LLC, an entity owned by Mrs. Maddie Schenk, the wife of our Chief Executive Officer and Director, Christian Schenk, for marketing services. As part of this agreement the Company will pay $9,000 per month. The Company will also issue 350,000 warrants to purchase the Company’s common stock. These warrants have an exercise price of $0.50, a term of three years, and will vest quarterly over two years. The Company’s contract with Teal Marketing LLC was terminated March 13, 2020.

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On December 31, 2019, the Company entered into a loan agreement with a Director of the Company, Christian Schenk, pursuant to which Mr. Schenk extended a loan to the Company in the amount of $50,000 with an interest rate of 10%. In connection with this loan, the Company issued Mr. Schenk a secured convertible note. The note is convertible into equity of the Company at a valuation equal to a price of $.50 per share of common stock. The note was funded with the proceeds from $30,000 in accounts payable to Truck That, LLC and a check from Truck That, LLC in the amount of $20,000. In addition, the Company issued Mr. Schenk warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $.50 per share which warrants terminate five years after their issuance.

On February 28, 2020, in connection with the Merger Agreement with Budee Inc., the Company entered into a consulting agreement (the “Consulting Agreement”) with IP Tech Holding, Inc. (“Consultant”) at a monthly rate of $10,000 per month and with a two-year term, pursuant to which IP Tech Holding, Inc. shall provide certain consulting services including technology development support related to the acquired Budee intellectual property. Pursuant to the Merger Agreement, if Mr. Villanueva’s Executive Employment Agreement is terminated without cause, then Consultant shall receive its monthly compensation for the duration of the term of the Consulting Agreement. The Company’s president, Salvador Villanueva is the CEO of IP Tech Holding, Inc.

On March 13, 2020, Mr. Hayek transferred 5,000,000 shares of common stock into 628 Enterprises, an irrevocable blind trust for the benefit of Mr. Hayek’s children. Mr. Hayek and his spouse are not trustees or beneficiaries of 628 Enterprises.

BENEFICIAL OWNERSHIP OF STEM’S SECURITIES

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group owning more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and president and (iv) all executive officers and directors as a group as of October 9, 2020. Unless noted, the address for the following beneficial owners and management is 2201 NW Corporate Blvd., Suite 205, Boca Raton, FL 33431.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class
Common Stock	Adam Berk (2)	4,074,424	6.01%
Common Stock	Steven Hubbard (3)	1,132,258	1.69%
Common Stock	Garrett M. Bender (4)	3,922,355	5.88%
Common Stock	Lindy Snider (5)	259,044	0.39%
Common Stock	Ellen B. Deutsch (6)	100,000	0.15%
Common Stock	Dennis Suskind (7)	62,500	0.10%
Common Stock	All executive officers and directors as a group	9,550,581	14.38%
Common Stock	Mitchell Gevinson (5% holder) 3299 Harrington Dr. Boca Raton, FL 33496	3,548,266	5.33%
Common Stock	Opco Holdings, Inc. (5% holder) (8) 2201 NW Corporate Blvd., Suite 205 Boca Raton, FL 33431	9,326,207	14.0%

(1)	In determining beneficial ownership of our Common Stock, the number of shares shown includes shares which the beneficial owner may acquire upon exercise of debentures, warrants and options which may be acquired within 60 days. In determining the percent of Common Stock owned by a person or entity on October 9, 2020, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which the beneficial ownership may acquire within 60 days of exercise of debentures, warrants and options; and (b) the denominator is the sum of (i) the total shares of that class outstanding on October 9, 2020 (66,621,247 shares of Common Stock) and (ii) the total number of shares that the beneficial owner may acquire upon exercise of the debentures, warrants and options. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

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(2)	Includes 2,924,424 shares and options to purchase 1,150,000 shares.

(3)	Includes 732,258 shares and options to purchase 400,000 shares

(4)	Includes 3,822,355 shares and options to purchase 100,000 shares

(5)	Includes 159,044 shares and options to purchase 100,000 shares

(6)	Includes 100,000 shares granted under Employment Agreement

(7)	Includes 62,500 shares

(8)	The beneficial owner of Opco Holdings, Inc. is Oregon Acquisitions JV, LLC.

BENEFICIAL OWNERSHIP OF DRIVEN’S SECURITIES

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of Driven common stock as of July 31, 2020 for:

●	all of Driven’s current directors and executive officers as a group; and

●	each person, or group of affiliated persons, who beneficially owned more than 5% of outstanding Driven stock.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, Driven believes, based on the information furnished to it, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any applicable community property laws.

A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from October 8, 2020 upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of October 8, 2020 have been exercised and converted. Unless otherwise indicated, the address of each of the following beneficial owner is c/o Driven Deliveries, Inc., 134 Penn Street, El Segundo, California 90245.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Shares (%) (1)
Named Executive Officers and Directors:
Christian Schenk (former)	4,183,305	(2)	5.29%
Salvador Villanueva	4,000,000	(3)	5.32%
Brian Hayek	5,948,581	(4)	7.72%
Adam Berk	281,250	(5)	0.37%
Jerrin James	2,897,522	(6)	3.71%
Executive Officers and Directors as a group (6 persons)	17,310,658		20.65%

5% or greater stockholder
M2 Equity Partners LLC	16,731,553	(7)	20.03%
628 Enterprises	5,000,000		6.65%
Jeanette Villanueva	4,000,000		5.32%
Lisa Chow	4,000,000		5.32%
Carla Baumgartner	5,000,000		6.65. %
RIGC-DRVD	5,408,000		7.19%

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1.	Based upon 75,191,835 shares issued and outstanding as of July 31, 2020.

2.	Represents 225,000 shares of common stock, 3,800,000 shares issuable upon exercise of warrants, 56,250 shares issuable upon exercise of options and 102,055 shares issuable upon conversion of a senior secured convertible note held by Mr. Schenk.

3.	Represents 4,000,000 shares of common stock.

4.	Represents 4,101,519 shares of common stock, 500,000 shares issuable upon exercise of warrants, 961,819 shares issuable upon exercise of options and 385,243 shares issuable upon conversion of a senior secured convertible note held by Mr. Hayek.

5.	Represents 225,000 shares of common stock and 56,250 shares of common stock issuable upon exercise of options.

6.	Represents 2,897,522 shares issuable upon exercise of warrants.

7.	Represents 8,398,024 shares of common stock, 3,000,000 shares of common stock issuable upon exercise of warrants and 5,333,529 shares issuable upon conversion of a senior secured convertible note held by M2 Equity Partners LLC.

In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Driven common stock subject to options, warrants or other rights held by such person that are currently exercisable or that will become exercisable within 60 days of July 31, 2020 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless noted otherwise, the address of all listed stockholders is 134 Penn Street, El Segundo, CA 90245.

APPRAISAL RIGHTS

Stem stockholders are not entitled to appraisal rights in connection with the Merger under the NRS.

Driven stockholders are entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (see Annex B).

Under Section 262 of the DGCL, if a Driven stockholder does not wish to accept the Merger Consideration provided for in the Merger Agreement, does not consent to the adoption of the Merger Agreement, and complies with the requirements for perfecting and preserving appraisal rights specified in Section 262 of the DGCL, and the Merger is consummated, such stockholder has the right to seek appraisal of his, her or its shares of Driven stock and to receive payment in cash for the fair value of his, her or its shares of Driven stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Driven stock. These rights are known as appraisal rights under Delaware law. The “fair value” of such shares of Driven stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration that a stockholder of record is otherwise entitled to receive for the same number of shares of Driven stock under the terms of the Merger Agreement. Stockholders of Driven who elect to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to strictly comply with such procedures in a timely and proper manner will result in the loss of appraisal rights under Delaware law. Stockholders of Driven who wish to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement.

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This section is intended only as a brief summary of the material provisions of the statutory procedures under Section 262 of the DGCL that a Driven stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not intended to be a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex B to this Prospectus. Annex B should be reviewed carefully by any Driven stockholder who wishes to exercise appraisal rights or to preserve the ability to do so, as failure to comply with the procedures of Section 262 of the DGCL will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “stockholders” or “you” are to the record holders of shares of Driven stock immediately prior to the Effective Time as to which appraisal rights are asserted. A person having a beneficial interest in shares of Driven stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that if the Merger is approved by a written consent of stockholders in lieu of a meeting of stockholders, each of the stockholders entitled to appraisal rights must be given notice of the approval of the Merger and that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the Merger is approved and no later than 10 days after the Effective Time. Only those Driven stockholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice will be given by Driven. If given on or after the Effective Time, the notice must also specify the Effective Time; otherwise, a supplementary notice will provide this information. This Prospectus is not intended to constitute such a notice. If you want to demand appraisal of your Driven stock, do not send in your demand before the date of such notice because a demand for appraisal made prior to the date of giving such notice may not be effective to perfect your rights.

Following Driven’s receipt of sufficient written consents to adopt the Merger Agreement, Driven will send all non-consenting Driven stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents and the availability of appraisal rights. A Driven stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Driven stockholders now so you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement. As described below, you must also continue to hold your shares for which you are demanding appraisal through the Effective Time.

If you elect to demand appraisal of your shares of Driven stock, you must, within 20 days after the date of giving the notice of appraisal rights, make a written demand for the appraisal of your shares of Driven stock to Driven, at the specific address which will be included in the notice of appraisal rights. A demand may be delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Do not submit a demand before the date of the notice of appraisal rights because a demand that is made before the date of giving such notice may not be effective to perfect your appraisal rights.

A Driven stockholder wishing to exercise appraisal rights must hold of record the shares of Driven stock on the date the written demand for appraisal is made. In addition, a holder must continue to hold of record the shares of Driven stock through the Effective Time. Appraisal rights will be lost if your shares of Driven stock are transferred prior to the Effective Time. If you are not the stockholder of record, you will need to follow special procedures as summarized further below.

If you and/or the record holder of your shares of Driven stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the Merger is completed, your shares of Driven stock (assuming that you hold them through the Effective Time) will be converted into the right to receive the Merger Consideration in respect thereof, as provided for in the Merger Agreement, but without interest, and you will have no appraisal rights with respect to such shares.

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As noted above, a holder of shares of Driven stock wishing to exercise his, her or its appraisal rights must, within 20 days after the date of giving of the notice of appraisal rights, make a written demand for the appraisal of his, her or its shares of Driven stock; provided that a demand may be delivered by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. The demand must reasonably inform Driven of the identity of the stockholder of record and his, her or its intent thereby to demand appraisal of the fair value of the shares held by such holder. Only a holder of record of shares of Driven stock issued and outstanding immediately prior to the Effective Time will be entitled to assert appraisal rights for the shares of Driven stock registered in that holder’s name. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Driven stock, fully and correctly, as the stockholder’s name appears on the Driven stock certificate(s), as applicable, should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Driven stock in connection with the Merger. The demand cannot be made by the beneficial owner of shares of Driven stock if such beneficial owner does not also hold of record such shares. A beneficial owner of shares of Driven stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform Driven of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares. If shares of Driven stock are held of record in a fiduciary capacity (such as by a trustee, guardian or custodian) by a person other than the beneficial owner execution of the demand for appraisal should be made by the record holder in that capacity. If the shares of Driven stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder who holds shares of Driven stock as a nominee for others, may exercise appraisal rights with respect to such shares held for one or more beneficial owners, while not exercising such rights with respect to shares held for other beneficial owners. In that case, the written demand should state the number of shares of Driven stock as to which appraisal is sought. Where no number of shares of Driven stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Driven stock held in the name of the record holder. Stockholders who hold their shares of Driven stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

At any time within 60 days after the Effective Time, but not thereafter, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the Merger Consideration for his, her or its shares of Driven stock by delivering to Driven a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of Driven. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Driven stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If Driven does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the fair value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration for his, her or its shares of Driven stock.

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Within 120 days after the Effective Time, either Driven (as the surviving corporation of the Merger) or any stockholder who has complied with the requirements of Section 262 of the DGCL and is otherwise entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Driven stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon Driven. Stem has no present intent to cause Driven to file such a petition and has no obligation to cause such a petition to be filed, and stockholders should not assume that Driven will file a petition. Accordingly, it is the obligation of the holders of Driven stock to initiate all necessary action to perfect their appraisal rights in respect of such shares of Driven stock within the time prescribed in Section 262 of the DGCL, as the failure of a stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the Effective Time, any stockholder who has properly complied with the requirements for the exercise of appraisal rights under Section 262 of the DGCL, upon written request (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), will be entitled to receive from Driven a statement setting forth the aggregate number of shares of Driven stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be given within 10 days after such written request has been received by Driven or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Driven stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from Driven such statement.

If no petition for appraisal is filed within 120 days after the Effective Time, then you will lose the right to appraisal and instead will receive the Merger Consideration for your shares. If you otherwise fail to perfect your appraisal rights or successfully withdraw your demand for appraisal then your right to appraisal will cease and you will only be entitled to receive the Merger Consideration for your shares.

If a petition for appraisal is duly filed by a stockholder, the stockholder must serve a copy of the petition upon Driven, and Driven will then be obligated to file, within 20 days after receiving service of a copy of the petition, with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Driven stock and with whom agreements as to the value of their shares of Driven stock have not been reached by Driven. After notice by the Delaware Register in Chancery to stockholders who have demanded appraisal and Driven, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights provided thereunder. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Driven and to the stockholders shown on the list at the addresses therein stated. Such notice will also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs thereof will be borne by Driven. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Driven stock and who hold stock represented by certificates to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

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After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of Driven stock, the Delaware Court of Chancery will appraise such shares of Driven stock in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the fair value of such shares as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, upon surrender by those stockholders of the Driven stock certificates, representing their shares of Driven stock. Holders of Driven stock considering seeking appraisal should be aware that the fair value of their shares of Driven stock as determined under Section 262 could be more or less than or the same as the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Driven stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court has declined to adopt a presumption favoring reliance upon the deal price in determining fair value, but has noted that the deal price is one of the relevant factors to be considered, and can often be the best evidence of fair value in arm’s-length mergers with a robust sales process. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Driven may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided above only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. The costs of the appraisal action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to an appraisal.

No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, neither of Stem nor Driven anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights and Stem and Driven reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Driven stock is less than the Merger Consideration eligible to be received for such share.

FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, holders of shares of Driven stock who may wish to pursue appraisal rights should consult their legal and financial advisors.

LEGAL MATTERS

The Law Offices of Robert Diener, Haiku, HI will pass upon the validity of Stem’s common stock offered by this Prospectus.

EXPERTS

The financial statements of Stem Holdings, Inc. incorporated by reference in this Prospectus and elsewhere in the registration statement from the Stem Annual Report on Form 10-K for the year ended September 30, 2020 and September 30, 2019 have been audited by L J Soldinger Associates, LLC, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Driven Deliveries, Inc. at December 23, 2019 and December 30, 2018, and for each of the two years in the period ended December 31, 2019, incorporated by reference in this Prospectus and elsewhere in the registration statement, have been audited by Rosenberg Rich Baker Berman, P.A., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

Stem is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC electronically, and the SEC also maintains a website that contains reports, proxy statements, information statements and other information about issuers, like Stem, that file electronically with the SEC. The address of that website is www.sec.gov.

Stem also makes available free of charge on or through its website at www.stemholdings.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Stem electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and Stem are inactive textual references and except as specifically incorporated by reference into this Prospectus, information on those websites is not part of this Prospectus.

Stem has filed with the SEC a registration statement on Form S-4, of which this Prospectus is a part, under the Securities Act to register the shares of Stem common stock to be issued to Driven stockholders in the Merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Stem and Stem common stock. This Prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

The SEC allows Stem to “incorporate by reference” information into this Prospectus. This means that Stem can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this Prospectus and later information that Stem files with the SEC will automatically update and supersede the information included in this Prospectus. This document incorporates by reference the documents that are listed below that Stem has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

●	Stem’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on December 28, 2020;

●	Stem’s Current Reports on Form 8-K, filed with the SEC on October 7, 2019, January 21, 2020, February 7, 2020, March 6, 2020, September 24, 2020, October 13, 2020, October 29, 2020 and November 19, 2020.

●	The description of Stem common stock contained in the Registration Statement on Form S-1 filed with the SEC on October 21, 2020 (Registration No. 33-249587), including any amendment or report filed for the purpose of updating such description.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that Stem has “furnished” to but not “filed” with the SEC pursuant to the Exchange Act shall be incorporated by reference in this Prospectus.

Stem also incorporates by reference any documents that it may subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of this Prospectus and prior to the date of the Special Meeting or (ii) after the date of the initial registration statement and prior to the effectiveness of the registration statement, other than the portions of such documents not deemed to be filed.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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Stem has supplied all the information contained in or incorporated by reference into this Prospectus relating to Stem and Driven has supplied all information contained in this Prospectus relating to Driven.

You can obtain any of the documents incorporated by reference into this Prospectus from Stem or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from Stem without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit into this Prospectus. You may request a copy of such documents by contacting Stem or Driven in writing or by telephone to Stem or Driven at the following addresses:

Stem Holdings, Inc.

2201 NW Corporate Blvd, Suite 205

Boca Raton, FL 33431

(561) 237-2931

Driven Deliveries, Inc.

134 Penn Street

El Segundo, CA 90245

(833) 378-6420

Neither Stem nor Driven has authorized anyone to give any information or make any representation about the mergers or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

TRADEMARK NOTICE

This Prospectus includes the trademarks, trade names and service marks of Stem and its subsidiaries and Driven and its subsidiaries, which are protected under applicable intellectual property laws and are the property of either Stem or Driven, as applicable. This Prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners.

Solely for convenience, trademarks, trade names and service marks referred to in this Prospectus appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that Stem, Driven or the applicable owner will not assert, to the fullest extent permitted under applicable law, its respective rights or the right of any applicable licensor to these trademarks, trade names and service marks. Neither Stem nor Driven intend the use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply a relationship with, or endorsement or sponsorship of Stem or Driven by, these other parties.

94

FINANCIAL STATEMENTS OF DRIVEN DELIVERIES, INC.

AND STEM HOLDINGS, INC.

The SEC allows Stem and Driven to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Stem:

●	Stem’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on December 28, 2020;

●	Stem’s Current Reports on Form 8-K, filed with the SEC on October 7, 2019, January 21, 2020, February 7, 2020, March 6, 2020, September 24, 2020, October 13, 2020, October 29, 2020 and November 19, 2020.

●	The description of Stem common stock contained in the Registration Statement on Form S-1 filed with the SEC on October 21, 2020 (Registration No. 33-249587), including any amendment or report filed for the purpose of updating such description.

This document also incorporates by reference the following documents that have previously been filed with the SEC by Driven:

●	Annual Report on Form 10-K for the year ended December 31, 2019 (filed with the SEC on May 22, 2020);

●	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020 (filed with the SEC on June 29, 2020, August 11, 2020 and November 23, 2020);

●	Definitive Information Statement on Schedule 14C (filed with the SEC on October 20, 2020);

●	Current Reports on Form 8-K filed with the SEC on March 26, 2020, March 30, 2020, April 8, 2020, April 13, 2020, April 16, 2020, May 14, 2020, May 18, 2020, June 24, 2020, July 2, 2020, July 24, 2020, August 5, 2020, August 11, 2020, August 14, 2020, August 26, 2020 and October 8, 2020, (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01);

●	Any description of shares of Driven common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description;

In addition, Stem and Driven are incorporating by reference (i) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement on Form S-4 filed by Stem on December 28, 2020.

You may request copies of this Prospectus and any of the documents incorporated by reference herein or certain other information concerning Stem or Driven, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are included in this Prospectus.

95

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

Among

DRIVEN DELIVERIES, INC.

STEM DRIVEN ACQUISITION, INC.

And

STEM HOLDINGS, INC.

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (hereafter the “Agreement”) is entered into effective as of the Effective Date (as defined below) by and among Stem Holdings, Inc., a Nevada Corporation (hereinafter “Parent”), Stem Driven Acquisition, Inc., a newly formed Nevada corporation (hereafter “Acquisition Sub”) and Driven Deliveries, Inc., a Delaware corporation (hereafter “DRVD”). Each of Parent, Acquisition Sub and DRVD may be hereinafter referred to herein individually as a Party and collectively as the Parties.

RECITALS

WHEREAS, Parent desires to acquire DRVD as a wholly owned subsidiary and to issue shares of Parent’s common stock (“Parent Shares”) to the shareholders of DRVD (“DRVD Shareholders”) upon the terms and conditions set forth herein. Acquisition Sub is a wholly owned acquisition corporation of Parent that shall be merged into DRVD, whereupon DRVD shall be the surviving corporation of said merger and shall become a wholly owned subsidiary of Parent (Acquisition Sub and DRVD are sometimes collectively hereinafter referred to as the “Constituent Corporations”);

WHEREAS, the Boards of Directors of Parent, Acquisition Sub and DRVD, respectively, deem it advisable and in the best interests of such companies and their respective stockholders that Acquisition Sub merge with and into DRVD pursuant to this Agreement and the Certificates of Merger (in the forms attached hereto as Exhibit A and Exhibit B) and pursuant to applicable provisions of law (such transaction hereafter referred to as the “Merger”);

WHEREAS, on June 11, 2020, Parent and DRVD entered into a Memorandum of Understanding (“MOU”) regarding a potential merger involving Parent and DRVD wherein DRVD would merge into a newly-formed subsidiary of Parent and DRVD would be the surviving entity and become a wholly-owned subsidiary of Parent;

WHEREAS, Acquisition Sub has an authorized capitalization consisting of 1,000 shares of $0.001 par value common stock (“Acquisition Sub Shares”), of which 1,000 Acquisition Sub Shares shall be issued and outstanding and owned by Parent as of the Closing of the Merger;

WHEREAS, prior to the Closing (as such term is defined in Section 1.3 hereof) of the Merger, DRVD Shareholders will exchange all of their currently outstanding common shares of DRVD (“DRVD Shares”) for Parent Shares;

NOW, THEREFORE, for the mutual consideration set out herein and other good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

AGREEMENT

1.1 Plan of Reorganization. The Parties to this Agreement do hereby agree that Acquisition Sub shall be merged with and into DRVD upon the terms and conditions set forth herein and in accordance with the provisions of the Nevada Revised Statutes (“NRS”) and the Delaware General Corporation Law (“DGCL”). It is the intention of the Parties hereto that this transaction qualify as a tax-free reverse triangular merger under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder. To the extent that the transactions contemplated herein are not deemed to satisfy the then applicable requirements of Section 368(a)(2)(E), the Parties hereto agree to amend, adjust, restate or otherwise modify, to the extent permissible by applicable law, the provisions herein to satisfy such requirements.

1.2 Terms of Merger. In accordance with the provisions of this Agreement and the requirements of applicable law, Acquisition Sub shall be merged with and into DRVD as of the Effective Date (the terms “Closing” and “Effective Date” are defined in Section 1.3 hereof). DRVD shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”) and the separate existence of Acquisition Sub shall cease on the Effective Date of the Merger. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a) Corporate Existence.

(1) Commencing with the Effective Date, the Surviving Corporation shall continue its corporate existence as a Delaware corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Date, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(2) At the Effective Date, (i) the Articles of Incorporation and the Bylaws of DRVD, as existing immediately prior to the Effective Date, shall be and remain the Articles of Incorporation and Bylaws of the Surviving Corporation; (ii) the Board of Directors of DRVD and each of the DRVD Subsidiaries (as defined in Section 2.1) holding office immediately prior to the Effective Date shall resign at the Effective Date and Parent shall thereupon designate their predecessors to serve from and after the Effective Date; and (iii) the Officers of DRVD and each of the DRVD Subsidiaries holding office immediately prior to the Effective Date shall resign at the Effective Date and Parent shall thereupon designate their predecessors to serve from and after the Effective Date.

(b) Governance of Parent and DRVD following the Closing.

(1) Board of Directors and Its Composition. Effective from the Effective Date, Parent’s Board of Directors will have a total of seven (7) Board members, comprised of members designated by each of Parent and DRVD (the “Board”), of which four (4) Directors of the Board shall be necessary to constitute a quorum for the transaction of business. All Board resolutions shall require a vote of the Directors present at the meeting and comprising a quorum. The Parent’s By-Laws shall be amended as necessary to embody this.

(2) Prior to the Effective Date, Parent shall designate four (4) Board members (one of which shall be Adam Berk as Chairman).

(3) Prior to the Effective Date, DRVD shall designate three (3) Board members.

(4) Following the Effective Date, Parent may, at the Board’s discretion, establish an advisory board or boards.

(5) Appointment of Officers and Executives of Parent. The Board will appoint and install the officers of the Parent to serve following the Closing of the Merger. In this regard, Adam Berk will continue to serve as Parent’s Chief Executive Officer and Ellen Deutsch will continue to serve as Parent’s Executive Vice President and Chief Operating Officer, and the Board will:

i. Appoint Salvador Villanueva III as Parent’s President an, with an employment agreement that mirrors his current employment agreement with DRVD;

ii. Appointment of Brian Hayek as Parent’s Senior Vice President, with a new employment agreement; and

iii. Appoint Andrew Lee as Parent’s General Counsel, with a new employment agreement; and

iv. Designate Parent’s CFO

(6) Appointment of Executives of DRVD. Effective as of the Effective Date, the Surviving Corporation’s Board of Directors will:

i. Appoint Jeannette Villanueva as Human Resources Manager, continuing under the existing DRVD employment agreement reporting to Salvador Villanueva.

ii. Appoint Lisa Chow as the Surviving Company’s Director of Delivery Operations, continuing under the existing DRVD employment agreement.

(7) In order to stabilize morale during the transition, no changes to management of the Parties other than as set forth in this Agreement will be made without the approval of the Surviving Corporation’s Board of Directors.

(c) Conversion of Securities.

As of the Closing and without any action on the part of Parent, Acquisition Sub, DRVD or the holders of any of the securities of any of these corporations, each of the following events shall occur:

(1) All DRVD shares outstanding immediately prior to the Closing shall be cancelled and the DRVD Shareholders’ rights and interest thereto shall convert into rights and interest in the Parent Shares in accordance with Section 1.2(c)(3).

(2) Each Acquisition Sub Share issued and outstanding prior to the Closing shall remain in existence as one (1) share of common stock of the Surviving Corporation which shall be owned by Parent.

(3) Parent will issue at Closing, to each DRVD Shareholder, a number of Parent Shares equal to the number of DRVD Shares held by each, respectively, immediately prior to the Closing to each respective DRVD Shareholder on a pro-rata basis, at a ratio of one (1) Parent Share for every one (1) DRVD Share outstanding.

(4) Immediately prior to the Closing, Parent will issue to each holder of warrants to purchase DRVD Shares (“DRVD Warrants”), options to purchase DRVD Shares (“DRVD Options”) and Convertible Debentures (“DRVD Debentures”), warrants to purchase Parent Shares, options to purchase Parent Shares and Convertible Debentures to replace the DRVD Warrants, DRVD Options and DRVD Debentures held by each, respectively, that is equal in value and on the same terms as the respective holder’s DRVD Warrants, DRVD Options and DRVD Debentures.

(d) DRVD Convertible Debt. The DRVD convertible debt set forth in Schedule 1.2(d) (including principal amounts and interest accrued thereon) shall be converted into DRVD Shares immediately prior to the Effective Time in accordance with Schedule 1.2(d) (the “DRVD Debt Conversion”).

1.3 Closing and Effective Date. The closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) will occur at Parent’s office at 2201 NW Corporate Blvd., Suite 205, Boca Raton, FL 33431 on or before December 31, 2020, or such other time and date to be specified by the Parties. On the Closing date, the Parties will consummate the Merger by:

(a) Filing a Certificate of Merger (in the form attached as Exhibit A) with the Secretary of State of Nevada in accordance with NRS; and

(b) Filing a Certificate of Merger (in the form attached as Exhibit B) with the Delaware Secretary of State under the DGCL.

It is understood by the Parties that DRVD Shareholder approval of the transaction will be required prior to the Closing.

Notwithstanding the date the Certificates of Merger are accepted by the Secretaries of State of Delaware and Nevada, respectively, the Merger will be deemed effective as of the commencement of business on December 31, 2020 (the “Effective Date”). The Parties may delay the Effective Date by specifying an alternate date of effectiveness in the Certificates of Merger.

1.4 Tax Treatment. The Parties intend for the Merger to constitute a reorganization within the meaning of Section 368(a)(2)(e) of the Internal Revenue Code of 1986, as amended (the “Code”). The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations. Both prior to and after the Closing, each Party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.5 Taking of Necessary Action; Further Action. If, after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation (and/or its successor in interest) with full right, title, and possession to all assets, property, rights, privileges, powers, and franchises of DRVD, the officers and directors of Parent and the Surviving Corporation shall be fully authorized (in the name of DRVD and otherwise) to take all such necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF DRVD

Except as set forth in the schedules attached to this Agreement, DRVD hereby represents and warrants to Acquisition Sub and Parent that the statements contained in this Article II are true and correct. In this Article II, references to “DRVD” include the DRVD Subsidiaries (as defined below) where the context requires or permits.

2.1 Organization, Qualification and Subsidiaries. DRVD is a corporation organized and in good standing under the laws of the state of Delaware. DRVD has the subsidiaries and equity interests in the entities detailed on Schedule 2.1 (the “DRVD Subsidiaries”). DRVD is in good standing under the applicable laws of each jurisdiction where the location of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not have a DRVD Material Adverse Effect (as defined in Section 2.3 below).

2.2 Authorization, Enforcement. DRVD has the requisite power and authority to conduct its business as presently conducted and to enter into and to consummate the Merger. The execution and delivery of this Agreement by DRVD and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of DRVD and no further consent or action is required by DRVD, other than the DRVD Required Approvals (as defined in Section 2.3(b) below) and the approval of the DRVD Shareholders of the Merger transaction and all actions required in connection therewith (the “DRVD Approvals”). This Agreement, when executed and delivered in accordance with the terms hereof, will constitute a valid and binding obligation of DRVD enforceable against DRVD in accordance with its terms, subject to the DRVD Approvals, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable laws affecting creditors’ rights and remedies generally and general principles of equity.

2.3 No Conflicts. The execution, delivery, and performance of this Agreement by DRVD and the consummation by DRVD of the Merger do not and will not:

(a)	conflict with or violate any provision of DRVD’s Articles of Incorporation or By-Laws;

(b)	conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of DRVD’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, or cancellation (with or without notice or lapse of time or both) of, or result in the creation of a lien or encumbrance on any of the properties or assets of DRVD, pursuant to, any agreement, note, bond, mortgage, indenture, contract, lease, license, permit, franchise, credit facility, debt or other instrument (evidencing DRVD debt or otherwise) or other understanding to which DRVD is a party or by which any material property or asset of DRVD is bound or affected (subject to obtaining the DRVD Approvals and the filings with the Secretaries of State of Delaware and Nevada of a Certificate of Merger (collectively, the “DRVD Required Approvals”)); or

(c)	conflict with or result in a violation of any applicable law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority as currently in effect to which DRVD is subject (including federal and state securities laws and regulations), or by which any material property or asset of DRVD is bound or affected.

Execution of this Agreement may cause a conflict in the case of Sections 2.3(a) and (b) if a change of circumstances gives rise to a material adverse effect. A material adverse effect constitutes circumstances which, individually or in the aggregate, would:

(d)	materially and adversely affect the legality, validity, or enforceability of the Merger;

(e)	have or result in a material adverse effect on the operations, assets, business, or condition (financial or otherwise) of DRVD; or

(f)	materially and adversely impair DRVD’s full and timely performance of its obligations under this Agreement.

The occurrence of (d), (e), or (f), would constitute a “DRVD Material Adverse Effect.”

Any adverse change, event, or effect caused primarily by the conditions generally affecting the United States economy, or by conditions generally affecting the cannabis industry, will not constitute a DRVD Material Adverse Effect.

2.4 Filings, Consents, and Approvals. DRVD is not required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by DRVD of this Agreement, other than the DRVD Required Approvals and any consents or approvals detailed in Schedule 2.4.

2.5 Capitalization. As of the date of this Agreement and as of immediately before the Effective Date, DRVD’s outstanding capital is as set forth on Schedule 2.5A. All outstanding options, warrants, scrip rights to subscribe to, calls, or commitments of any character whatsoever relating to, or exchangeable for, or giving any person any right to subscribe for or acquire, any interest in DRVD, or contracts, commitments, understandings or arrangements by which DRVD is or may become bound to issue any additional interest in DRVD or rights convertible or exchangeable into any interest in DRVD are described in Schedule 2.5B. As of June 30, 2020, the authorized capital stock of DRVD consists of 215,000,000 shares, comprising 200,000,000 DRVD Common Shares par value $0.0001 and 15,000,000 shares of Preferred Stock par value $0.0001 of which there were 66,011,665 DRVD Common Shares par value $0.0001 and no shares of Preferred Stock par value $0.0001 issued and outstanding. All outstanding shares of DRVD are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of DRVD or any agreement or document to which DRVD is a party or by which it is bound.

2.6 Obligations with Respect to Capital Stock. Other than as set forth in Schedule 2.6, there are no equity securities, partnership interests or similar ownership interests of any class of securities of DRVD, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.

2.7 Contracts and Commitments.

(a) Schedule 2.7 lists the following agreements, whether oral or written, to which DRVD is a party, which are currently in effect, and which relate to the operation of DRVD’s business:

(1) collective bargaining agreement or contract with any labor union;

(2) bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

(3) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal;

(4) stock purchase or stock option plan;

(5) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person;

(6) confidentiality agreement;

(7) contract, agreement or understanding relating to the voting of DRVD Shares or the election of directors of DRVD;

(8) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of DRVD;

(9) guaranty of any obligation for borrowed money or otherwise;

(10) lease or agreement under which DRVD is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $25,000;

(11) lease or agreement under which DRVD is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $25,000;

(12) contract which prohibits DRVD from freely engaging in business anywhere in the world;

(13) license agreement or agreement providing for the payment or receipt of royalties or other compensation to or by DRVD in connection with intellectual property rights held or licensed by DRVD;

(14) contract or commitment for capital expenditures in excess of $50,000;

(15) agreement for the sale of any capital asset; or

(16) other agreement which is either material to DRVD’s business or was not entered into in the ordinary course of business.

(b) To DRVD’s knowledge:

(1) DRVD has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Schedule 2.7 hereto and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption;

(2) DRVD has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and

(3) DRVD has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

2.8 Affiliate Transactions. Except as set forth in Schedule 2.8, and other than pursuant to this Agreement, no officer, director, founder or employee of DRVD, or any member of the immediate family of any such officer, director, founder or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by any of such persons) (collectively “DRVD Insiders”), has any agreement with DRVD (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of DRVD (other than ownership of stock in DRVD). Except as set forth on Schedule 2.8, DRVD is not indebted to any DRVD Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no DRVD Insider is indebted to DRVD (except for cash advances for ordinary business expenses, in each case in an amount less than $1,000). None of the DRVD Insiders has any direct or indirect interest in any competitor, supplier or customer of DRVD or in any person, firm or entity from whom or to whom DRVD leases any property, or in any other person, firm or entity with whom DRVD transacts business of any nature. For purposes of this Section 2.8 the shareholders of the immediate family of an officer, director, founder or employee shall consist of the spouse, parents, children and siblings of such officer, director, founder or employee.

2.9 DRVD SEC Filings; DRVD Financial Statements.

(a) DRVD has filed all forms, reports and documents required to be filed with the Securities Exchange Commission (“SEC”). All such required forms, reports and documents (including the financial statements, exhibits and schedules thereto and those documents that DRVD may file subsequent to the date hereof) are collectively referred to herein as the “DRVD SEC Reports”. As of their respective dates, the DRVD SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such DRVD SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. DRVD has provided Parent and Acquisition Sub with financial statements for the period ending June 30, 2020.

(b) Each of the financial statements (including, in each case, any related notes thereto) contained in the DRVD SEC Reports (the “DRVD Financials”), including any DRVD SEC Reports filed after the date hereof until the Closing, as of their respective dates:

(1) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto;

(2) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and

(3) fairly presented the financial position of DRVD at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

No person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the Public Company Accounting Oversight Board, has participated in or otherwise aided the preparation of, or audited, any financial statements, supporting schedules, or other financial data filed by the DRVD with the SEC.

2.10 Taxes. Except as set forth in Schedule 2.10, DRVD timely filed all required tax returns with the appropriate taxing authorities before the Effective Date. These tax returns were true, correct, and complete in all material respects. No extension is in effect for DRVD with respect to the filing of any tax return, the payment of any taxes, or any limitation period regarding the assessment or collection of any taxes. DRVD has paid in full all taxes which have become due and payable on or before the Effective Date (whether or not shown on any tax return). Adequate reserves and accruals have been established to provide for the payment of all Taxes which are not yet due and payable with respect to the DRVD through the Effective Date. There are no liens for Taxes upon DRVD or any of its properties or assets except for Taxes not yet due and payable. DRVD does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or foreign tax law), as a transferee or successor, by contract, or otherwise. DRVD does not have pending any ruling requests filed by it or on its behalf with any Taxing Authority and is not a party to any closing agreement described in Internal Revenue Code Section 7121 (or similar provisions of state, local or foreign law). No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted, assessed or reassessed (as may be applicable) by any Taxing Authority against DRVD that has not been paid, settled or otherwise resolved. There is no action, suit, claim, examination, investigation, proceeding or audit now pending, proposed or threatened against DRVD with respect to any Taxes. DRVD has not been notified by any Taxing Authority that any issues have been raised with respect to any Tax Return. No claim has been made within the past five (5) calendar years by any Taxing Authority in a jurisdiction where DRVD did not file tax returns that it is or may be subject to taxation by that jurisdiction. DRVD is not an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

As used in this Agreement, “Tax” means any federal, state, province, local or foreign income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, capital stock, social security (or similar), unemployment, disability, severance, stamp, gains, registration, value added, occupation, premium, real property, personal property, profits, windfall profits, environmental, alternative or add-on minimum taxes, custom duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority whether disputed or not.

As used in this Agreement, “Tax Return” is defined as any return, declaration, report, claim for refund, information return, statement or other document (including any related or supporting information, schedule, attachment and any amendment thereof) filed or required to be filed with any federal, state, province, local or foreign governmental entity or other authority (a “Taxing Authority”) in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, including, but not limited to compliance with IRC Section 280.

2.11 Litigation. Other than as set forth on Schedule 2.11, there is no action, suit, inquiry, notice of violation, proceeding, investigation pending or, to the knowledge of DRVD, threatened against or affecting DRVD or its properties before or by any court, arbitrator, governmental, or administrative agency or regulatory authority (federal, state, county, local or foreign) which:

(a) materially adversely affects or challenges the legality, validity, or enforceability of this Agreement; or

(b) would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a DRVD Material Adverse Effect.

DRVD is not nor has it ever been the subject of any action involving a claim of violation of or liability under federal or state securities laws. There has not been, and to the knowledge of DRVD, there is not pending or contemplated, any investigation by the SEC.

2.12 Brokers’ and Finders’ Fees. DRVD has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.13 Employees.

(a) Except as otherwise set forth in Schedule 2.13, or as contemplated by this Agreement, to the knowledge of DRVD, neither any executive employee of DRVD nor any group of DRVD’s employees has any plans to terminate his, her or its employment.

(b) DRVD has no material labor relations problem pending and its labor relations are satisfactory.

(c) Except as otherwise set forth in Schedule 2.13, there are no workers’ compensation claims pending against DRVD nor is DRVD aware of any facts that would give rise to such a claim.

(d) To the knowledge of DRVD, no employee of DRVD is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of DRVD.

(e) No employee or former employee of DRVD has any claim with respect to any intellectual property rights of DRVD.

(f) Except as set out in Schedule 2.13, DRVD is not party to any contract providing for termination notice, payment in lieu of termination notice, change of control payments, or severance payments to, or any employment or consulting agreement with, any current or former director, officer or employee of DRVD other than such arising from any applicable laws.

(g) Except as set out in Schedule 2.13, the execution, delivery and performance of this Agreement, either alone or in connection with any other event, will not result in any entitlement to bonus, severance pay or any other payment to any current or former employee or consultant of DRVD, the automatic acceleration of the time of payment or vesting of entitlements otherwise available under, or amount of payment or entitlements under, any employee plan of DRVD.

2.14 Compliance. Other than as set forth on Schedule 2.14 DRVD is not:

(a) in material violation of its Articles of Incorporation or By-Laws;

(b) in material default under or in material violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by DRVD under), nor has DRVD received notice of a claim that it is in default under or that it is in violation of, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), which default or violation would have or result in a DRVD Material Adverse Effect;

(c) in violation of any order of any court, arbitrator or governmental body; or

(d) in violation of any statute, rule or regulation of any governmental authority, except in each case as would not, individually or in the aggregate, have or result in a DRVD Material Adverse Effect and except with respect to any federal statute, rule or regulation which relates to cannabis or cannabis businesses.

(d) To the knowledge of DRVD, other than in the ordinary course of review and inquiry from California cannabis regulating agencies, no investigation or review by any governmental entity is pending or threatened against DRVD, nor has any governmental entity indicated in writing an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon DRVD which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of DRVD, any acquisition of material property by DRVD or the conduct of business by DRVD as currently conducted.

2.15 Regulatory Permits. DRVD possesses or has applied for all certificates, license, variances, exemptions, orders, approvals, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits would not, individually or in the aggregate, have a DRVD Material Adverse Effect (“Material Permits”), and DRVD has not received any notice of proceedings relating to the revocation or modification of any Material Permit. DRVD is in compliance in all material respects with the terms of the Material Permits.

2.16 Properties. Schedule 2.16 describes all real property owned by DRVD in fee simple and contains an accurate list of all leaseholds and other interests of DRVD in any real property. DRVD has good and marketable title to all leaseholds, other interests and other property (personal, tangible and intangible) owned by it, free and clear of all security interests, liens and encumbrances, except:

(a) those that do not materially interfere with the use made of such property by DRVD;

(b) for such imperfections of title and encumbrances that would not have a DRVD Material Adverse Effect; or

(c) for liens that are not yet due and payable.

2.17 Intellectual Property. DRVD owns all right, title and interest in, or possesses adequate and enforceable rights to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, rights, licenses, franchises, trade secrets, confidential information, processes, formulations, software and source and object codes necessary for the conduct of DRVD business (collectively, the “Intangibles”), except to the extent that the failure to own or possess adequate rights to such Intangibles would not have a DRVD Material Adverse Effect. To its knowledge, DRVD has not infringed upon the rights of others with respect to the Intangibles and DRVD has not received written notice that it has or may have infringed or is infringing upon the rights of others with respect to the Intangibles, or any written notice of conflict with the asserted rights of others with respect to the Intangibles, which infringement or conflict, if the subject of an unfavorable decision, would have a DRVD Material Adverse Effect.

2.18 Insurance. Exccept as set forth in Schedule 2.18, the insurance policies owned and maintained by DRVD that are material to DRVD are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that DRVD is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and DRVD has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

2.19 No Undisclosed Liabilities. Except as reflected in the balance sheet of June 30, 2020 (the “DRVD Balance Sheets”) contained in the audited and reviewed financial statements referenced in Section 2.9, or as otherwise disclosed on Schedule 2.9, DRVD has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except those arising after June 30, 2020, in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

2.20 Board Approval. The Board of Directors of DRVD:

(a) determined that the Merger is fair to, advisable and in the best interests of it and its stockholders;

(b) approved the Merger consideration as set forth in Section 1.2 of this Agreement; and

(c) approved the Merger, this Agreement, and the transactions contemplated hereby.

2.21 Investigations and Inquiries. Neither DRVD nor any of its respective directors, officers or managers is the subject of any investigation, inquiry or proceeding before the SEC or any state securities commission or administrative agency.

2.22 Foreign Corrupt Practices. Neither DRVD, nor to DRVD’s knowledge, no director, officer, managing member, agent, employee or other Person acting on behalf of DRVD has, in the course of its actions for, or on behalf of DRVD:

(a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity;

(b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds;

(c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or

(d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

2.23 Sarbanes-Oxley Act. Other than as set forth on Schedule 2.23, DRVD is either in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

2.24 Patriot Act. To the extent applicable, DRVD is in compliance, in all material respects, with the following federal laws:

(a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; and

(b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

2.25 Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between DRVD and an unconsolidated or other off balance sheet entity that is required to be disclosed by the DRVD in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a DRVD Material Adverse Effect.

2.26 Investment Company Status. DRVD is not, nor upon consummation of the Merger will be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

2.27 Environmental Matters. None of the operations of DRVD involve the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

2.28 Material Changes. Except for this Merger and such other transactions as are set forth on Schedule 2.28, since June 30, 2020, DRVD has conducted business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of business and:

(a) there has been no event, occurrence or development, individually or in the aggregate, that has had or is reasonably likely to have a DRVD Material Adverse Effect;

(b) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by DRVD, whether or not covered by insurance;

(c) DRVD has not incurred any liabilities (contingent or otherwise) other than:

(1) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice; and

(2) liabilities not required to be reflected in DRVD financial statements pursuant to GAAP;

(d) there has not been any change by DRVD in accounting principles, practices or methods or in the identiy of its auditors;

(e) there has not been any event that would constitute a violation of Section 4.1 or Section 4.2 hereof, if such event occurred after the date of this Agreement and prior to the Effective Date; or

(f) there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of DRVD, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; and

(e) DRVD has not issued any shares to any officer, director, or affiliate, except pursuant to the conversion or exercise of outstanding DRVD securities.

2.29 Books and Records. The books of account, minute books, stock record books, and other records of DRVD have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a DRVD Material Adverse Effect. At the Closing, all of DRVD’s records will be in the possession of Parent.

2.30 Accounts Receivable. All Accounts Receivable of DRVD are bona fide and except to the extent otherwise indicated in the DRVD Financials are good and have been incurred in the ordinary course of business. Subject to an allowance for doubtful accounts that has been reflected on the books of DRVD in accordance with GAAP, all Accounts Receivable are collectible at their full face value in the ordinary course of business without set-off or counterclaim and are collectible in full within 90 days after billing. “Accounts Receivable” shall mean, without duplication, accounts receivable, trade accounts receivable, notes receivable, book debts and other debts due or accruing due to DRVD including the full benefit of any related security, all in accordance with GAAP.

2.31 Accounts Payable. All trade and other accounts payable of DRVD to third parties that remain unpaid arose from bona fide transactions in the ordinary course of business consistent with past practices.

2.32 Full Disclosure. The representations and warranties of DRVD contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which DRVD has knowledge that has not been disclosed to Parent pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a DRVD Material Adverse Effect or materially adversely affect the ability of DRVD to consummate in a timely manner the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT

Except as set forth in the schedules attached to this Agreement, Parent hereby represents and warrants to DRVD that the statements contained in this Article III are true and correct.

3.1 Organization of Parent and Acquisition Sub.

(a) Each of Parent and Acquisition Sub is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; has the power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means circusmtances which, individually or in the aggregate would: (i) materially and adversely affect the legality, validity or enforceability of the Merger; (ii) have or result in any material adverse effect on the operations, assets, business, or condition (financial or otherwise) of Parent or Acquisition Sub; or (iii) materially and adversely impair Parent or Acquisition Sub’s full and timely performance of its obligations under this Agreement; provided, however, that any adverse change, event or effect caused primarily by the conditions generally affecting the United States economy, or by conditions generally affecting the cannabis industry, will not constitue a Parent Material Adverse Effect.

(b) Parent has delivered or made available to DRVD a true and correct copy of the Articles of Incorporation and Bylaws of each of Parent and Acquisition Sub, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor Acquisition Sub is in violation of any of the provisions of any of its governing instruments.

3.2 Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of 400,000,000 shares of Parent Capital Stock, comprising 300,000,000 Parent Common Shares par value $0.001 and 100,000,000 shares of Preferred Stock par value $0.001 of which there were 66,616,526 Parent Common Shares par value $0.001 and no shares of Preferred Stock par value $0.001 issued and outstanding. As of the date of this Agreement, the authorized capital stock of Acquisition Sub consists of 1,000 Acquisition Sub Shares par value $0.001, of which there were 1,000 Acquisition Sub Shares par value $0.001 issued and outstanding as of the date hereof. All outstanding shares of Parent and Acquisition Sub are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent and Acquisition Sub, respectively or any agreement or document to which Parent or Acquisition Sub is a party or by which it is bound.

3.3 Obligations with Respect to Capital Stock. Other than as set forth in the Parent Financials or on Schedule 3.3, there are no equity securities, partnership interests or similar ownership interests of any class of securities of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.

3.4 Authority.

(a) Each of Parent and Acquisition Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary company action on the part of each of Parent and Acquisition Sub, subject only to the adoption of this Agreement by Acquisition Sub’s Board of Directors and the filing and recordation of the Certificates of Merger pursuant to the NRS and DGCL. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by DRVD, constitutes the valid and binding obligation of each of Parent and Acquisition Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity.

(b) The execution and delivery of this Agreement by each of Parent and Acquisition Sub, do not, and the performance of this Agreement by each of Parent and Acquisition Sub, do not and will not:

(1) conflict with or violate the Articles of Incorporation or Bylaws of Parent or Acquisition Sub, respectively;

(2) conflict with or result in the violation of any applicable law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority as currently in effect to which Parent or Acquisition Sub, respectively, is subject (including federal and state securiites laws and regulations), or by which any material property or asset of Parent or Acquisition Sub is bound or affected; or

(3) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of, Parent’s or Acquisition Sub’s rights or alter the rights or obligations of any third party under, or to Parent’s or Acquisition Sub’s knowledge, give to others any rights of termination, amendment, acceleration, or cancellation (with or without notice or lapse of time or both) of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Acquisition Sub, respectively, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, credit facility, debt or other instrument (evidencing Parent or Acquisition Sub’s debt or otherwise), obligation or other understanding to which any of Parent or Acquisition Sub is a party or by which any of their respective material properties or assets are bound or affected (subject to the filing with the Secretary of State of Nevada and Secretary of State of Delaware of a Certificate of Merger).

Execution of this Agreement may cause a conflict in the case of Sections 3.4(b)(1) and (b)(3) if a change of circumstances gives rise to a Parent Material Adverse Effect.

(c) No consent, approval, order, or authorization of, or registration, declaration or filing with any governmental entity is required by or with respect to any of Parent or Acquisition Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for:

(1) the filing of Certificates of Merger with the Secretaries of State of Nevada and Delaware, respectively;

(2) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Canadian securities laws, including but not limited to the filing of notice of the Merger with the Canadian Securities Exchange (the “CSE”) in accordance with the policies of the CSE and approval of the CSE for the listing of the Parent Shares to be issued in connection herewith (the “Consideration Shares”);

(3) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws; and

(4) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

3.5 Parent SEC Filings; Parent Financial Statements.

(a) The Parent has filed all forms, reports and documents required to be filed with the SEC. All such required forms, reports and documents (including the financial statements, exhibits and schedules thereto and those documents that the Parent may file subsequent to the date hereof) are collectively referred to herein as the “Parent SEC Reports”. As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, as of their respective dates:

(1) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto;

(2) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and

(3) fairly presented the financial position of the Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

No person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the Public Company Accounting Oversight Board, has participated in or otherwise aided the preparation of, or audited, any financial statements, supporting schedules, or other financial data filed by the Parent with the SEC.

3.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports, Parent’s filings with the CSE or Parent’s filings with applicable Canadian securities regulators, in each case filed prior to the date hereof, or as contemplated by this Agreement, since the date of the Parent Balance Sheet, Parent has conducted business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of business and there has not been:

(a) any event, occurrence or development, individually or in the aggregate, that has had or is reasonably likely to have a Parent Material Adverse Effect;

(b) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or Acquisition Sub, whether or not covered by insurance;

(c) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby;

(d) any event that would constitute a violation of Section 4.1 or Section 4.2 hereof, if such event occurred after the date of this Agreement and prior to the Effective Date; or

(e) any change by Parent in its accounting principles, practices or methods or in the identity of its auditors.

3.7 No Undisclosed Liabilities. Except as reflected in the Parent Financials or as otherwise disclosed on Schedule 3.7, Parent has no liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) except liabilities which have arisen after the date of the Parent Financials in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim, or lawsuit).

3.8 Tax Matters. The Parent timely filed all required tax returns with the appropriate taxing authorities before the Effective Date. These tax returns were true, correct, and complete in all material respects. No extension is in effect for Parent with respect to the filing of any tax return, the payment of any taxes, or any limitation period regarding the assessment or collection of any taxes. Parent has paid in full all taxes which have become due and payable on or before the Effective Date (whether or not shown on any tax return). Adequate reserves and accruals have been established to provide for the payment of all Taxes which are not yet due and payable with respect to the Parent through the Effective Date. There are no liens for Taxes upon Parent or Acquisition Sub or any of their properties or assets except for Taxes not yet due and payable. Neither Parent nor Acquisition Sub has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or foreign tax law), as a transferee or successor, by contract, or otherwise. Parent does not have pending any ruling requests filed by it or on its behalf with any Taxing Authority and is not a party to any closing agreement described in Internal Revenue Code Section 7121 (or similar provisions of state, local or foreign law). No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted, assessed or reassessed (as may be applicable) by any Taxing Authority against Parent that has not been paid, settled or otherwise resolved. There is no action, suit, claim, examination, investigation, proceeding or audit now pending, proposed or threatened against Parent with respect to any Taxes. Parent has not been notified by any Taxing Authority that any issues have been raised with respect to any Tax Return. No claim has been made within the past five (5) calendar years by any Taxing Authority in a jurisdiction where Parent did not file tax returns that it is or may be subject to taxation by that jurisdiction. Neither Parent nor Acquisition Sub is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

3.9 Contracts and Commitments.

(a) Other than as disclosed in the Parent’s filings with the U.S. Securities and Exchange Commission, applicable Canadian securities regulators or the CSE, Schedule 3.9 hereto lists the following agreements, whether oral or written, to which Parent or Acquisition Sub is a party, which are currently in effect, and which relate to the operation of Parent’s business, or where applicable, the business of Acquisition Sub:

(1) collective bargaining agreement or contract with any labor union;

(2) bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

(3) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal;

(4) stock purchase or stock option plan;

(5) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person;

(6) confidentiality agreement;

(7) contract, agreement or understanding relating to the voting of Parent Shares or the election of directors of Parent;

(8) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Parent or Acquisition Sub;

(9) guaranty of any obligation for borrowed money or otherwise;

(10) lease or agreement under which Parent or Acquisition Sub is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $25,000;

(11) lease or agreement under which Parent or Acquisition Sub is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $25,000;

(12) contract which prohibits Parent or Acquisition Sub from freely engaging in business anywhere in the world;

(13) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Parent or Acquisition Sub in connection with any intellectual property rights held by Parent or Acquisition Sub;

(14) contract or commitment for capital expenditures in excess of $50,000;

(15) agreement for the sale of any capital asset;

(16) contract with Acquisition Sub or any affiliate thereof which in any way relates to Parent (other than for employment on customary terms); or

(17) other agreement which is either material to Parent’s business or was not entered into in the ordinary course of business.

(b) To Parent and Acquisition Sub’s knowledge:

(1) Parent and Acquisition Sub performed all obligations required under the contracts or commitments detailed in Schedule 3.9;

(2) neither Parent nor Acquisition Sub are in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; and

(3) Parent and Acquisition Sub, where applicable, have no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption.

Parent has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

3.10 Compliance; Permits; Restrictions.

(a) Neither Parent or Acquisition Sub is in conflict with, or in default or violation of:

(1) any law, rule, regulation, order, judgment or decree applicable to Parent or Acquisition Sub or by which it or any of its properties are bound or affected; or

(2) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Parent Material Adverse Effect.

(b) To the knowledge of Parent or Acquisition Sub, no investigation or review by any governmental entity is pending or threatened against Parent or Acquisition Sub, nor has any governmental entity indicated in writing an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Parent or Acquisition Sub which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Acquisition Sub, any acquisition of material property by Parent or Acquisition Sub or the conduct of business by Parent as currently conducted.

(c) Parent and Acquisition Sub hold all permits, licenses, variances, exemptions, orders and approvals from governmental entities which are necessary to the conduct of the business of Parent except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, (collectively, the “Parent Permits”). Parent and Acquisition Sub are in compliance in all material respects with the terms of the Parent Permits.

3.11 Litigation. Other than as disclosed in Schedule 3.11, there is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Parent or Acquisition Sub, or as to which Parent or Acquisition Sub has received any written notice of assertion nor, to Parent or Acquisition Sub’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or Acquisition Sub seeking to delay, limit or enjoin the transactions contemplated by this Agreement or which might reasonably be expected to have a Parent Material Adverse Effect.

3.12 Brokers’ and Finders’ Fees. Neither Parent nor Acquisition Sub has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.13 Employees.

(a) Acquisition Sub does not now have, nor has it ever had at any time, any employees.

(b) Except as otherwise set forth in Schedule 3.13, or as contemplated by this Agreement, to the knowledge of Parent, neither any executive employee of Parent nor any group of Parent’s employees has any plans to terminate his, her or its employment.

(c) Parent has no material labor relations problem pending and its labor relations are satisfactory.

(d) There are no workers’ compensation claims pending against Parent nor is Parent aware of any facts that would give rise to such a claim.

(e) To the knowledge of Parent, no employee of Parent is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Parent.

(f) No employee or former employee of Parent has any claim with respect to any intellectual property rights of Parent.

3.14 Affiliate Transactions. Except as set forth in the Parent’s filings with the U.S. Securities and Exchange Commission, applicable Canadian securities authorities or the CSE or in Schedule 3.14 hereto, and other than pursuant to this Agreement, no officer, director or employee of Parent, Acquisition Sub or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by any of such persons) (collectively “Parent Insiders”), has any agreement with Parent (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Parent (other than ownership of capital stock of Parent). Parent is not indebted to any Parent Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Parent Insider is indebted to Parent (except for cash advances for ordinary business expenses, in each case in an amount less than $1,000). None of the Parent Insiders has any direct or indirect interest in any competitor, supplier or customer of Parent or in any person, firm or entity from whom or to whom Parent leases any property, or in any other person, firm or entity with whom Parent transacts business of any nature. For purposes of this Section 3.14, the shareholders of the immediate family of an officer, director or employee shall consist of the spouse, parents and children of such officer, director or employee.

3.15 Books and Records. The books of account, minute books, stock record books, and other records of Parent and Acquisition Sub have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. At the Closing, all of Parent’s records will be in the possession of Parent.

3.16 Property. Schedule 3.16 describes all real property owned by Parent or Acquisition Sub in fee simple and contains an accurate list of all leaseholds and other interests of Parent and Acquisition Sub in any real property.

3.17 Insurance. The insurance policies owned and maintained by Parent that are material to Parent are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Parent is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Parent has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.18 Environmental Matters. None of the operations of Parent or Acquisition Sub involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

3.19 Absence of Liens and Encumbrances. Other than as disclosed in Schedule 3.19, each of Parent and Acquisition Sub has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens and encumbrances except:

(a) as reflected in the Parent Financial Statements;

(b) those that do not materially interfere with the use made of such property by Parent and Acquisition Sub;

(c) for liens for taxes not yet due and payable; and

(d) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Parent Material Adverse Effect.

3.20 Board Approval. The Board of Directors of Parent and Acquisition Sub:

(a) determined that the Merger is fair to, advisable and in the best interests of it and its stockholders;

(b) approved the Merger consideration as set forth in Section 1.2 of this Agreement; and

(c) approved the Merger, this Agreement, and the transactions contemplated hereby.

3.21 Investigations and Inquiries. Neither Parent, Acquisition Sub nor any of its respective directors, officers or managers is the subject of any investigation, inquiry or proceeding before the SEC or any state securities commission or administrative agency.

3.22 Foreign Corrupt Practices. Neither the Parent nor Acquisition Sub, nor to the Parent’s knowledge, any director, officer, managing member, agent, employee or other Person acting on behalf of the Parent has, in the course of its actions for, or on behalf of, the Parent or Acquisition Sub:

(a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity;

(b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds;

(c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or

(d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.23 Sarbanes-Oxley Act. Other than as set forth on Schedule 3.23, the Parent is either in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

3.24 Patriot Act. To the extent applicable, both the Parent and Acquisition Sub are in compliance, in all material respects, with the following federal laws:

(a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; and

(b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

3.25 Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Parent and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Parent in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Parent Material Adverse Effect.

3.26 Investment Company Status. Neither Parent nor the Acquisition Sub is, nor upon consummation of the sale of the Securities will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

3.27 Full Disclosure. The representations and warranties of Parent and Acquisition Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Parent has knowledge that has not been disclosed to DRVD pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Parent or Acquisition Sub or materially adversely affect the ability of Parent or Acquisition Sub to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE DATE

4.1 Conduct of Business by the Parties. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VII or the Effective Date, except as contemplated by this Agreement or the transactions contemplated hereby, each of DRVD, Acquisition Sub, and Parent shall conduct their respective businesses in the ordinary course and in substantial compliance with all applicable laws and regulations, pay their respective debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use their commercially reasonable efforts consistent with past practices and policies to:

(a) preserve intact their present business organization;

(b) keep available the services of each of their present officers and employees, respectively; and

(c) preserve their relationships with customers, suppliers, distributors, licensors, licensees and others with which each Party has business dealings material to their respective business.

4.2 Covenants of DRVD and Parent. Except as disclosed in Schedule 4.2 (or as permitted by the terms of this Agreement), DRVD and Parent shall not:

(a) amend their respective Articles of Incorporation or By-Laws (other than as provided herein);

(b) split, combine, or reclassify its outstanding shareholder interests;

(c) declare, set aside or pay any dividend payable in cash, shareholder interests, or property in respect of any shareholder interest;

(d) take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code or a qualifying exchange under Section 351 of the Code;

(e) conduct its business, other than in the ordinary course consistent with past practices;

(f) other than pursuant to the conversion or exercise of any convertible securities or instruments outstanding as of the date hereof (in each case according to their terms), without the consent of DRVD or Parent (as the case may be), issue any shares, options, warrants, or other rights to subscribe for or purchase any shares or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares in DRVD or Parent; or

(g) directly or indirectly redeem, purchase, sell or otherwise acquire any stock of DRVD or Parent.

DRVD and Parent will be bound by this restriction under Section 4.2 from the date of this Agreement until the earlier of: (i) termination of this Agreement pursuant to its terms; or (ii) the Effective Date.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Public Disclosure; Securities Law Filings. Parent and DRVD will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, in which case reasonable efforts to consult with the other Party will be made prior to such release or public statement. In addition, Parent and DRVD agree to cooperate in the preparation and filing of all filings required by applicable securities laws, including, without limitation, the Merger Form 8-K (as defined in Section 6.1 below), periodic and other reports required by Section 13 of the Exchange Act, filings required pursuant to the policies of the CSE or applicable Canadian securities authorities and information required by Section 14(f) of the Exchange Act, including Rule 14f-1 promulgated thereunder.

5.2 Expenses. Except as otherwise provided in this Agreement, all costs and Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be equally divided between Parent and DRVD. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Merger and the other transactions contemplated hereby.

5.3 Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to accomplish the following:

(1) causing the conditions precedent set forth in Article VI to be satisfied;

(2) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from any federal, state, local or foreign governmental authority, including but not limited to the CSE;

(3) making all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, including but not limited to the CSE);

(4) avoiding any suit, claim, action, investigation or proceeding by any governmental entity challenging the Merger or any other transaction contemplated by this Agreement;

(5) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

(6) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Parent shall give prompt notice to DRVD upon becoming aware that any representation or warranty made by it or Acquisition Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

(c) DRVD shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of DRVD to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

5.4 Third Party Consents. On or before the Effective Date, Parent, Acquisition Sub, and DRVD will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its respective agreements, contracts, licenses or leases or otherwise required to be obtained in connection with the consummation of the transactions contemplated hereby (including not but limited to those consents set forth in Schedule 2.4).

5.5 DRVD Shareholder Approval; Materials to Shareholders of DRVD.

(a) DRVD will use commercially reasonable efforts to procure the necessary shareholders’ consents and take all other action necessary under its Articles of Incorporation, By-Laws and the DGCL to approve this agreement and the Merger.

(b) DRVD shall as promptly as practicable following the Effective Date of this Agreement prepare and mail to DRVD Shareholders all information as may be required to comply with the DGCL and the Securities Act.

5.6 Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, except as a result of a fraud, or a material misstatement or omission hereunder, perpetrated by any Party to this agreement, or their respective successors or affiliates, no Party shall have any liability hereunder from and after the Effective Date.

5.7 Failure to Fulfill Conditions. In the event that any of the Parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other Party.

5.8 Notification of Certain Matters. On or prior to the Effective Date, each Party shall give prompt notice to the other Party of the following:

(a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date; and

(b) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

5.9 Access to Information. Each of DRVD, Parent and Acquisition Sub shall afford to the other and the other’s accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Date to all properties, books, contracts, commitments and records (including, but not limited to, tax returns) of it and, during such period, shall furnish promptly:

(a) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or filed by it during such period with the SEC in connection with the transactions contemplated by this Agreement or which may have a Parent Material Adverse Effect or DRVD Material Adverse Effect on it; and

(b) such other information concerning its business, properties and personnel as the other shall reasonably request; provided, however, that no investigation pursuant to this Section 5.9 shall affect any representation or warranty made herein or the conditions to the obligations of the respective Parties to consummate the Merger.

All non-public documents and information furnished to any of DRVD, Parent, or Acquisition Sub in connection with the transactions contemplated by this Agreement will be deemed received, and must be held in confidence by the recipient.

5.10 Transition Period. Immediately upon execution of this Agreement, the Parties shall make the following combined business efforts:

(a) Create a pro-forma to be included in the S-4 filing as well as a consolidated financial budget to assess the cash and capital requirements of the Parent following the Merger Closing;

(b) Perform leadership assessments that will be executed with the support of Parent’s Board of Directors to identify key leadership roles in the Parent’s post-Merger operations.

5.11 Capital Raising Pending Merger Closing. Pending the Merger Closing or termination of this Agreement, both Parties shall have the respective right to continue to raise debt or equity capital on their respective behalves, provided the Party raising capital obtains the advance written consent of the other Party.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger are subject to the satisfaction (at or prior to the Effective Date) of the following conditions:

(a) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b) Approvals.

(1) This Agreement shall have been adopted and the Merger shall have been duly approved by the DRVD Shareholders, stockholders of Acquisition Sub, and Board of Directors of Parent by the requisite vote under applicable law and in accordance with the procedures set forth in their respective governing documents, the NRS, and the DGCL.

(2) The listing of the Consideration Shares shall have been approved by the CSE.

(3) Any third party consents, waivers and approvals set forth in Schedule 6.1 hereto shall have been received.

(c) Order. No governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(d) Schedules. Each of the Parties will deliver to each other complete and accurate schedules to this Agreement, all of which will be approved by the recipient.

(e) Exhibits. The Parties shall mutually agree upon the form and substance of all the exhibits to this Agreement and the appropriate signatories shall have executed and delivered each such document.

(f) Readiness of the Form 8-K. The Form 8-K announcing the Closing (the “Merger Form 8-K”), together with, or incorporating by reference, the financial statements prepared by DRVD, and such other information (including financial statements and pro-forma statements) that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC shall be, in the opinion of the Parties and their respective counsel, in a form reasonably acceptable for filing with the SEC immediately following the Closing. The Merger Form 8-K will be prepared by the Parent’s counsel.

(h) Securities Law Compliance. Each Party shall timely meet all securities regulatory obligations during the pendency of the Merger in accordance with SEC guidelines and, as applicable the policies of the CSE and Canadian securities laws, including but not limited to the completion of all filings required to be made by Parent with the CSE prior to completion of the Merger.

(i) Completion of Due Diligence. Each respective Party shall have completed their due diligence review of the operations and financial condition of the other Party not later than ten days prior to the Closing.

(j) No Action or Proceeding. No bona fide legal or regulatory action or proceeding will be pending or threatened by any person to materially enjoin, restrict or prohibit the right of Parent, DRVD, or any of the DRVD Subsidiaries to conduct, expand, and develop their business.

(k) Waiver. Any of the conditions in Sections 6.1(a – j) may be waived if both Parent and DRVD agree to the waiver in a signed writing.

6.2 Additional Conditions to Obligations of DRVD. The obligation of DRVD to effect the Merger shall be subject to the satisfaction (at or prior to the Effective Date) of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as if made on and as of the Closing (except to the extent any such representation and warranty expressly speaks only as of an earlier date or to the extent such representation and warranty is no longer true on account of transactions contemplated by this Agreement) and DRVD shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Each of Parent and Acquisition Sub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and DRVD shall have received a certificate to such effect signed on behalf of each of Parent and Acquisition Sub by an authorized officer of Parent and Acquisition Sub, respectively.

(c) Consents and Approvals. Parent and Acquisition Sub shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Parent’s or Acquisition Sub assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Parent or any license, franchise or permit of or affecting Parent or Acquisition Sub.

(d) No Closing Material Adverse Effect. Since the date hereof, there shall not have occurred a Parent Material Adverse Effect. For purposes of the preceding sentence and Section 6.2(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Parent Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder/member litigation or threat of stockholder/member litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless DRVD shall conclude that it has or could have a Parent Material Adverse Effect on the Parent and the Surviving Corporation, taken as a whole; and

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy, or by conditions generally affecting the cannabis industry.

(e) Compliance with Securities Law Requirements. Parent shall be in compliance in all material respects with all requirements of applicable securities laws, including, without limitation, the filing of reports required by Section 13 of the Exchange Act, and shall have taken all actions with respect thereto as shall be required or reasonably requested by DRVD in connection therewith.

(f) General. All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement (including the Merger) shall be satisfactory in form and substance to DRVD and its counsel, acting reasonably, and DRVD shall have received copies of all documents, including, without limitation, all documentation required to be delivered to DRVD at or before the Effective Time in accordance with this Agreement, records of corporate or other proceedings, opinions of counsel and consents which DRVD may have reasonably requested in connection therewith.

(g) Waiver. Any of the conditions in Sections 6.2(a – e) may be waived exclusively by DRVD by submitting the waiver in a signed writing.

6.3 Additional Conditions to the Obligations of Parent and Acquisition Sub. The obligations of Parent and Acquisition Sub to effect the Merger are subject to the satisfaction (at or prior to the Effective Date) of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of DRVD set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as if made on and as of the Closing (except to the extent any such representation and warranty expressly speaks only as of an earlier date or to the extent such representation and warranty is no longer true on account of transactions contemplated by this Agreement) and Parent shall have received a certificate signed on behalf of DRVD by its president to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a DRVD Material Adverse Effect.

(b) Agreements and Covenants. DRVD shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Date, and Parent shall have received a certificate to such effect signed on behalf of DRVD by an authorized officer.

(c) Receipt and Approval of DRVD Financial Statements. Parent shall have received and approved financial statements of DRVD for the period ended June 30, 2020, audited (or reviewed as to an interim financial statement) by a PCAOB-registered auditor.

(d) Resignation of DRVD Officers and Directors. The Officers and Directors of DRVD and each of the DRVD Subsidiaries tender their resignations from their respective offices, effective as of the Effective Date.

(f) DRVD Debt. The Agreed DRVD Debt Conversions shall have been effected.

(g) Budee Waivers. DRVD shall have obtained executed waivers, in a form reasonably satisfactory to Stem, from each of Salvador Villanueva III, Jeanette Villanueva and Lisa Chow pursuant to which such parties waive their respective rights to repurchase all of the assets of Budee, Inc. under the Agreement and Plan of Merger among DRVD, Budee Acquisition, Inc. and Budee Inc. dated February 27, 2020.

(h) Change of Control Payments. Except as disclosed in Schedule 6.3(h), there shall be no outstanding obligations of DRVD pursuant to all employment, director compensation programs, termination, severance, change of control, bonus and retention plans or policies for termination, severance, change of control, bonus or retention payments, any payments related to any incentive plan and any other payments DRVD is required by law or contract or otherwise intends to make arising out of or in connection with the Merger, including but not limited to in connection with the termination of employees of or consultants to DRVD in accordance with the terms of this Agreement.

(i) No Closing Material Adverse Effect. Since the date hereof, there shall not have occurred a DRVD Material Adverse Effect. For purposes of the preceding sentence and Section 6.3(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a DRVD Material Adverse Effect:

(1) any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder/member litigation or threat of stockholder/member litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Parent shall conclude that it has or could have a DRVD Material Adverse Effect on DRVD and the Surviving Corporation, taken as a whole; and

(2) any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy, or by conditions generally affecting the cannabis industry.

(j) General. All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement (including the Merger) shall be satisfactory in form and substance to Parent and its counsel, acting reasonably, and Parent shall have received copies of all documents, including, without limitation, all documentation required to be delivered to Parent at or before the Effective Time in accordance with this Agreement, records of corporate or other proceedings, opinions of counsel and consents which Parent may have reasonably requested in connection therewith.

(k) Waiver. Any of the conditions in Sections 6.3(a – j) may be waived exclusively by Parent by submitting the waiver in a signed writing.

6.4 Post-Merger Financing. As soon as practicable following the Merger, Parent will undertake to raise an additional $10,000,000 to $14,000,000 through an offering of equity, debt, convertible debt and warrants (or a combination of these) (the “Offering”). In this regard, Parent may elect to register this Offering on an appropriate SEC Registration Form.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after the requisite approval of the DRVD Shareholders:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and DRVD; or

(b) by either Parent or DRVD if the Merger shall not have been consummated by December 31, 2020 (such date, being the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement; or

(c) by either Parent or DRVD if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and non-appealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the Merger; or

(d) by Parent or DRVD if any condition to the obligation of any such Party to consummate the Merger set forth in Section 6.2 (in the case of DRVD) or 6.3 (in the case of Parent) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a breach of this Agreement by the Party seeking to terminate this Agreement.

7.2 Amendment. This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Date; provided, however, that, after the approval and adoption of this Agreement by the DRVD Shareholders, there shall not be any amendment that by applicable law requires further approval by the DRVD Shareholders without the further approval of such shareholders. This Agreement may not be amended by the Parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, DRVD, and Acquisition Sub.

7.3 Extension; Waiver. At any time prior to the Effective Date, any Party hereto may, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto;

(b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and

(c) waive compliance with any of the terms or conditions for the benefit of such Party contained herein.

Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a Party as shall be specified by like notice):

if to DRVD (prior to Closing):

Driven Deliveries, Inc.

134 Penn St.

El Segundo, CA 90245

Attn: Brian Hayek, Chief Financial Officer

Attn: Sal Villanueva, President

With a copy to:

Andrew Lee, Esq.

134 Penn St.

El Segundo, CA 90245

if to Parent or Acquisition Sub (prior to Closing):

Stem Holdings, Inc.

2201 NW Corporate Blvd.,

Suite 205

Boca Raton, FL 33431

Attn: Adam Berk, CEO, President and Chairman

Attn: Matthew Cohen

With a copy to:

Robert L. B. Diener, Esq.

41 Ulua Place

Haiku, HI 96708

8.2 Interpretation.

(a) When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule, as applicable to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents, if any and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement, the term “knowledge” means with respect to a Party hereto, with respect to any matter in question, that any of the officers of such Party has actual knowledge of such matter.

(c) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

(d) For purposes of this Agreement, an “agreement,” “arrangement,” “contract,” “commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

8.3 Counterparts; Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format or other electronic data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof.

8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Nothing in this Agreement is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Boca Raton, Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

8.8 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

8.9 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.10 Waiver of Jury Trial. EACH OF PARENT, ACQUISITION SUB, AND DRVD HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB, AND DRVD IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.11 Survival of Representations and Warranties. The respective representations, warranties, obligations, agreements and promises of the Parties contained in this Agreement and in any exhibit, schedule, certificate or other document delivered pursuant to this Agreement, shall survive for a period of one year following the Effective Date.

IN WITNESS WHEREOF, the Parties execute this Agreement through their duly authorized respective officer.

DRIVEN DELIVERIES, INC.

By:	/s/ Salvador Villaneuva
Name:	Salvador Villanueva
Title:	President

By:	/s/ Brian Hayek
Name:	Brian Hayek
Title:	Chief Financial Officer

STEM DRIVEN ACQUISITION, INC.

By:	/s/ Adam Berk
Name:	Adam Berk
Title:	CEO and President

STEM HOLDINGS, INC.

By:	/s/ Adam Berk
Name:	Adam Berk
Title:	CEO and President

Annex B

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Stem Holdings, Inc. is a Nevada corporation. Section 78.7502 of the Nevada Revised Statutes (“NRS”) provides that a Nevada corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 78.7502 of the NRS provides as follows:

“NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

(a) Is not liable pursuant to NRS 78.138; or

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(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.”

The Stem constituent documents relieve its directors from monetary damages to Stem or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the NRS.

Stem has entered into indemnification agreements with its non-employee directors that require Stem to indemnify such persons against all expense, liability and loss (including attorneys’ fees), judgments, fines and amounts paid in settlement which are actually incurred in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative to which such person is, was or is threatened to be made a party or witness or other participant in, by reason of the fact that such person is or was a director of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Stem (and its stockholders in the case of an action by or in the right of Stem), and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful and provided, further, that Stem has determined that such indemnification is otherwise permitted by applicable law. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Stem currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Stem.

Under the Merger Agreement, for a period of six years after the Effective Time, Stem and the surviving

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference.

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Item 22. Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act to any purchaser, each filing of the registrant’s annual report pursuant to Section 13(a) or 15 (d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (a)(5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(8) To respond to requests for information that is incorporated by reference into this Prospectus, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1+	Agreement and Plan of Merger dated October 5, 2020 by and between Stem Holdings, Inc. and Driven Deliveries, Inc. and Stem Driven Acquisition, Inc.

3.1	Articles of Incorporation of Stem Holdings, Inc., incorporated by reference herein to Form 10-12G, Exhibit 3.1 filed with the SEC on February 13, 2016

3.2	By-Laws of Stem Holdings, Inc., incorporated by reference herein to Form 10-12G, Exhibit 3.2 filed with the SEC on February 13, 2016

4.1	Form of stock certificate for common stock of Stem Holdings, Inc., incorporated by reference to Form 10-12G, Exhibit 4.2 filed with the SEC on February 13, 2016

5.1*	Opinion of the Law Offices of Robert Diener as to the validity of the shares of common stock of Stem Holdings, Inc. being issued in the Merger.

23.1(a)*	Consent of LJ Soldinger Associates, PC, independent registered accounting firm of Stem Holdings, Inc.

23.1(b)*	Consent of Rosenberg Rich Baker Berman, P.A, independent registered accounting firm of Driven Deliveries, Inc..

23.2*	Opinion of the Law Offices of Robert Diener (included with Exhibit 5.1)

*	Filed herewith
+	Certain schedules referenced in the Merger Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacity and on the date indicated.

Stem Holdings, Inc.
(Registrant)

By:	/s/ Adam Berk
Adam Berk
Chief Executive Officer and Director (Principal Executive Officer)

Date	December 28, 2020

By:	/s/ Steven Hubbard
Steven Hubbard
Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

Date	December 28, 2020

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Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the registrant and in the capacity and on the date indicated.

Stem Holdings, Inc.
(Registrant)

By:	/s/ Adam Berk
Adam Berk
Chief Executive Officer and Director (Principal Executive Officer)

Date	December 28, 2020

By:	/s/ Steven Hubbard
Steven Hubbard
Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

Date	December 28, 2020

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the registrant and in the capacity and on the date indicated.

By:	/s/ Adam Berk
Adam Berk
Chief Executive Officer and Director (Principal Executive Officer)

Date	December 28, 2020

By:	/s/ Steven Hubbard
Steven Hubbard
Chief Financial Officer and Director (Principal Financial and Accounting Officer)

Date	December 28, 2020

By:	/s/ Garrett M. Bender
Garrett M. Bender
Director

Date	December 28, 2020

By:	/s/ Lindy Snider
Lindy Snider
Director

Date	December 28, 2020

By:	/s/ Ellen B. Deutsch
Ellen B. Deutsch
Director

Date	December 28, 2020

By:	/s/ Dennis Suskind
Dennis Suskind Director

Date	December 28, 2020

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